UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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HEWLETT PACKARD ENTERPRISE COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of annual meeting of stockholders
Virtual meeting logistics

Date:	Time:	Webcast:

Wednesday, April 1, 2026	12:00 p.m., Central time	annualmeeting.hpe.com Online access begins at 11:30 a.m., Central time
Items of business
1.To elect the 12 directors nominated in this proxy statement;
2.To ratify the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2026;
3.To approve Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance;
4.To approve, on an advisory basis, Hewlett Packard Enterprise Company’s executive compensation;
5.To consider and vote upon one stockholder proposal entitled: “Report on Discrimination in Charitable Support,” if properly presented; and
6.To consider such other business as may properly come before the meeting.
Important meeting information
Record date and attending the meeting
Common stockholders of record as of February 2, 2026 will be able to vote and participate in the annual meeting by using either (i) the 16-digit control number included on your Notice of Internet Availability of the proxy materials or the instructions on your proxy card or (ii) any mobile device to scan the personalized QR code provided by your broker, in the case of beneficial owners, or included on your Notice of Internet Availability of the proxy materials or proxy card, in the case of registered stockholders, to vote before the meeting and access the link to attend the annual meeting without entering the 16-digit control number. If you are a beneficial owner and have any questions about your control number, please contact the broker that holds your shares.
A Notice of Internet Availability of proxy materials was first mailed or delivered on or about February 11, 2026.
Technical issues
Contact 1-844-976-0738 (toll-free) or 1-303-562-9301 (international) for any technical difficulties or trouble accessing the virtual meeting, or if you are unable to locate your 16-digit control number.
Asking questions
Prior to the meeting, questions can be submitted at: annualmeeting.hpe.com (for both beneficial owners and registered stockholders). You will also be able to submit questions during the meeting, by using the question box at the same URL indicated above.
Voting
Your vote is important. Please promptly vote your shares as soon as possible by internet, telephone, or returning your completed proxy card. Beneficial owners voting through their broker must follow their instructions on voting. Those shares held through the Hewlett

HPE 2026 PROXY STATEMENT	i

Notice of annual meeting of stockholders
Packard Enterprise Company 401(k) Plan must be voted prior to the annual meeting. Refer to page 115 of this proxy statement under the section entitled “Questions and answers—Voting information” for specific instructions on how to vote your shares.

Online Beneficial Owners and Registered Stockholders: annualmeeting.hpe.com

By phone Beneficial Owners: 1-800-690-6903 Registered Stockholders: 1-800-454-8683

By mail If you received a paper copy of a proxy by mail, clearly mark your vote, sign, date, and return your proxy in the pre-addressed envelope provided.

By personalized QR code
Beneficial Owners: Use any mobile device to scan the personalized QR code provided by your broker to vote before the meeting and access the link to attend the annual meeting without entering a designated 16-digit control number.
Registered Stockholders: Use any mobile device to scan the personalized QR code included on your Notice of Internet Availability of the proxy materials or proxy card to vote before the meeting and access the link to attend the annual meeting without entering a designated 16-digit control number.

Replays
A replay of the annual meeting will be posted as soon as practical at annualmeeting.hpe.com, along with answers to stockholder questions pertinent to meeting matters that are received before and during the annual meeting.

Important notice regarding the availability of proxy materials for the 2026 Annual Meeting of Stockholders to be held on April 1, 2026.
Our proxy statement and 2025 Annual Report on Form 10-K are available at:
annualmeeting.hpe.com.
You may also scan the QR code with your mobile device to access these documents.

By order of the Board of Directors, David Antczak Senior Vice President, General Counsel, and Corporate Secretary

ii	HPE 2026 PROXY STATEMENT

Table of contents

		Page
Proxy statement executive summary	Proposals to be voted on and Board voting recommendations	1
	Meeting FAQ	2

Stockholder engagement	Securities Analyst Meeting	3
	Board Outreach Program	3
	Annual virtual stockholder meeting	4
	Continuous engagement	4

Living Progress	Overview	6
	Oversight	11
	Recognition	12

Governance	Overview	13
	Director independence	13
	Limits on directors’ service on other public company boards	14
	Director evaluations	15
	Director succession planning and Board refreshment	16
	Executive succession planning	16
	Non-employee director stock ownership guidelines	16
	Related persons transactions policies and procedures	17
	Communications with the Board	18
	Governance documents	18
	Stock ownership information	18
	Insider trading policies and procedures	20

Our Board	Board structure and committee composition	21
	Board leadership structure	22
	Board composition	23
	Standing Committees of the Board	24
	Board risk oversight	29
	Board and committee meetings and attendance	32
	Director candidate selection and evaluation	33
	Director compensation and stock ownership guidelines	36

Proposals to be voted on	Proposal no. 1: Election of directors	41
	Proposal no. 2: Ratification of independent registered public accounting firm	58
	Proposal no. 3: Vote to approve Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan's shares available for issuance	59
	Proposal no. 4: Advisory vote to approve executive compensation	68
	Proposal no. 5: Stockholder proposal entitled: “Report on Discrimination in Charitable Support”	70

HPE 2026 PROXY STATEMENT	iii

iv	HPE 2026 PROXY STATEMENT

Proxy statement executive summary
The following is a summary of proposals to be voted on at the annual meeting. This is only a summary and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well as our 2025 Annual Report on Form 10-K for the fiscal year ended October 31, 2025. References to “Hewlett Packard Enterprise,” “HPE,” “Company,” “we,” “us,” or “our” refer to Hewlett Packard Enterprise Company. This proxy statement and form of proxy are being distributed and made available on or about February 11, 2026.
Proposals to be voted on and Board voting recommendations

Proposal		Recommendation	Page

1	Election of directors The Nominating and Governance Committee (the “NG Committee”) has recommended, and our Board of Directors has nominated, 12 directors for election at the annual meeting to hold office until the 2026 annual meeting. Information regarding the skills and qualifications of each nominee can be found on pages 41 through 57.	FOR	41

2	Ratification of independent registered public accounting firm The Audit Committee has appointed, and is asking stockholders to ratify the appointment of, Ernst & Young LLP (“EY”) as the independent registered public accounting firm for fiscal 2026. Information regarding fees paid to and services rendered by EY can be found on page 58.	FOR	58

3	Approve Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance We are asking stockholders to approve Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance. Information can be found beginning on page 59.	FOR	59

4	Advisory vote to approve executive compensation Our Board of Directors and HR and Compensation Committee (the “HRC Committee”) are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. Information regarding our programs can be found beginning on page 68.	FOR	68

		AGAINST	70
5
Stockholder proposal entitled: “Report on Discrimination in Charitable Support”
We received a stockholder proposal seeking to have us investigate and provide a report on our charitable activity and, if properly presented, the proposal will be voted on at the annual meeting. Information can be found beginning on page 70.

HPE 2026 PROXY STATEMENT	1

Proxy statement executive summary
Meeting FAQ
Who can attend the annual meeting?
This year’s annual meeting will be a virtual meeting of stockholders via live webcast. You are entitled to attend and participate in the annual meeting only if you were a holder or joint holder of Hewlett Packard Enterprise common stock as of the close of business on February 2, 2026 or if you hold a valid proxy for the annual meeting.
How can I attend and participate in the annual meeting?
You will be able to attend and participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting annualmeeting.hpe.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the Hewlett Packard Enterprise Company 401(k) Plan (the “HPE 401(k) Plan”), for which voting instructions must be received by 11:59 p.m., Eastern time, on Friday, March 27, 2026 for the trustee to vote your shares).
To attend and participate in the annual meeting, you will need the 16-digit control number included either on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. Alternatively, you may use any mobile device to scan the personalized QR code included on your Notice of Internet Availability of the proxy materials or proxy card, in the case of registered stockholders, or as provided by your broker, in the case of beneficial owners, in order to attend the annual meeting without entering the 16-digit control number. If you are a beneficial owner and have any questions about your control number, please contact the broker that holds your shares.
The meeting webcast will begin promptly at 12:00 p.m., Central time, on Wednesday, April 1, 2026. Online access will begin at 11:30 a.m., Central time. We encourage you to access the meeting prior to the start time.
How can I submit questions for consideration during the meeting?
You can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report, by visiting annualmeeting.hpe.com for both beneficial owners and registered stockholders. You will also be able to submit questions during the meeting, by visiting the same URL indicated above.
We have committed to publishing and answering each question received, following the meeting. Hewlett Packard Enterprise reserves the right to edit or reject questions it deems profane or otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Detailed guidelines for submitting written questions during the meeting are available at annualmeeting.hpe.com.
What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-844-976-0738 (toll-free)
1-303-562-9301 (international)
What if I don’t have internet access?
Common stockholders of record can call 1-877-328-2502 (toll-free) or 1-412-317-5419 (international) and use your 16-digit control number to listen to the meeting proceedings. You will not be able to vote your shares or ask questions during the meeting.
For more information, please see our full “Questions and answers” section below.

2	HPE 2026 PROXY STATEMENT

Stockholder engagement

Recognizing that stockholders are the owners of the Company, we are committed to maintaining stockholder outreach programs that are true dialogues. We use every element of the outreach program to provide stockholders with accurate, candid information on relevant issues, sharing the rationale for our corporate strategy and the impact of the Board of Directors’ (the “Board”) oversight of key areas of the Company, gathering stockholder views and feedback on each area, as well as on the outreach program itself.

Securities Analyst Meeting
At our Securities Analyst Meeting (“SAM”), which we aim to host bi-annually, our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and members of the senior management team seek to provide our stockholders and the analyst community with updates on our vision and strategy and the financial outlook for our upcoming fiscal year and longer term. The meeting includes detailed information about our business and any other topics that management deems important and pertinent to the health and direction of the Company. We believe it is an important opportunity to demonstrate the breadth of our management team and to build confidence across all stakeholder groups in our strategy and plans to drive long-term, sustainable, profitable growth.

Business
SAM gives our stockholders visibility to our business leaders who can provide a deeper dive into areas of each business they deem important to our success and driving stockholder value. This affords stockholders more detailed assessments of the innovations, achievements, growth plans and opportunities, and areas of focus for our business. SAM gives our stockholders access to some of the same metrics the Company’s leadership uses and a detailed snapshot of our business unit operations.

Strategy	Outlook
Stockholders are provided insights into the Company’s priorities, analysis of business trends, growth opportunities, capital allocation strategy, and macro-economic developments. We believe our stockholders benefit from understanding the key matters that the Company deems important when making strategic decisions.

During SAM, we take the opportunity to provide a detailed outlook for the Company’s next fiscal year and beyond. When coupled with the business insights and strategy discussions, our stockholders are exposed to the fundamentals the Company uses to determine its outlook.

The event is broadcast live, with webcast replays and transcripts available on our investor relations website following the event.
We may, from time to time, supplement or replace SAM with other events showcasing our business and strategy. We believe topical deep-dives from time to time provide our investor community with meaningful insights into our unique value proposition, innovative technologies, and growth opportunities driving stockholder value. For instance, in fiscal 2024, while we did not host SAM, we held an AI Investor Day event for stockholders and securities analysts. Given that AI has become a critical component of HPE’s business strategy, we felt it important to present our portfolio and innovations that are powering our ability to deliver AI and hybrid cloud solutions. We believe topical deep-dives from time to time provide our investor community with meaningful insights into our unique value proposition, innovative technologies, and growth opportunities driving stockholder value.
Board Outreach Program
We supplement such aforementioned investor-focused events with a cornerstone of our stockholder engagement — our extensive Board Outreach Program. The program consists of focused, one-on-one meetings between stockholders and our directors that are designed to give institutional stockholders an opportunity to better understand our Company. These meetings enable our stockholders to better fulfill their fiduciary duties toward their investors and voice any concerns they have about HPE directly with our directors. In the 2025 season, we extended meeting invitations to holders of approximately 45% of our stock, with holders of approximately 22% electing to participate.

HPE 2026 PROXY STATEMENT	3

Stockholder engagement
We believe it is important for stockholders to hear directly from our Board, just as it is important for directors to hear stockholders’ concerns and perspectives directly. Directors participating in this outreach program include our independent chair of the Board (the “Chair”), committee chairs, and/or other directors with whom stockholders may have a particular interest in meeting. A limited number of members of management are also present for the primary purpose of facilitating the meetings, as well as being available to answer more technical questions that may arise.
Annual virtual stockholder meeting
Our annual stockholder meeting is conducted virtually through a live webcast and online stockholder tools. This facilitates stockholder attendance and enables stockholders to participate fully, and equally, from any location around the world, at no cost. We believe this is the right choice for our Company given our global footprint, not only bringing cost savings to the Company and its stockholders, but also increasing the ability for all stockholders to engage with the Company, regardless of the amount of stock owned or physical location. As discussed further below, we have designed our virtual format to enhance stockholder access, participation, and communication.
Q&A
We do not place restrictions on the type or form of questions that may be submitted; however, we reserve the right to edit profanity or other inappropriate language and may aggregate similar questions with a unified response for publication. We have committed to publishing and answering each question received, following the meeting. Questions received from stockholders before and during the annual meeting, along with our responses, are posted on annualmeeting.hpe.com.
Access
The online format increases access for all stockholders regardless of stocks owned or physical location. In addition, the format enables stockholders to communicate with us both in advance of and during the meeting so they can ask any questions of our Board or management. Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting is made publicly available on annualmeeting.hpe.com.
In addition to strong participation from individual stockholders, we have continued to receive positive support from institutional stockholders who have indicated that the virtual format is beneficial and appropriate in the context of our broader direct outreach program.
For more information about the virtual stockholder meeting, see “Questions and answers—Annual meeting information” on page 119.
Continuous engagement
Our comprehensive stockholder engagement program is anchored by our year-round investor relations outreach efforts that include post-earnings communications, conference presentations, non-deal roadshows, bus tours, conference meetings, technology webcasts, topical analyst days, and general availability to respond to investor inquiries. In addition, we have invited stockholders and analysts to our Board meetings to afford them another opportunity to speak directly with our Board about issues important to them. The multi-faceted nature of this program allows us to maintain meaningful engagement with a broad audience, including large institutional investors, smaller to mid-size institutions, pension funds, endowments, family offices, advisory firms, and individual investors. In addition, our Board engages with other external stakeholders on behalf of HPE, through customer events, forums, and other publicly facing settings.
Achieve meaningful benefits
In order to maximize the benefit of engagement to both the investor and the Company, we take the time to conduct extensive research to understand each institutional stockholder’s voting policies and patterns, salient issues and areas of concern, and goals of engagement. Similarly, we understand institutional governance teams work under time and resource constraints and, by inviting participants well in advance of the meeting and providing detailed updates on the Company’s strategy and outlook during SAM and other investor and analyst events, we aim to provide stockholder participants the opportunity and information to prepare and engage in meaningful dialogue.

4	HPE 2026 PROXY STATEMENT

Stockholder engagement
Comprehensive discussion
We strive to ensure that meetings with stockholders address the issues most important to them. Ahead of meetings with stockholders, we prepare materials that address a comprehensive range of key topics, including short- and long-term strategy, capital allocation overview, governance and Board oversight, merger and acquisition activity and integration of acquired companies, compensation practices, environmental and social concerns, and human resources management. Maintaining a disciplined approach to the discussions and allowing adequate meeting time enable us to address matters important to stockholders, alongside other current salient issues.
We have carefully designed our outreach program to provide continuous and meaningful stockholder engagement and participation. Our Board and management team are committed to these interactions with our stockholders and find the feedback valuable, investing significant time and resources to try and maintain an open line of communication with stockholders. Stockholders and other stakeholders may directly communicate with our Board by contacting: Secretary to the Board of Directors, 1701 East Mossy Oaks Road, Spring, Texas 77389; e-mail: bod-hpe@hpe.com.

HPE 2026 PROXY STATEMENT	5

Living Progress

Living Progress is HPE’s business strategy to advance the way people live and work. Our commitment to sustainable and responsible business extends to (and is integrated into) our operations, enhancing HPE’s competitiveness, resilience, and relationships with a broad array of stakeholders.

Overview
Our 67,000-strong1 workforce is rallied around an enduring purpose — to advance the way people live and work. Anchored to our edge-to-cloud offerings and bolstered by our sustainability credentials, the Living Progress strategy provides us with a competitive advantage in the market as we help our customers pursue their business objectives through more responsible and sustainable practices. A legacy of sustainability leadership further supports talent acquisition and retention and enables ongoing access to global markets.
Moreover, the operational and reputational resilience of our value chain creates competitive advantages as we strive to meet and exceed the expectations of our stakeholders. HPE’s proactive approach to managing environmental and social factors across our value chain aims to mitigate risks, such as fluctuating commodity prices, global supply chain disruption, or growing regulatory burdens, while yielding market and commercial opportunities for more sustainable and responsible technology solutions. Executive Committee members’ compensation is linked to performance against Living Progress priorities, such as team member internal mobility, top talent retention, and our climate strategy. For more information regarding our Living Progress plan and our annual Living Progress report and other initiatives related to sustainable and responsible business, please visit the “Living Progress” section of our corporate website.
Driving sustainable transformation
As our customers seek technology providers who can help them scale and deploy IT more efficiently and sustainably, taking actions to reduce greenhouse gas (“GHG”) emissions across our value chain remains a business imperative. The rising demand for compute-intensive technologies—particularly those that support artificial intelligence—is contributing to increased energy consumption across the technology sector, presenting decarbonization challenges for leading solutions providers such as HPE. Accordingly, we are committed to delivering products and solutions that may help our customers minimize the electricity consumption and carbon footprints of their IT estates while also enhancing productivity and potentially reducing costs.
We take an active approach to managing climate-related risks by setting GHG reduction goals and building resilience throughout our operations. HPE aims to progress toward these objectives through targeted GHG reduction strategies, including efforts to improve energy efficiency in product design, transition our operations to renewable energy sources, and optimize supply chain emissions where feasible.
Environmental Sustainability of Our Solutions
We leverage the breadth of HPE capabilities to help customers minimize the electricity consumption and carbon intensity of their IT estates, utilizing our expertise, technology, and business models. Our primary focus is on addressing customer pain points in three crucial areas of their IT sustainability journeys: (1) empowering customers with actionable data and visibility into the environmental impact of their IT estates, facilitating consideration of environmental factors in the purchase, management, and disposal of their IT infrastructure; (2) delivering solutions that help optimize energy consumption and GHG emissions across the IT ecosystem while promoting carbon free electricity use; and (3) providing IT sustainability expertise and advisory services that tackle sustainability challenges from the data center to workloads to individual devices.
Product lifecycle management
We seek to maximize environmental and financial savings across the IT lifecycle by designing products and services with sustainability considerations in mind, supporting a more circular economy, and offering hybrid cloud solutions. By designing products from the start with

____________________________________________________________________
1.This figure includes approximately 1,400 employees of HPE’s subsidiary, CDS, which is a separate legal entity providing true multi-vendor service capabilities for HPE customers. Workforce-related metrics and percentages disclosed in this report do not include such CDS employees, due to limited ability to track such metrics for such population.

6	HPE 2026 PROXY STATEMENT

Living Progress
plans for longevity, dematerialization, and waste minimization, we aim to improve our customers’ total cost of ownership and lower their environmental impacts. In addition, HPE offers multiple solutions to help our customers extend assets’ lifecycles through programs such as HPE Certified Pre-Owned Technology and HPE Asset Upcycling Services. HPE Technology Renewal Centers and our trusted partners took in approximately 4.3 million end-of-use assets in 2025, refurbishing approximately 84% for reuse while creating additional sources of capital for customers to invest in IT. Further, our HPE GreenLake portfolio can help reduce our customers’ need for over provisioned and idle equipment and facilitates returns of end-of-use assets.
Environmental footprint
HPE aims to become a net-zero enterprise by 2040, with interim targets set across our value chain for 2030. HPE has set additional climate-related targets, including sourcing 50% renewable electricity in our operations by 2025 (which we surpassed ahead of schedule for three consecutive years) and 100% renewable electricity in our operations by 2030.
Our ability to anticipate, prepare for, and respond to environmental risks or external impacts influences our ability to win customers, attract and retain talent, and comply with regulatory and market access barriers. We monitor and manage natural capital-related risks through initiatives such as advancing the transition to renewable electricity, innovating products and solutions with a lower environmental footprint, and through the responsible sourcing of minerals. Further, we require suppliers to disclose corporate-wide GHG emissions annually through the CDP supply chain program and publicly report water consumption and withdrawal in their annual sustainability reports.
Investing in people
HPE continues to invest in the attraction, engagement, inspiration, development, and retention of talent. We are committed to being unconditionally inclusive to capture the ideas and perspectives that fuel innovation and enable our workforce, customers, and communities to succeed in the digital age. When our team members succeed, our Company thrives; thus we consistently make team member engagement a top priority. In this area, we focus on team member development and well-being; team member health and safety; inclusion; and community investment. Management goals and executive compensation are tied to human capital factors related to talent development and retention.
Team Member development and engagement
Enabling the best talent in the industry
HPE is focused on fostering a high performance culture. We do this by communicating a clear purpose and strategy; establishing transparent goals; promoting accountability; and continuously evaluating and nurturing talent, all within a leadership-driven framework. About 95% of team members engaged in HPE’s Performance Enablement program in fiscal 2025 through bi-annual My Success Plan conversations with leaders focused on performance, progress, and career aspirations. The dynamic nature of our industry allows team members to thrive in their current roles and acquire new skills. Over the past year, our team members completed more than 815,000 online and instructor-led courses across various categories, including leadership; inclusion and culture; professional skills; technical training; and compliance. We are particularly focused on identifying and cultivating the next generation of exceptional leaders. Our annual talent and succession review, conducted with our CEO and Executive Committee, aims to accelerate readiness and enhance succession pipelines for key positions. Our Inclusive Leadership course reinforces our leaders’ roles in making HPE an inclusive place to work. As of 2025, 87% of our people leaders completed the course.
Our company fosters internal mobility by offering a range of initiatives that empower team members to grow and explore new opportunities within the organization. We provide access to various internal opportunities and job rotations, enabling team members to broaden their skills and experiences in different roles. Additionally, career path recommendations align with individual aspirations, helping team members chart their growth trajectory, including a Technical Career Path that empowers our technologists to grow, advance, innovate, and become deep technical experts. We support this process by offering relevant development resources, training, and mentorship, ensuring team members are equipped with the tools they need to achieve their career goals and advance within the company.

HPE 2026 PROXY STATEMENT	7

Living Progress
Fostering a culture that engages our people and inspires innovation
Our strong and vibrant culture is the foundation for how we are committed to making HPE a destination for top talent and a place where people are proud to work. At the end of 2025 we launched our refreshed Culture Blueprint, clearly articulating who we are as an organization, and defining a set of beliefs that inspire team members to innovate and pursue new ways to serve our customers. The culture is centered on three key beliefs that guide how we show up every day: innovate boldly, win together, and be a force for good to leave a lasting impact on society and each other. The blueprint further defines our DNA and key leadership principles, which are reinforced by senior leaders who are committed to HPE’s mission and culture, and work tirelessly to advance our purpose.
Our culture is the backbone of our long‑term strategy, kept strong by our team members and a critical driver in leading our business forward. We remain committed to building a unified culture grounded in shared values, accountability, and innovation. We engage team members across the organization through structured listening efforts—including focus groups and feedback channels. We monitor cultural health through established metrics and incorporate team member insights into ongoing integration activities. To support HPE’s commitment to being an exceptional place to work, we regularly assess our human capital programs to reinforce strengths and identify opportunities for improvement. We continue to foster a strong sense of belonging and encourage broad participation in cultural activations, enterprise‑wide campaigns, and community‑building activities.
Our most recent global engagement survey had a 79% participation rate. The results show that our culture continues to resonate with team members, with our overall Employee Engagement Index at 87% (+3 ppts vs FY24). We were above the IT Survey Group on 12 out of 13 items, up from 9 out of 15 in 2023. Among responding team members, 86% would recommend HPE as a great place to work, and 90% say they are proud to work for HPE.
Health, wellness, and safety
The health, wellness, and safety of every team member remains a top priority at HPE. Whether in the office or working remotely, we have policies and resources in place to help our workforce stay healthy. Our hybrid work environment, which we started implementing in 2021, offers a flexible work model for team members globally. Our “Work That Fits Your Life” global initiative, which launched in 2019, includes an industry-leading paid parental leave program (minimum twenty-six weeks), part-time work opportunities for new parents or team members transitioning to retirement, and "Wellness Fridays" which provide team members with four full days each year to focus on their well-being. Our flexible time off policy launched in November 2024 allows the majority of our U.S. team members to take as much time off as they need. HPE's wellness program offers holistic support for team member needs surrounding mental health, physical health, social/community well-being, and financial wellness, while continuing to deliver on critical business results.
Culture and inclusion
At HPE, we are committed to cultivating an inclusive workplace. By fostering a culture where our people can freely contribute their perspectives, ideas, and experiences, we can fuel innovation, drive transformational changes, and be a force for good by harnessing the potential of our technologies and our team members.
Our Board, CEO, and Executive Committee model high standards for our efforts to drive a positive culture and environment and oversee efforts throughout the company to continuously develop inclusive leadership acumen.
Guided by the strategy, we invest in career development and set up pathways to grow within HPE, take a data driven approach to analyzing performance, and, above all, strive to create an environment where all team members feel appreciated for the unique perspectives and skills they contribute. Our commitment to these principles encourages our world-class talent to enjoy long careers at HPE, enabling our business success and furthering the execution of our social impact strategy.
For further information, including EEO-1 data since 2018, please visit https://www.hpe.com/us/en/living-progress/report.html.
We believe people should be paid equitably for what they do and how they do it, regardless of their gender, race, or other personal characteristics. We maintain policies to promote equal pay, and we regularly review our global pay practices with an aim to pay team members in similar roles and locations commensurately with their experience and responsibilities. We historically have partnered with independent third-party experts to conduct pay assessments to identify unexplained gaps between our present state and our goal of equitable pay treatment for all team members, and adjust compensation as part of our efforts to eliminate such gaps at the country-wide level. Our most recent third-party review demonstrated pay parity for base compensation and bonus targets between male and female

8	HPE 2026 PROXY STATEMENT

Living Progress
team members in the U.S. (including among underrepresented ethnicities), and a dozen additional countries throughout the world, when accounting for job title, time-in-role, experience, and location. We intend to continue our efforts to promote competitive and equitable pay globally.
Community investment
Our culture of giving strengthens the communities where we live and work, and it remains a powerful means of engaging team members. We use our strengths and skills as a technology leader to support community organizations and empower team members to use their passion and expertise to serve others.
Our social impact strategy embodies our purpose to advance the way people live and work. Our strategic focus areas of health, community resiliency, and human rights are critical to HPE—innovation in each helps mitigate risk to our company, our customers, and the communities in which we operate while expanding market opportunities for HPE technologies.
HPE believes we can leverage technology for good to solve some of the world’s most complex challenges. Through various programs, we support nonprofits and startups with the funding, expertise, and technology they need to grow and scale. In the design and execution of our community investment activities, we prioritize high-impact initiatives that deploy frontier technologies, such as AI, to scale solutions tackling critical community needs by supporting partners leveraging technology to modernize healthcare, strengthen community resiliency, and disrupt human trafficking and combat forced labor. Further, we support the IT Disaster Resource Center and first responders by providing critical technology and assistance as they deploy in disaster relief operations. Team members can dedicate sixty hours per year to paid volunteering, driving thousands of hours of volunteer impact annually.
Operating responsibly
We succeed by operating responsibly, holding ourselves and our business partners to the highest ethical standards. We embrace our responsibility to help safeguard the environment and human rights, and we work with our suppliers and supply chain partners to uphold the same principles. We work to help our customers, and their employees stay secure by building security into everything we do. We are also focused on safeguarding data and building privacy protections into all of our products and systems. In the public arena, we advocate for policies that will help people thrive in a digital, connected world.
Ethical sourcing
We are committed to holding our supply chain partners to high ethical standards and regularly audit and engage with suppliers to promote compliance with HPE standards through our Supply Chain Responsibility (“SCR”) program. Our mission is to protect and elevate workers, reduce and prevent negative global and community environmental impact, and benefit our Company, business partners, and customers. Through our longstanding SCR program, we assess social and environmental risks in our supply chain and set rigorous standards and targets, including our Migrant Worker Standard and a science‑based supply chain greenhouse gas emissions reduction goal. While we continue to hone our program and policies to address emerging risks and monitor compliance, we also work to further elevate supply chain social and environmental standards by training, sharing knowledge, and collaborating with our suppliers and industry partners.
Protecting human rights across our value chain
We believe that the basic freedoms and standards of treatment to which all people are entitled are universal. Upholding these rights is fundamental to our values. We respect the rights of all individuals impacted by our work and that of our partners and customers. We pay particular attention to vulnerable groups, including migrants, children, women, vulnerable communities, and human rights defenders as articulated in our Commitment to Respect the Rights of Marginalized Groups. We continue to be committed to the United Nations Guiding Principles on Business and Human Rights, which is the international standard on how to apply human rights to how we work, and our standards and codes reflect the International Labour Organization’s core conventions. We design and develop internal procedures for robust due diligence, build awareness across our Company, suppliers, and partners, and strengthen governance and systems to hold ourselves accountable. In 2022, we worked with an external evaluator on a new Company-wide Human Rights Impact Assessment to better understand our risks, identify potential gaps in our due diligence, and update our management strategy and processes. We adopted recommendations provided by this assessment to refine our strategy and develop our new roadmap for continuous improvement.

HPE 2026 PROXY STATEMENT	9

Living Progress
Responsible design and use of artificial intelligence
Our product groups consider the protection of human rights at all stages, from initial ideation and design through development, production, and customer use. This “human rights by design” approach is increasingly relevant to our work in artificial intelligence (“AI”).
In 2020, we drafted our AI Ethics Principles and publicly launched and began operationalizing these principles in 2021, assessing AI that we develop, source to use, or source to include in our solutions. This work is overseen by our AI Ethics Responsibility Committee. We have AI Ethics training available to all team members, and we offer similar training for sales partners, plus support to our customers to highlight where AI-related risks may exist. In 2024, we rolled out a broader governance model and developed tools to drive efficiency in the AI ethics assessment process. We aim to continue to further operationalize the AI Ethics Principles and better tailor our assessments and support to the different ways AI comes into contact with our business.
Data security
The volume and value of digital data is growing rapidly, and with increases to the value at stake, the number and sophistication of threats increases, including those leveraging advanced techniques—such as AI-enabled attack automation, targeted phishing, and ransomware. Our approach to data security reflects this evolving risk landscape. We maintain a comprehensive cybersecurity risk management program aligned with industry frameworks and global regulatory expectations, and our program is overseen by our Chief Information Security Officer and reviewed regularly with our Board and Audit Committee. We continually strengthen controls across our infrastructure, labs, and development environments, and apply secure by design practices across product engineering and operations. Hardware‑anchored protections—including our Silicon Root of Trust—remain foundational, providing an immutable fingerprint that helps ensure firmware integrity. Building on this trusted base, we invest across our compute, storage, and networking portfolios to help customers protect sensitive workloads against modern threats. Further, as customers increasingly require secure solutions for regulated, sovereign, or air‑gapped environments, we have expanded offerings that deliver HPE capabilities without reliance on public connectivity—GreenLake Disconnected platforms support customers with heightened data sovereignty, regulatory, and compliance requirements by providing controlled, offline operational models. Our supply‑chain assurance remains an essential component of our overall strategy and through our HPE Trusted Supply Chain program we manufacture our products in highly secure U.S. facilities, reducing sourcing risk and offering verifiable cyber assurance to government and other highly regulated sectors—a program we have recently expanded to serve our international customers.
Privacy
Protecting the privacy of personal information is a priority for business and society. HPE places importance on practices that protect data and comply with data protection laws globally. Protecting privacy is more than a legal obligation — it safeguards the trust and confidence we’ve built with team members, customers, and business partners. Robust privacy governance and internal accountability controls strengthen our ability to meet regulatory requirements and stakeholder expectations. The HPE Privacy Office advises on our global privacy program and works closely with HPE’s Cyber Security Digital Security Risk Management team, as well as other global functions and business units within the Company. The Privacy Office partners with HPE senior leaders who support our global privacy program and compliance activities. We aim to educate all HPE team members and build privacy awareness through our mandatory annual Standards of Business Conduct training and other privacy training modules. The completion rate for this training is consistently above 99%.
Public policy
We advocate for policies that will help society thrive in a digital-first world while contributing to the sustainable growth of our business. We have been, and are still, relentlessly pursuing smarter, better ways of using technology that protects citizens and consumers and are cost-effective and sustainable. As a trusted advisor for governments in their digital transformation journeys, HPE advises on cloud strategy, the benefits of hybrid cloud solutions, and updated procurement models. By shifting to offer our entire portfolio as-a-service, we aim to provide the best of the public cloud on‑premises and help reduce the barriers to digital transformation through cost‑effective, sustainable IT solutions. We publicly disclose information on lobbying and political spending, including that of the HPE Political Action Committee (“HPE PAC”), our related governance practices, and our membership in trade associations to which we pay annual dues of $25,000 or more on our political engagement and advocacy website, which can be accessed at www.hpe.com/us/en/about/governance/political-engagement-advocacy. Furthermore, our Board’s NG Committee oversees engagement with governments and matters of public policy, as well as our separate HPE PAC, as described on the aforementioned website and in our annually published Living Progress Report, our Corporate Governance Guidelines, and the NG Committee’s charter, all publicly available on our Investor Relations website. HPE’s Senior

10	HPE 2026 PROXY STATEMENT

Living Progress
Vice President of Corporate Affairs is responsible for the Company’s political and public policy engagement, but acts within the parameters set by the NG Committee when making decisions on lobbying and political spending, and takes measures to provide that our actions are ethical, legal, transparent, and align with the HPE Standards of Business Conduct.
Business Resilience
Business Resilience encompasses HPE’s ability to rapidly respond and adapt to disruptive events that have the potential to impact our operations, be it team members, sites, critical operations, customers, partners, brand, or reputation. HPE’s Business Resilience function governs two corporate programs: Crisis Management and Business Continuity, both of which help to build, support, and promote operational and reputational resilience, while also enabling the business and creating a competitive advantage for HPE. Our Crisis Management program is designed to help geographic and country leaders prepare for and respond to disruptive events that might impact operations in their geography in an effective, timely manner, with the goal of protecting people and minimizing damage to our profitability, reputation, and ability to operate. Our Business Continuity program is designed to help business and function leaders prepare and plan for disruptive events that might impact critical business operations and services, so that we may continue such critical business operations at acceptable pre-defined levels. The mission of HPE’s Business Resilience function is to enable the business to achieve its objectives by improving the effectiveness of risk management, control, response, and governance while implementing industry best practices in the program areas of Crisis Management and Business Continuity, thereby creating and enhancing HPE’s competitive advantage through effective preparation and planning. We believe our robust Business Resilience function has enabled us to successfully navigate unexpected developments and/or disruptions throughout the year without material adverse impacts on our financial performance or operations.
How we report
Our culture of integrity and transparency builds trust with our stakeholders as we collaborate to make meaningful progress on the issues most relevant to our business. Our reporting on sustainable and responsible business practices promotes accountability, incorporating prominent standards and frameworks to meet the needs of our stakeholders. This includes investor-driven standards and frameworks such as the Taskforce on Climate-related Financial Disclosures (“TCFD”), Global Reporting Initiative’s Sustainability Reporting Guidelines (2021), and the United Nations Sustainable Development Goals. We regularly evaluate the effectiveness and scope of our sustainability reporting by analyzing these external reporting frameworks and guidelines, as well as peer company disclosures and implementing feedback from our stockholders and other stakeholders. In addition, we closely monitor forthcoming sustainability reporting obligations in the jurisdictions in which we operate to enable compliance with mandatory disclosures.
Oversight
HPE Living Progress is overseen by our Board and its various committees in an integrated manner, with the NG Committee primarily responsible for oversight of the Living Progress strategy. HPE leadership regularly briefs the Board on material Living Progress topics covering risks, opportunities, impacts, and strategies. In addition, the NG Committee reviews, assesses, reports, and provides guidance to management and the Board regarding HPE’s policies and programs relating to material Living Progress matters, such as climate-related risks and human rights. The NG Committee also has oversight of disclosures of Living Progress strategy, practices, and initiatives. Since 2022, our Corporate Governance Guidelines were updated to mandate the NG Committee to consider potential nominees’ ability to contribute to the breadth of background and experience represented on our Board. Our Board and the HRC Committee also play important roles in overseeing critical topics, such as team member development and corporate culture.

HPE 2026 PROXY STATEMENT	11

Living Progress

The Board

Responsible for integrating material Living Progress risks and opportunities into HPE’s long-term strategy.

Nominating and Governance Committee	HR and Compensation Committee	Audit Committee

Primarily responsible for oversight of material Living Progress issues, including the annual review of our Living Progress strategy, board composition and government and public policy engagements.	Oversees corporate culture and team member relations topics, including compensation philosophy and succession planning.	Oversees material sustainability and corporate responsibility risks as part of overall risk management, reviews sustainability-related disclosures in Securities Exchange Commission (“SEC”) filings.

HPE management regularly engages with the Board and Executive Committee on environmental and social considerations as a matter of best practice to drive continued business success. Our strategy is also informed by the Living Progress Strategy Council, a cross-functional team of executives who promote best-in-class performance across organizations such as Corporate Affairs, Legal, Human Resources, Global Operations, Ethics and Compliance, and Finance and Controllership.

External Stakeholders	HPE Executive Council			HPE Foundation Board

Living Progress Strategy Council					HPE Foundation

Corporate Affairs	Legal	Human Resources		Global Operations

Finance and Controllership	Global Communications	Ethics and Compliance	Global Workplace	Investor Relations
Recognition
Sustainability ratings agencies consistently rank HPE among the top global and industry leaders for sustainable and responsible business issues management and performance. In particular, we have been recognized by the following prominent sustainability rating agencies:

0-100 SCALE	0-5 SCALE	CCC-AAA SCALE
85	4.8	AAA
99th percentile	98th percentile	84th percentile
The above EcoVadis, FTSE, and MSCI ratings are as of calendar year 2025. The use by HPE of any of the above organizations’ data, logos, trademarks, service marks, or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of HPE by any of these organizations. EcoVadis, FTSE, and MSCI services and data are the property of EcoVadis, FTSE, and MSCI, respectively, or its respective information providers, and are provided ’as-is’ and without warranty. The above names and logos are trademarks or service marks of the aforementioned organizations

12	HPE 2026 PROXY STATEMENT

Governance
Overview
Our Board is committed to excellence in corporate governance. We believe that our long-standing tradition of principled, ethical governance benefits our stockholders, as well as our customers, team members, and communities, and we have developed, and continue to maintain, a governance profile that aligns with industry-leading standards. We believe that the high standards set by our governance structure will continue to have a direct impact on the strength of our business.
The following table presents a brief summary of highlights of our governance profile, followed by more in-depth descriptions of some of the key aspects of our governance structure.

Board conduct and oversight	Independence and participation	Stockholder rights
•Development and oversight of Company strategy and execution
•Rigorous stock ownership guidelines, including a 7x base salary requirement for the CEO
•Regular, conscientious risk assessment
•Standards of Business Conduct, applied to all directors, executive officers, and team members
•Annual review of developments in best practices
•Significant time devoted to succession planning and leadership development efforts
•Annual evaluations of Board, committees, and individual directors

•11 of 12 director nominees are independent by New York Stock Exchange (“NYSE”) standards
•Independent Chair of the Board
•Executive sessions of non-management directors are generally held at each Board and committee meeting
•All committees of the Board consist entirely of independent directors
•Separate Chair and CEO roles
•Participation in one-on-one meetings with management
•Robust engagement directly with stockholders
•Frequent participation at customer and stakeholder events

•Proxy access right for eligible stockholders holding 3% or more of outstanding common stock for at least three years to nominate up to 20% of the Board
•Special meeting right for stockholders of an aggregate of 25% of voting stock
•All directors annually elected; no staggered Board
•Majority voting in uncontested director elections
•No “poison pill”
•No supermajority voting requirements to change organizational documents

Director independence
Our Corporate Governance Guidelines provide that a substantial majority of the Board will consist of independent directors and that the Board can include no more than three directors who are not independent directors. These standards are available on our website at https://investors.hpe.com/governance/guidelines. Our director independence standards generally reflect the NYSE corporate governance listing standards. In addition, each member of the Audit Committee and the HRC Committee meets the heightened independence standards required for such committee members under the applicable listing standards.
Under our Corporate Governance Guidelines, a director will not be considered independent in the following circumstances:
1.the director is, or has been within the last three years, an employee of Hewlett Packard Enterprise or an immediate family member of the director is, or has been within the last three years, an executive officer of Hewlett Packard Enterprise;
2.the director has been employed as an executive officer of Hewlett Packard Enterprise, its subsidiaries, or affiliates within the last five years;
3.the director has received, or has an immediate family member who has received, during any 12-month period within the last three years more than $120,000 in direct compensation from Hewlett Packard Enterprise, other than compensation for Board service, compensation received by a director’s immediate family member for service as a non-executive employee of Hewlett Packard Enterprise, or pension or other forms of deferred compensation for prior service with Hewlett Packard Enterprise that is not contingent on continued service;
4.(A) the director or an immediate family member is a current partner of the firm that is our internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (D) the director or an immediate family

HPE 2026 PROXY STATEMENT	13

Governance
member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time;
5.the director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on that company’s compensation committee;
6.the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Hewlett Packard Enterprise for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;
7.the director is affiliated with a charitable organization that receives significant contributions from Hewlett Packard Enterprise; or
8.the director has a personal services contract with Hewlett Packard Enterprise or an executive officer of Hewlett Packard Enterprise.
For these purposes, an “immediate family member” includes a director’s spouse, parents, step-parents, children, step-children, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and any person (other than tenants or employees) who shares the director’s home.
In determining independence, the Board reviews whether directors have any material relationship with Hewlett Packard Enterprise. An independent director must not have any material relationship with Hewlett Packard Enterprise, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Hewlett Packard Enterprise, nor any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the materiality of a director’s relationship to Hewlett Packard Enterprise, the Board considers all relevant facts and circumstances, including consideration of the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation, and is guided by the standards set forth above.
In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2023 between Hewlett Packard Enterprise and entities associated with the independent directors or their immediate family members. The Board’s independence determinations considered that each of Mr. Calderoni, Ms. Carter, Mr. D’Amelio, Dr. Dugan, Ms. Hobby, Mr. Lane, Ms. Livermore, Ms. Mayer, Mr. Noski, Mr. Ozzie, Mr. Reiner, and Ms. Russo, or one of their immediate family members, is a non-employee director, trustee, or advisory board member of another organization that did business with Hewlett Packard Enterprise at some time during the past three fiscal years. These business relationships were as a supplier or purchaser of goods or services in the ordinary course of business.
As a result of this review, the Board has determined the relationships described above would not interfere with such directors’ exercise of independent judgment in carrying out the responsibilities of a director. The Board has also determined that each non-employee director, including Mr. Calderoni, Ms. Carter, Mr. D’Amelio, Dr. Dugan, Ms. Hobby, Mr. Lane, Ms. Livermore, Ms. Mayer, Mr. Noski, Mr. Ozzie, Mr. Reiner, and Ms. Russo, and each of the members of the Audit Committee, the HRC Committee, and the NG Committee has (or had) no material relationship with Hewlett Packard Enterprise (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Hewlett Packard Enterprise) and is (or was) independent within the meaning of both our and the NYSE director independence standards. The Board has determined that Mr. Neri is not independent under either standard because of his status as our current President and CEO.
Limits on directors’ service on other public company boards
We have a highly effective and engaged Board, and we believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the external obligations of its directors and the potential for external commitments to compromise the ability of these directors to effectively serve on the Board. Our Corporate Governance Guidelines limit each director’s service on other boards of public companies to a number that permits them, given their individual circumstances, to responsibly perform all director duties and, in all events, this service may not exceed four other public company boards generally or two other public company boards if the director is a CEO at a public company. All directors are currently compliant with this policy. Further, the ability of each director to devote sufficient time and attention to director duties is expressly considered as part of the annual Board evaluation process, which aims to evaluate the effectiveness and engagement of HPE’s directors, including in the context of

14	HPE 2026 PROXY STATEMENT

Governance
their external commitments. We review these limits as part of our annual review of our Corporate Governance Guidelines and ongoing review of the policies of our institutional investors.
While the Board considers its directors’ outside directorships during this evaluation process, the Board recognizes that this is one of many outside obligations which could potentially impair a director’s capacity to dedicate sufficient time and focus to their service on the Board. As such, the Board evaluates many factors when assessing the effectiveness and active involvement of each director. Such other factors include:
•The director’s attendance at Board and committee meetings.
•The director’s participation and level of engagement during these meetings.
•The role played by the director on our Board, as well as on his or her outside boards, including committee membership and chair positions.
•The experience and expertise of the director, including both relevant industry experience and service on other (related) public company boards, which enables the director to serve on multiple boards effectively.
Details of our Board and committee meetings and attendance by our directors over the course of fiscal 2025 can be found below. We aim to schedule our Board and committee meetings at least one year in advance to promote director attendance and maximum participation. Directors serve for one-year terms; accordingly, there is an opportunity to evaluate annually each director’s ability to serve, which is further discussed in the “Director evaluations” section below.

12	35	98%
board meetings	committee meetings	average attendance rate
Our directors’ active engagement extends to regular participation in events and programs representing HPE’s interests, connecting with our customers, and engaging with our team members. In prior years, our directors have attended the World Economic Forum, HPE Discover, HPE Leader Forum, HPE International Women’s Day, and ReadyNow! (a board directorship readiness immersion program for emerging leaders). We are very proud to have directors who go above and beyond their standard board duties to promote our interests, our mission, and our values of inclusion around the world.
Director evaluations
Our process
Our Board maintains a regular and robust evaluation process designed to continually assess its effectiveness. Every year, the Board conducts a formal evaluation of each committee, individual directors, and the Board as a whole. Our process is designed to gauge understandings of and effectiveness in board composition and conduct; meeting structure and materials; committee composition; strategic planning and oversight; succession planning; culture; and other relevant topics, such as crisis management and sustainability- or corporate responsibility-related perspectives and skills.
The process involves the NG Committee, working with the Board Chair, designing each year’s evaluation process, which includes written questionnaires annually, with supplemental individual interviews and group discussions, from time to time. Utilizing written questionnaires annually allows for consistent comparisons year to year when evaluating Board and committee effectiveness, and supplementing questionnaires with interviews and group discussions provides opportunities to contextualize and dive deeper into directors’ feedback. When designing the evaluation process and questions, the Board considers the current dynamics of the boardroom, the Company, our industries, the format of previous annual evaluations, and the issues at the forefront of our investors’ minds.

HPE 2026 PROXY STATEMENT	15

Governance

Written questionnaires	Individual interviews	Group discussions

Format: each of our directors respond to tailored questionnaires and their responses are compiled, analyzed, and discussed with each committee and the Board.
☑ Anonymity promotes candor
☑ Cost and time effectiveness
☑ Allows focus on most pertinent issues
☑ Allows for clear comparison of responses when using a numerical scale system and consistency year to year

Format: our Chair interviews each of our directors separately with questions addressing pertinent topics related to the Board and the Company. The results of these interviews are discussed with the full Board.
☑ Fosters in-depth feedback
☑ More personal, and promotes natural discussion of key topics

Format: led by our Chair, our directors engage in a structured conversation during a scheduled Board meeting, covering an agenda of discussion topics that is customized to this format and circulated in advance.
☑ Encourages directors to listen and learn from each other
☑ Allows for elaboration on feedback
☑ Feedback and discussions occur instantly and simultaneously

Director succession planning and Board refreshment
Our NG Committee oversees and plans for director succession and refreshment of the Board by regularly monitoring the composition of and identifying ways to strengthen our Board, including cultivating a diverse mix of skills, experience, tenure, and background that promote and support the Company’s long-term strategy. In doing so, the NG Committee takes into consideration the overall needs, composition, and size of the Board, along with the director candidate qualification requirements, which are further discussed in “Director candidate selection and evaluation—Identifying and evaluating candidates for directors” on page 35.
Executive succession planning
As described in its charter, one of the HRC Committee’s responsibilities is to oversee succession planning and leadership development. The HRC Committee and our Board lead periodic succession and talent reviews, in which critical skills required from management to create stockholder value are utilized to assess the readiness of successors for the CEO, Executive Committee members, and senior officers. In addition, the Board reviews emerging technical and go-to-market talent and regularly interacts with key team members, which provides identified successors with important exposure opportunities. Lastly, we maintain updated emergency succession plans for the CEO, Executive Committee members, and other Section 16 officers. On an ongoing basis, the Board reviews these succession plans, with input from the CEO and Chief People Officer, as well as during executive sessions with no members of management present. Succession reviews for key executive roles consist of an assessment of internal candidates, as well as external talent identified through executive search firms. The Board retains firms with regards to CEO talent identification, while the Company retains its own firms with regards to the identification of talent for other executive positions.
Non-employee director stock ownership guidelines
Under our stock ownership guidelines, non-employee directors are expected to accumulate, within five years of their election to the Board, shares of Hewlett Packard Enterprise stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards.
All non-employee directors with more than five years of service have met our stock ownership guidelines, and all non-employee directors with less than five years of service have either met, or are on target to meet, our stock ownership guidelines within the expected time.
Anti-hedging/pledging policy
HPE has a policy prohibiting directors from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in HPE stock, including, among other things, short sales and transactions involving publicly traded options. In addition, with limited exceptions, HPE’s directors are prohibited from holding HPE stock in margin accounts and from pledging HPE stock as collateral for loans. HPE’s Insider Trading Policy, which is applicable to all levels of HPE team members and to our directors, also prohibits all hedging transactions in HPE equity securities, regardless of whether or not such securities were granted as HPE compensation. These policies further align directors’ interests with those of our stockholders.

16	HPE 2026 PROXY STATEMENT

Governance
Related persons transactions policies and procedures
We have adopted a written policy for approval of transactions between us and our directors, director nominees, executive officers, beneficial owners of more than five percent (5%) of HPE stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single 12-month period and such “related persons” have or will have a direct or indirect material interest (other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity).
The policy provides that the NG Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the NG Committee determines whether the transaction is in the best interests of Hewlett Packard Enterprise. In making that determination, the NG Committee takes into account, among other factors it deems appropriate:
•the extent of the related person’s interest in the transaction;
•whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;
•the benefits to Hewlett Packard Enterprise;
•the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, 10% stockholder, or executive officer;
•the availability of other sources for comparable products or services; and
•the terms of the transaction.
The NG Committee has delegated authority to the chair of the NG Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the chair is provided to the full NG Committee for its review at each of the NG Committee’s regularly scheduled meetings.
The NG Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:
1.compensation of executive officers that is excluded from reporting under SEC rules where the HRC Committee approved (or recommended that the Board approve) such compensation;
2.director compensation;
3.transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the related person has an interest only as an employee (other than executive officer), director, or beneficial holder of less than 10% of the other company’s shares;
4.contributions to a charity in an amount that does not exceed $1 million or 2% of the charity’s annual receipts, where the related person has an interest only as an employee (other than executive officer), or director; and
5.transactions where all stockholders receive proportional benefits.
A summary of transactions covered by the standing pre-approvals described in paragraphs 3 and 4 above is provided to the NG Committee for its review as applicable.
Fiscal 2025 related person transactions
We enter into commercial transactions with many entities for which our executive officers or directors serve as directors and/or executive officers in the ordinary course of our business. All of those transactions were pre-approved transactions as defined above or were approved or ratified by the NG Committee. Hewlett Packard Enterprise considers all pre-approved or ratified transactions to have been at arm’s-length and does not believe that any of our executive officers, directors, or 5% beneficial owners had a material direct or indirect interest in any of such commercial transactions.

HPE 2026 PROXY STATEMENT	17

Governance
Communications with the Board
Individuals may communicate with the Board by contacting: Secretary to the Board of Directors, 1701 East Mossy Oaks Road, Spring, Texas 77389, e-mail: bod-hpe@hpe.com.
This correspondence is provided to all directors. In accordance with instructions from the Board, the secretary to the Board reviews all correspondence, organizes the communications for review by the Board, and posts communications to the full Board or to individual directors, as appropriate. Our independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes, and job inquiries, not be posted.
Communications that are intended specifically for the Chair, independent directors, or the non-employee directors should be sent to the e-mail address or street address noted above, to the attention of the Chair.
Governance documents
We maintain a code of business conduct and ethics for directors, officers, and team members known as our Standards of Business Conduct. We also have adopted Corporate Governance Guidelines which, with our Certificate of Incorporation, Bylaws, and respective charters of the Board committees, form the framework for our governance. All of these documents are available at https://investors.hpe.com/governance for review, downloading, and printing. On our governance website, we will post any amendments to the Standards of Business Conduct or waivers of the Standards of Business Conduct for directors and executive officers. Stockholders may request free printed copies of our Certificate of Incorporation, Bylaws, Standards of Business Conduct, Corporate Governance Guidelines, and charters of the committees of the Board by contacting: Hewlett Packard Enterprise Company, Attention: Investor Relations, 1701 East Mossy Oaks Road, Spring, Texas 77389.
Stock ownership information
Common stock ownership of certain beneficial owners and management
The following table sets forth information as of December 31, 2025 concerning beneficial ownership by:
•holders of more than 5% of Hewlett Packard Enterprise’s outstanding shares of common stock;
•our directors and nominees;
•each of the named executive officers listed in the “Fiscal 2025 summary compensation table” on page 94; and
•all of our directors and executive officers as a group.
The information provided in the table is based on our records, information filed with the SEC, and information provided to Hewlett Packard Enterprise, except where otherwise noted.
The number of shares beneficially owned by each entity or individual is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of March 1, 2026 (60 days after December 31, 2025) through the exercise of any stock options, through the vesting and settlement of restricted stock units (“RSUs”) payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after March 1, 2026 and any RSUs vesting or settling on or before March 1, 2026 that may be payable in cash or shares at Hewlett Packard Enterprise’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

18	HPE 2026 PROXY STATEMENT

Governance
Beneficial ownership table

Name of beneficial owner	Shares of common stock beneficially owned (#)	Percent of common stock outstanding (%)
The Vanguard Group(1)	156,075,192	12.01
BlackRock(2)	129,983,458	9.99
State Street Corporation(3)	70,870,545	5.45
Robert M. Calderoni	0	*
Pamela L. Carter(4)	158,457	*
Frank A. D'Amelio(5)	36,229	*
Regina E. Dugan	41,350	*
Jean M. Hobby(6)	65,064	*
Raymond J. Lane	973,479	*
Ann M. Livermore(7)	203,891	*
Bethany J. Mayer(8)	20,078	*
Charles H. Noski(9)	89,793	*
Raymond E. Ozzie	161,900	*
Gary M. Reiner(10)	86,646	*
Patricia F. Russo(11)	361,899	*
Marie E. Myers	202,652	*
Antonio F. Neri	2,101,761	*
Rami Rahim(12)	843,992	*
Fidelma M. Russo	51,002	*
John F. Schultz	248,091	*
All current executive officers and directors as a group (22 persons)(13)	5,834,215	*
*    Represents holdings of less than 1% based on 1,332,641,010 outstanding shares of common stock as of December 31, 2025.
1.Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (‘‘Vanguard’’). According to its Schedule 13G/A, Vanguard reported having sole voting power over 0 shares, shared voting power over 1,679,457 shares, sole dispositive power over 150,359,950 shares, and shared dispositive power over 5,715,242 shares. The Schedule 13G/A contained information as of December 29, 2023 and may not reflect current holdings of HPE’s stock. The address for Vanguard is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.
2.Based on the most recently available Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc. According to its Schedule 13G/A, BlackRock, Inc. reported having sole voting power over 115,925,740 shares, shared voting power over 0 shares, sole dispositive power over 129,983,458 shares, and shared dispositive power over 0 shares beneficially owned. The Schedule 13G/A contained information as of December 31, 2023 and may not reflect current holdings of HPE’s stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
3.Based on the most recently available Schedule 13G/A filed with the SEC on January 30, 2024 by State Street Corporation (‘‘State Street’’). According to its Schedule 13G/A, State Street reported having sole voting power over 0 shares, shared voting power over 44,340,670 shares, sole dispositive power over 0 shares, and shared dispositive power over 70,719,910 shares. The Schedule 13G/A contained information as of December 31, 2023 and may not reflect current holdings of HPE’s stock. The address for State Street is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016.
4.Includes 40,787 shares that Ms. Carter has elected to defer receipt until the termination of her service as a member of the Board.
5.Includes 32,785 shares that Mr. D’Amelio has elected to defer receipt until the termination of his service as a member of the Board.
6.Includes 32,785 shares that Ms. Hobby has elected to defer receipt until the termination of her service as a member of the Board.
7.Includes 175,851 shares that Ms. Livermore holds indirectly through a trust with her spouse.
8.Includes 20,078 shares that Ms. Mayer holds indirectly through her family trust.
9.Includes 65,048 shares that Mr. Noski has elected to defer receipt until the termination of his service as a member of the Board, and 24,745 shares that he holds indirectly in a Trust with his spouse.
10.Includes 85,243 shares that Mr. Reiner holds indirectly with his spouse.
11.Includes 346,581 shares that Ms. Russo has elected to defer receipt until the termination of her service as a member of the Board.
12.Includes 589,830 shares that Mr. Rahim has the right to acquire by exercise of stock options.
13.Includes 589,830 shares that current executive officers and directors have the right to acquire.

HPE 2026 PROXY STATEMENT	19

Governance
Insider trading policies and procedures
We have adopted insider trading policies and procedures applicable to our directors, officers, and team members, as well as Hewlett Packard Enterprise itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards of the New York Stock Exchange. Our insider trading policy, among other things, (i) prohibits our directors, officers, and team members and related persons and entities from trading in securities of Hewlett Packard Enterprise and certain other companies while in possession of material, non-public information, (ii) prohibits our directors, officers, and team members from disclosing material, non-public information of Hewlett Packard Enterprise and certain other companies, to others who may trade on the basis of that information, and (iii) requires that certain designated individuals and roles of the Company only transact in Hewlett Packard Enterprise securities during an open window period, subject to limited exceptions.

20	HPE 2026 PROXY STATEMENT

Our Board

Responsibilities
•Presides at all meetings of the Board, including executive sessions of the independent directors.
•Oversees the planning of the annual Board calendar, schedules and sets the agenda for meetings of the Board in consultation with other directors, and leads the discussion at such meetings.
•Acts as liaison between the independent directors and the CEO on sensitive matters.
•Chairs the annual meeting of stockholders.
•Is available in appropriate circumstances to speak on behalf of the Board.
•Performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board from time to time.

Patricia F. Russo
Our Chair
Board structure and committee composition
As of the date of this proxy statement, the Board has 13 directors and the following five standing committees: (1) Audit Committee (“Audit”); (2) Finance and Investment Committee (“FIC”); (3) HR and Compensation Committee (“HRC”); (4) Nominating and Governance Committee (“NG”); and (5) Technology Committee (“Tech”). The current standing committee membership and the function of each of these standing committees is described below.
The Board also formed two ad hoc committees in fiscal 2025. The Integration Committee is responsible for overseeing integration efforts following the closing of the acquisition of Juniper Networks, Inc. (“Juniper Networks”) and will remain in existence until the integration of Juniper Networks is substantially complete. The Strategy Committee supports the Board and management in reviewing our strategy and opportunities for value creation, including those arising out of the acquisition of Juniper Networks, and will remain in existence until the earlier of the completion of its review and submission of any recommendation to the Board and twelve months following the formation of the committee.
Each of the committees operates under a written charter adopted by the Board. Each standing committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities. All of the committee charters are available on our governance website at https://investors.hpe.com/governance/committee-charters.
Additionally, the Board and each of the committees have the authority to retain, terminate, and receive appropriate funding for outside advisors as the Board or each committee deems necessary.

HPE 2026 PROXY STATEMENT	21

Our Board
The composition of each committee is as follows:

Independent directors	Audit	FIC	HRC	NG	Tech	Integration**	Strategy**
Robert M. Calderoni						●	CHAIR
Pamela L. Carter	●		CHAIR			●
Frank A. D’Amelio	●	●				CHAIR
Regina E. Dugan			●		●
Jean M. Hobby	CHAIR		●
Raymond J. Lane		●			●		●
Ann M. Livermore		●		●
Bethany J. Mayer	●				●	●
Charles H. Noski		CHAIR		●			●
Raymond E. Ozzie*					CHAIR
Gary M. Reiner				CHAIR	●		●
Patricia F. Russo			●	●

Employee directors
Antonio F. Neri
*    Not standing for re-election.
**    Ad hoc committee.
Board leadership structure
The Board is currently led by an independent director, Patricia F. Russo, our Chair. Our Bylaws and Corporate Governance Guidelines permit the roles of Chair and CEO to be filled by the same or different individuals, with an express preference for the separation of the two roles. This flexibility allows the Board to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board believes that our stockholders are best served at this time by an independent director serving as Chair. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board and enhances the accountability of our CEO to the Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chair facilitates our Board’s independent oversight of management; promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and Company performance; engages with stockholders; and leads our Board’s consideration of key governance matters. The Board believes that Ms. Russo is well-suited to serve as Chair given her extensive global business experience along with her proven leadership acumen, which enable her to provide independent and informed guidance and oversight to management. The Board recognizes that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as combining the Chair and CEO roles, might be appropriate. Accordingly, the Board expects to periodically review its leadership structure.

22	HPE 2026 PROXY STATEMENT

Our Board
Board composition
Our Board consists of world-class directors with the breadth of skills, experience, and background necessary to provide exceptional leadership for HPE.
The selection criteria for our directors includes (1) high professional and personal ethics and values consistent with our long-standing values and standards; (2) broad policy-making experience in business, government, technology, or public service; (3) sufficient time to devote to the Board and our Company; (4) diversity of professional experience (including, but not limited to, senior leadership and operating experience and board experience in a publicly-listed company), skills (including, but not limited to, those detailed more fully in our skills matrix set forth under “Hewlett Packard Enterprise Company Board of Directors skills and qualifications”), and background; and (5) experience as an investor with a commitment to enhancing stockholder value and representation of the interests across our stockholder base. In addition, our Bylaws require that to be qualified to serve as a director and to be eligible to be a director nominee, each director and director nominee: (1) must not have been an officer or director of a company that is a competitor of HPE within the prior three years (unless otherwise approved by the Board); (2) must not be serving as a director at more than four other public companies; and (3) must not be a named subject of a criminal proceeding (excluding traffic violations and other minor offenses) pending as of the date HPE first mails the proxy materials that include the name of the nominee and, within the ten years preceding such date, must not have been convicted in such a criminal proceeding.
We regularly assess whether our Board maintains the right balance of skills, experience, and acumen required for exceptional leadership. Our Board structure, composition, and evaluation process are thoughtfully designed in consideration of a number of factors, including our stockholders’ and stakeholders’ perspectives and the positive effect that diversity of background and experience can have on decision making, risk oversight, innovation, and financial performance. This year, our Board continues to bring a diverse set of backgrounds, skills, and experiences to HPE that are essential to collaborating with management and driving our strategy forward. We continue to demonstrate such diversity on our Board, and remain committed to being a leader in our industry. Our Board represents a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring valuable additional attributes, skills and experience. The Board has undergone significant refreshment over the last five years to better align the Board’s composition to our long-term strategy and broaden the Board’s perspectives to enhance its performance. The average tenure of the directors currently serving on our Board is 7.1 years.

HPE 2026 PROXY STATEMENT	23

Our Board
Standing Committees of the Board:

Audit Committee
For financial reporting process, audit, and enterprise risk management oversight

Members
Jean M. Hobby (chair) Pamela L. Carter Frank A. D’Amelio Bethany J. Mayer

Risk oversight role and primary responsibilities
Audit
•Oversee the performance of our internal audit function
•Review the qualifications, independence, work product, and performance of the independent registered public accounting firm and evaluate and determine the firm's compensation
Financial reporting
•Oversee financial reporting
•Review and discuss earnings press releases
•Review the audit and integrity of our financial statements
Compliance processes
•Oversee our compliance with legal and regulatory requirements
•Conduct investigations into complaints concerning federal securities laws
•Review results of significant investigations and management's response to investigations
Risk management
•Review identified risks to HPE, including litigation, compliance, and material sustainability matters
•Review risk assessment and management practices, including the Enterprise Risk Management program
•Review and oversee business continuity, crisis management, and disaster recovery risks and planning
Information and cybersecurity
•Review the adequacy and effectiveness of information and cybersecurity policies and related internal controls
Required qualifications
Each director on the Audit Committee must be independent within the meaning of the NYSE standards of independence for directors and audit committee members, and must meet applicable NYSE financial literacy requirements, each as the Board determines. The Board determined that each of the Audit Committee members is independent within the meaning of applicable laws and listing standards. Additionally, at least one director on the Audit Committee must be an “audit committee financial expert,” as determined by the Board in accordance with the SEC rules. The Board determined that each of the Audit Committee members is an audit committee financial expert.
Key skills and experiences

•Financial and audit •Financial reporting disclosure •Financial statement review	•Global •Operations •Risk and compliance

24	HPE 2026 PROXY STATEMENT

Our Board

Finance and Investment Committee
For significant treasury matters, strategic transactions, and capital allocation reviews

Members
Charles H. Noski (chair) Frank A. D’Amelio Raymond J. Lane Ann M. Livermore

Risk oversight role and primary responsibilities
Finance
•Oversee significant treasury matters, such as capital structure and allocation strategy, global liquidity, borrowings currency exposure, cash position, dividend policy, share issuances and repurchases, and capital spending
•Review and assess financial risks pertaining to financial markets and HPE's financial strategies
•Oversee our loans and loan guarantees of third parties
•Review capitalization of our Financial Services business
Mergers and acquisitions
•Evaluate and revise our mergers and acquisitions approval policy
•Assist the Board in evaluating investment, acquisition, certain long-term commercial, joint venture, and divestiture transactions
•Evaluate the execution, financial results, and integration of completed transactions
Investment
•Review derivative policy
•Review and approve certain swaps and other derivative transactions
•Oversee fixed income investments
Investor Relations
•Oversee investor relations strategies, outreach, messaging, and other activities
Required qualifications
A majority of the directors on the Finance and Investment Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. The Board determined that each of the Finance and Investment Committee members is independent within the meaning of applicable laws and listing standards.
Key skills and experiences

•Capital structure and strategy •Captive finance •Entrepreneurship and venture capital	•Growth and transformation •Investment

HPE 2026 PROXY STATEMENT	25

Our Board

HR and Compensation Committee
For executive compensation structure and human capital strategy

Members
Pamela L. Carter (chair) Regina E. Dugan Jean M. Hobby Patricia F. Russo

Risk oversight role and primary responsibilities
Compensation structure and strategy
•Discharge the Board’s responsibilities relating to the compensation of our executives and directors
•Annually review and evaluate management’s performance and compensation
•Oversee and provide risk management of our compensation structure, including our equity and benefits programs
•Review and discuss the compensation discussion and analysis disclosure and additional disclosures in compliance with SEC or listing standards
•Periodically review and administer (as needed) incentive compensation recoupment or forfeiture policies applicable to executive officers (including, but not limited to, those designed to comply with Rule 10D-1 of the Exchange Act)
Human capital and workforce management
•Generally oversee our human capital and workforce management strategies and programs
•Monitor workforce representation and equal employment opportunity issues
Talent management and succession planning
•Review senior management selection and oversee executive succession planning and leadership development
Delegation of authority
•May delegate its duties and responsibilities to a subcommittee consisting of one or more directors on the HRC Committee, another director, or other persons, unless otherwise prohibited by applicable laws or listing standards
Required qualifications
Each director on the HRC Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. In addition, members of the HRC Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board determined that each of the HRC Committee members is independent within the meaning of the NYSE standards of independence for directors and compensation committee members, and qualifies as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Key skills and experiences

•Executive compensation •Human capital management	•Operations •Social

26	HPE 2026 PROXY STATEMENT

Our Board

Nominating and Governance Committee
For board evaluation, director nomination, and corporate citizenship

Members
Gary M. Reiner (chair) Ann M. Livermore Charles H. Noski Patricia F. Russo

Risk oversight role and primary responsibilities
Corporate governance
•Develop and regularly review our Corporate Governance Guidelines
•Identify and monitor social, political, and environmental trends and provide guidance relating to public policy matters (including political contributions activity and policy) and global citizenship
•Oversee our sustainable and responsible business practices, policies, and disclosures to align with our core business strategy and our Living Progress strategy
•Review proposed changes to our Certificate of Incorporation, Bylaws, and Board committee charters
•Oversee that proper attention is given and effective responses are made to stockholder concerns
•Design and execute annual evaluations of the Board, committees, and individual directors
Board composition
•Identify, recruit, and recommend candidates to be nominated for election as directors
•Develop and recommend Board criteria for identifying director candidates
•Oversee the organization and leadership structure of the Board to discharge its duties and responsibilities properly and efficiently
•Evaluate director independence and financial literacy and expertise
Required qualifications
Each director on the NG Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. The Board determined that each of the NG Committee members is independent within the meaning of applicable laws and listing standards.
Key skills and experiences

•Corporate citizenship •Corporate governance •Executive level leadership	•Legal, regulatory, and public policy •Operations •Public company board governance

HPE 2026 PROXY STATEMENT	27

Our Board

Technology Committee
For technology and intellectual property portfolio strategy

Members
Raymond E. Ozzie* (chair) Regina E. Dugan Raymond J. Lane Bethany J. Mayer Gary M. Reiner
* Not standing for re-election.

Risk oversight role and primary responsibilities
Technology and intellectual property strategies
•Make recommendations to the Board concerning our technology strategies
•Review and assess technological capabilities, ongoing innovation efforts, and opportunities for both internal and external use cases
•Assess the health and oversee the execution of our technology strategies
•Assess the scope and quality of our intellectual property
Technology trends and guidance
•Identify, evaluate, and monitor existing and potential trends in technology development and innovation, including market trends
•Provide guidance on technology as it may pertain to market entry and exit, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies
Required qualifications
Each director on the Technology Committee will have such qualifications as the Board determines.
Key skills and experiences

•Cybersecurity •Enterprise information technology •Entrepreneurship and venture capital	•Extensive industry leadership •Research and development •Technological innovation

28	HPE 2026 PROXY STATEMENT

Our Board
Board risk oversight
Given today’s ever-changing economic, social, and political landscape, a structured, conscientious approach to risk management is more important than ever for our Company. Our Board and its standing committees approach risk assessment, management, and oversight in an integrated manner, with subject matter responsibility and Board oversight thereof as described below:

The Board
The Board oversees management’s implementation of the Enterprise Risk Management (“ERM”) program, including reviewing our enterprise risk portfolio and evaluating management’s approach to addressing identified risks. In addition, the Board oversees escalated risks and the inclusion of risk considerations in strategy decisions. Various Board committees also have responsibilities for the oversight of risk that supplement the ERM program, as described below. The Board regularly receives reports from its committees and management on various aspects of our business, including related risks and strategies for addressing them.

Audit Committee	Finance and Investment Committee	HR and Compensation Committee
Responsible for overseeing risks related to the Company’s financials, audits, internal controls, litigation, regulatory matters, as well as overseeing cybersecurity governance and monitoring activities, and design of the annual ERM program.
Responsible for overseeing finance-related risks pertaining to the Company’s investments, acquisitions, strategic commercial relationships, joint ventures, and divestitures, as well as risks relating to treasury, debt, investor relations, and financial services.

Considers risks and achievement of Company objectives associated with our merit-based compensation policies and practices, human capital management programs and strategies, training, metrics, and executive succession planning.

Nominating and Governance Committee	Technology Committee

Responsible for overseeing risks associated with stockholder concerns, public policy, government affairs (including political contributions policy and activity), and regulatory and compliance matters relating to emerging political and global citizenship trends, as well as material Living Progress matters, including human rights, environmental sustainability, and corporate governance.
Responsible for overseeing risks associated with the Company’s innovation efforts, technology strategies, and intellectual property portfolio.

Our Board, both directly and through its committees, reviews and oversees our ERM program, which is an ongoing, enterprise-wide program designed to enable effective and efficient identification of, and management visibility into, critical enterprise risks over the short-, intermediate-, and long-term, and to facilitate the incorporation of risk considerations into decision making across the Company. In particular, the ERM program clearly defines risk management roles and responsibilities; brings together senior management to discuss risk; promotes visibility and constructive dialogue around risk relevant to the Company’s strategy and operation; and facilitates appropriate risk response strategies at the Board, committee, and management levels.
Under the ERM program, management develops a holistic portfolio of our enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments, and incorporating information regarding specific categories of risk gathered from various internal HPE departments. Our Global Business groups, Internal Audit, Enterprise Financial Reporting, Treasury, Information Technology, Cybersecurity, Human Resources, Corporate Affairs, and Legal teams all provide input into this process and are responsible for the day-to-day monitoring, evaluating, reporting, and mitigating of their respective risk categories. From time to time, we also utilize industry information sources, such as professional services firms or subscription resources, to assess trends and benchmarking data relevant to our industry to assist in determining certain risk trends and changes. Management then develops response plans for risks categorized as requiring management focus based on performance indicators and monitors other identified risk areas. Management provides reports on the risk portfolio and risk response efforts to senior management and to the Audit Committee. The ERM program may from time to time perform detailed assessments of or manage programs related to emerging industry risks in evaluating management’s control and response strategies. These programs inform risk actions and mitigation strategies in areas of emerging risk where industry best practices may not yet be established.
This structure enables us to provide specialized attention to, and oversight of, key risk areas by aligning our committees with risk oversight in their areas of expertise. Throughout the year, the Board oversees its committees’ ongoing risk oversight activities, and the committees escalate issues relating to risk oversight to the full Board as appropriate, in an effort to keep the Board adequately informed of material

HPE 2026 PROXY STATEMENT	29

Our Board
developments that could affect the Company’s risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters. The ERM program also works in tandem with our Controllership organization and the Financial Reporting group therein, to align the risk identification and assessment with our existing disclosure controls and procedures.
We evaluate risks and refresh our risk register annually, which is then used to guide our risk mitigation, planning, and progress reporting throughout the year. For certain risks, we may apply a longer-term lens of review, monitoring, and mitigation activities, upon assessing potential impacts to our business in partnership with other internal functions and with input from industry data sources and benchmarking conversations.
Integration risk management
The Board has been very involved and proactive in providing oversight of integration risks and efforts. Recognizing that the integration efforts following the closing of the acquisition of Juniper Networks will be a significant and ongoing undertaking of critical importance to the success of our company as well as our go-forward strategy, created an ad hoc committee to specifically oversee the integration in fiscal 2025. Members from management, including from the networking business, provide monthly updates to the Integration Committee detailing integration initiatives, progress, challenges, goals, risks, and mitigation strategies.
Cybersecurity and digital risk management
HPE operates a complex and large hybrid IT infrastructure critical in maintaining our ongoing operations in addition to a significant research and development footprint including labs, build and test systems, and supporting infrastructure that all have varying levels of risk exposures. For information regarding our cybersecurity and digital risk management practices, refer to Item 1C. “Cybersecurity” in Part I of our Annual Report on Form 10-K for the fiscal year ended October 31, 2025, as filed with the SEC on December 18, 2025. Our Board of Directors is responsible for overseeing cybersecurity risk, primarily through the Audit Committee. Cybersecurity reviews by the Audit Committee and the Board of Directors are scheduled to occur at least quarterly and annually, respectively, or more frequently, as deemed necessary or advisable. Such presentations to the Audit Committee and Board of Directors, as applicable, are made by our Chief Operating and Legal Officer and Global Chief Information Security Officer, utilizing performance metrics established by the Cybersecurity and Digital Risk Management organization and reported through the ERM framework, and address topics such as cybersecurity threats, incidents, risks, results from internal and third-party assessments, progress towards risk-mitigation goals, the functioning of our incident response program, and regulatory developments.
AI risk management
The Board, in coordination with the Technology Committee, is responsible for overseeing our AI governance and risk management processes, which address the development and use of AI products and services, as well as the use and governance of AI in our internal operations.
Management-led committees support the Board and the Technology Committee in managing AI-related risk at HPE. Our overarching AI Oversight Committee, comprised of top-level management within the Company, is supported by the Gen AI Advisory Committee and the AI Ethics Responsibility Committee. The Gen AI Advisory Committee focuses on setting the strategy for generative AI initiatives and enabling access to an approved set of AI tools, including ChatHPE (our internal GPT instance), among other GenAI solutions. The AI Ethics Responsibility Committee aims to align the AI capabilities and technologies in our product offerings and our internal operations with our AI Ethical Principles to foster responsible development, deployment, and use of AI.
Compensation risk management
During fiscal 2025, we again undertook an annual review of our material compensation processes, policies, and programs for all team members to assess whether our compensation programs and practices are reasonably likely to have a material adverse effect on Hewlett Packard Enterprise. In conducting this assessment, we reviewed the structure of all of our material compensation plans against an inventory of risk features; our risk control systems and governance structure; the design and oversight of our compensation programs; and the developments, improvements, and other changes made to those programs over the past year. Management presented a summary of the findings to the HRC Committee, and based on this analysis and discussion with management and its independent advisor, the HRC Committee concluded that the overall program did not foster excessive risk taking or contain provisions or features likely to have a material adverse effect on HPE.

30	HPE 2026 PROXY STATEMENT

Our Board
We believe that our programs contain an appropriate balance of fixed and variable features and short- and long-term incentives, as well as complementary metrics and reasonable, performance-based goals with appropriate payout curves that balance upside opportunity for over achievement of target goals with downside implications for underachievement. We believe that these factors, combined with effective Board and management oversight and the engagement of an independent advisor that does no other work for HPE, operate to mitigate risk and reduce the likelihood of team members engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs.
HR strategy and talent risk management
The HRC Committee — in overseeing HPE’s human resources strategy, programs, and objectives — provides oversight and evaluation of our compensation structure, including equity and benefit programs. The HRC Committee effectively oversees workforce management practices and programs and monitors HPE’s compliance with equal opportunity employment requirements and opportunities.
Crisis risk management
Hewlett Packard Enterprise maintains a vigorous crisis management framework overseen by senior management, the Executive Risk Council, and the Board, as needed. HPE’s crisis management framework is designed to provide a consistent global approach to crisis management regardless of incident cause, size, location, or complexity. It is also designed as a flexible and scalable framework within which HPE organizations at all levels and locations can work together to manage crises. HPE’s crisis management structure consists of 53 country level crisis management teams (“CMT”) in locations around the globe where HPE has operations, as well as one Corporate CMT designed to manage crises that impact more than one country or if an enterprise level crisis occurs. Additionally, HPE has established a dedicated Cyber CMT, responsible for activating in response to the most severe cyber events that can impact the Company. HPE’s Business Resilience Function governs the global crisis management program that develops and adjusts policies, playbooks, and procedures; institutes standards and core processes that are universally applied across all CMTs; establishes communication protocols and best practices; provides tools and training required to locally implement the policy and framework requirements; and coordinates with team members across all countries, functions, and business units. The Audit Committee receives updates and reviews the Company’s crisis management framework, policies, and processes, as needed. HPE, under the direction of the Global Crisis Management Program Manager and in working with the respective CMT leaders and CMT members, periodically performs tabletop simulations and validates the operation of HPE’s crisis programs. HPE’s crisis management framework is only one aspect of its Business Resilience programs which also include its business continuity and other risk mitigation strategies.
Climate change risk management
Climate change serves as a risk multiplier increasing both the frequency and severity of natural disasters that may affect our worldwide business operations. As a technology company, HPE views addressing climate change not only as a risk, but also as a business opportunity to innovate technologies to help our customers minimize the electricity consumption and carbon footprints of their IT estates while also enhancing productivity and potentially reducing costs. HPE was among the first technology companies to disclose climate risks and opportunities in alignment with the recommendations of the TCFD.
We regularly undertake climate scenario analyses to enhance our understanding and management of these risks and opportunities. Material elements of our Living Progress strategy, including those related to climate, are integrated into our ERM program, subject to direct oversight by HPE's Audit Committee.
The NG Committee provides oversight of the Company’s Living Progress strategy, policies, and practices, including those related to climate change. HPE has set public goals to manage environmental impacts such as greenhouse gas emissions and renewable energy procurement. Details on HPE’s climate strategy and performance, as well as our TCFD disclosure, can be found in our annual Living Progress Report.
Geopolitical risk management
Geopolitical risks have continued to escalate in isolated areas across the globe, making this risk in isolation more visible to our Board and Audit Committee. The Crisis Management organization adjusts our strategies and mitigation efforts based on new inputs or factors that may impact HPE’s performance, for example in the Europe, Middle East and Africa region in light of the conflicts between Russia and Ukraine and in the Middle East. As part of on-going monitoring, the teams have identified predictable scenarios and prepared leadership

HPE 2026 PROXY STATEMENT	31

Our Board
to implement mitigation considerations. We continue to monitor these regions and impacts that these conflicts have on surrounding locations, including implementing mitigation actions where possible. While actions taken by HPE in response to these conflicts were effective in mitigating the Company’s exposure or disruptions to operations, our Audit Committee receives regular updates on the Company’s geopolitical risks and how those risks may be affecting corporate strategy and operations. Similarly, we continue to monitor events and updates related to the recent conflicts in the Middle East and their impacts on HPE operations. We have been actively engaged with affected team members and have been providing safeguards within the region where possible and necessary. Additionally, with the execution of HPE’s put option with H3C, HPE and our Board continue to monitor activities in China and Taiwan relevant to our business operations and supply chain efficiencies, implementing mitigation strategies as needed and ensuring the safety and well-being of personnel in these locations.
Operations and supply chain risk management
HPE’s supply chain is of critical importance in the Company’s ability to successfully develop and deliver products to our customers, channel partners, and resellers worldwide. While the supply chain instability and constraints originally brought on by the COVID-19 pandemic have largely eased, we recognize that supply chain issues persist throughout the industry. As such, our supply chain effectiveness and resiliency have remained a high-priority focus for us, with our supply chain risk reviewed regularly by our Audit Committee and Board. We have implemented a number of resiliency initiatives and work closely in partnership with other risk organizations to simulate tabletop scenarios that provide additional mitigation considerations that have proven effective in our enhancement of operations and supply chain resiliency.
Human rights risk management
HPE has an industry-leading human rights program, and we are proud of our leadership position in integrating respect for human rights around the world into our operations and value chain. We consistently score at or near the top of the industry on major human rights benchmarks and are the only two-time winner of the Thomson-Reuters Foundation’s prestigious Stop Slavery Award, which recognizes our efforts to combat forced labor and modern slavery.
Our Board provides substantial oversight of HPE’s global human rights program. The program sits in HPE’s Ethics & Compliance Office, led by our Chief Ethics & Compliance Officer (“CECO”). The CECO reports to HPE’s Chief Operating and Legal Officer (“COLO”). Our CECO meets at least quarterly with the Audit Committee of the Board to report on key ethics and compliance risks facing the Company, and we address human rights risk in our annual ethics and compliance risk review with the Board. The Board approves HPE’s annual Modern Slavery Transparency Statement, and the Audit Committee approves HPE’s annual Conflict Minerals Disclosure filed with the U.S. Securities and Exchange Commission. Our human rights program also falls within our broader Living Progress strategy, policies, and public disclosures, which are led by our Chief Sustainability Officer and overseen by the Board’s NG Committee.
The CECO also chairs HPE’s Ethics & Compliance Committee, an executive-level committee comprising our COLO, CFO, CPO, General Counsel, and other senior executives from our business units, that provides oversight and guidance for HPE’s ethics and compliance program. This committee meets quarterly, and often considers human rights issues.
Throughout the year, the Board, our executives, the CECO, and the COLO review emerging human rights trends, including salient risks, stakeholder perspectives, and HPE’s approach to mitigating those risks. In 2021, we substantially revised our Global Human Rights Policy, and advanced it further in 2023, including highlighting our updated six salient human rights risks — (1) responsible use of our products, (2) responsible product development, (3) modern slavery and decent work, (4) responsible sourcing of minerals, (5) respect for everyone in our value chain, and (6) clean and healthy environment — which have been identified through a Company-wide human rights risk assessment conducted by a third-party human rights expert. We monitor these human rights risks and perform thorough due diligence on an ongoing basis, in an effort to avoid complicity in human rights violations.
Board and committee meetings and attendance
Our Board has regularly scheduled meetings and an annual meeting of stockholders each year, in addition to special meetings scheduled as appropriate. During fiscal 2025, our Board held 12 meetings. In addition, our five standing committees held a total of 31 meetings, with the Audit Committee meeting nine times, the HRC Committee meeting six times, the NG Committee meeting six times, the Finance and Investment Committee meeting five times, and the Technology Committee meeting five times. Of the six regularly scheduled and six special Board meetings held during fiscal 2025, six included an executive session consisting of only non-management directors. Our two ad hoc committees held a total of four meetings, with the Integration Committee meeting three times and the Strategy Committee meeting

32	HPE 2026 PROXY STATEMENT

Our Board
one time. The Board expects that its members will rigorously prepare for, attend, and participate in all Board and applicable committee meetings and each annual meeting of stockholders. In addition to participation at Board and committee meetings, our directors discharged their responsibilities throughout the year through frequent one-on-one meetings and other communications with our Chair, our CEO, and other members of senior management regarding matters of interest.
With an attendance rate of approximately 98% across all Board and committee meetings, all directors serving during fiscal 2025 attended at least 85% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served.
Directors are also encouraged to attend our annual meeting of stockholders. Last year, each of our twelve directors then-serving and standing for re-election was in attendance.

HPE 2026 PROXY STATEMENT	33

Our Board
Director candidate selection and evaluation
Overview

PROCESS
The NG Committee regularly evaluates the needs of the Board in terms of diversity, skills, experience, and composition.

Candidates are identified with input from stockholders, search firms, and/or management, with a request to our search firms to consider candidates exhibiting diversity of background and experience, or notable skills instrumental to our strategy.

The NG Committee considers the culture of the Board, evaluates qualifications, reviews conflicts and independence, interviews candidates, and recommends nominees.

The Board evaluates qualifications, reviews conflicts and independence, discusses impact to the Board, and selects nominees.

Our stockholders vote on nominees at HPE’s annual virtual meeting of stockholders.

IMPLEMENTATION
Nine new directors have been added since our inception, each bringing fresh perspectives and unique skill sets to the Board.
Mary Agnes Wilderotter* | Antonio F. Neri | Jean M. Hobby | George R. Kurtz** | Charles H. Noski
Regina E. Dugan | Frank A. D’Amelio | Bethany J. Mayer | Robert M. Calderoni
*     Served on the HPE Board from 2015 to 2022; did not stand for re-election in 2022.
**     Served on the HPE Board from 2019 to 2023; did not stand for re-election in 2023.

34	HPE 2026 PROXY STATEMENT

Our Board
Stockholder recommendations
The policy of the NG Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under “Identifying and evaluating candidates for directors.” In evaluating such recommendations, the NG Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria set forth on page 44 under “Proposals to be voted on—Proposal no. 1: Election of directors—Hewlett Packard Enterprise Company Board of Directors skills and qualifications.” Any stockholder recommendations submitted for consideration by the NG Committee should include verification of the person submitting the recommendation’s stockholder status, the recommended candidate’s name and qualifications for Board membership, and should be addressed to:
Corporate Secretary
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Email: bod-hpe@hpe.com
Stockholder nominations
In addition, our Bylaws and SEC rules permit stockholders to nominate directors for consideration at an annual stockholder meeting and, under certain circumstances, to include their nominees in the Hewlett Packard Enterprise proxy statement. For a description of the process for nominating directors in accordance with our Bylaws and SEC rules, see “Questions and answers—Stockholder proposals, director nominations, and related Bylaws provisions—How may I nominate individuals to serve as directors and what are the deadlines for director nominations?” on page 124.
Identifying and evaluating candidates for directors
The NG Committee, in consultation with the Chair, prudently assesses the following throughout the year:
•whether the Board is of the appropriate size;
•whether the Board maintains the appropriate mix of skills, perspectives, experiences, and background that align with the Company’s strategy;
•whether any vacancies on the Board are expected due to retirement or otherwise; and
•whether the Board would benefit from the addition of a director with a specific skill set, giving consideration to evolving skills, perspectives, and experiences needed on our Board.
We have a robust director refreshment plan that outlines best practices, is periodically updated, and is designed to keep our NG Committee apprised of evolving trends in corporate board composition and expectations from our stockholders, stakeholders, and regulatory bodies. The NG Committee considers such Board refreshment as part of its annual evaluation of the Board, with the goal of maintaining a Board representing varied perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics that enable our Board to support the global demands of our business. We balance the importance of historical knowledge of the Company with our regard for fresh perspectives and diverse viewpoints and experiences by considering director tenure on a case-by-case basis, rather than imposing mandatory term limits. Guided by these principles and insights, our NG Committee and Board have employed the process set forth above in assessing our current directors and evaluating and selecting new director candidates. We believe our current directors bring a diverse set of skills, backgrounds, and experiences to HPE that are essential to driving our strategy forward as the market and competitive landscape evolves. In light of the above, we believe our Board continues to demonstrate a strong commitment to diversity.
Once the NG Committee determines a vacancy or necessity, we engage a professional search firm on an ongoing basis to identify and assist the NG Committee in identifying, evaluating, and conducting due diligence on potential director nominees. In each instance, the NG Committee considers the totality of the circumstances of each individual candidate. Identified candidates are evaluated at regular or special meetings of the NG Committee and may be considered at any point during the year. In addition, the NG Committee considers properly submitted stockholder recommendations of candidates for the Board to be included in our proxy statement. The NG Committee

HPE 2026 PROXY STATEMENT	35

Our Board
evaluates all appropriately submitted nominees, regardless of source of recommendation, using the same rigorous evaluation process and criteria. In evaluating such nominations, the NG Committee seeks to achieve a balance of knowledge, experience, and capability that will enable the Board to effectively oversee the business.
Director compensation and stock ownership guidelines
Non-employee director compensation is determined by the Board, acting on the recommendation of the HRC Committee. When determining and recommending such compensation, the HRC Committee annually considers market data for our peer group, which is the same group used for HPE’s executive compensation benchmarking purposes (see “Executive compensation—Compensation discussion and analysis—Other compensation-related matters—Fiscal 2025 peer companies”) as well as input from Frederic W. Cook & Co., Inc. (“FW Cook”), the independent compensation consultant retained by the HRC Committee. Directors who are employees of the Company or its affiliates — currently, only our President and CEO, Antonio Neri — do not receive separate compensation for their Board service.
The HRC Committee sets director compensation levels to align with our peer group companies and reflect the directors’ time commitment and responsibilities. A competitive compensation package is important because it enables attraction and retention of highly qualified directors who are critical to our long-term success. For board year 2025, FW Cook conducted a review of director compensation levels relative to our peer group. Results of their review indicated HPE’s director compensation program was aligned with the Company’s overall philosophy. As such, the HRC Committee determined not to recommend changes for the 2025 board year. The HRC Committee intends to conduct director compensation reviews annually.
As set forth above, during fiscal 2025, HPE established two ad hoc committees of the Board - the Strategy Committee and the Integration Committee. These ad hoc committees were formed following the closing of the acquisition of Juniper Networks to support the Board and management in reviewing the strategy of the Company and opportunities for value creation and oversee Juniper Networks integration efforts, respectively. With input from FW Cook, the board adopted the following compensation structure for these committees effective August 1, 2025: Strategy Committee annual chair cash fee of $20,000; Integration Committee annual chair cash fee of $30,000 per year and, given the expected incremental time commitment associated with the Integration Committee, an annual cash fee of $20,000 for non-chair members in lieu of eligibility for excess meeting fees. In light of the increased demands on members’ time, the HRC Committee and the Board approved a change in December 2025, whereby after December 1, 2025, Strategy Committee members receive an annual cash fee of $15,000 in lieu of eligibility for excess meeting fees.

36	HPE 2026 PROXY STATEMENT

Our Board
During board year 2025, non-employee directors received compensation for their service as shown in the chart below:

Pay component	Director compensation(1)	Additional information
Annual cash retainer(2)	$115,000	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Annual equity retainer	$240,000 granted in RSUs(5)	May defer up to 100%(4)
Meeting fees	$2,000 for each board meeting in excess of ten $2,000 for each committee meeting in excess of ten (per committee; excludes Integration Committee and Strategy Committee(7))	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Board Chair fee (2)	$200,000	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Committee chair fees(2,6)	Audit committee: $30,000 Integration committee: $30,000 HRC committee: $25,000 All others: $20,000	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Committee member fees(2,6,7)	Integration committee: $20,000 Strategy committee: $15,000(7)	Not eligible for excess meeting fees; May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Stock ownership guidelines	5x annual cash retainer (i.e., $575,000)	Shares counted toward the guideline include those held by the director, directly or indirectly, and deferred vested RSUs. Should be met within five years of election to the Board
1.For purposes of determining director compensation, we use a compensation year that generally commences with the date on which the annual stockholders meeting is held and ends one day prior to the following year’s annual stockholders meeting date. However, this does not coincide with our November through October fiscal year. Therefore, the pay components for the director compensation program for fiscal 2025 reflect program guidelines during both the 2024 and 2025 board years. The 2024 board year began in April 2024 and ended April 2025. The 2025 board year began in April 2025 and will continue until April 2026.
2.Annual cash retainers, as well as Chair, committee chair and committee fees paid in cash, are paid in quarterly installments.
3.Annual cash retainers and Chair, committee chair and committee fees received in shares of HPE stock in lieu of cash are delivered quarterly in four equal grants. Meeting fees received in shares of HPE stock are delivered at the end of the board year.
4.Deferral elections are made annually and are effective for the following calendar year. For calendar year 2025, directors were permitted to elect to defer, until termination of service from the Board, all or a portion of any compensation received in the form of RSUs or shares of HPE stock.
5.RSUs generally vest on the earlier of the date of the annual stockholder meeting in the following year or after one year from the date of grant. Directors receive dividend equivalent units with respect to RSUs.
6.The Integration Committee and Strategy Committee commenced in fiscal 2025 and committee chairs and members received a prorated fee for their service beginning August 2025, as applicable.
7.In light of the increased demands on members’ time, the HRC Committee and the Board approved a change in December 2025, whereby after December 1, 2025, Strategy Committee members receive an annual cash fee of $15,000 in lieu of eligibility for excess meeting fees. Given the timing of the approval and effectiveness of the change, such changes were not reflected in, and did not impact, director compensation during fiscal 2025.

Non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

HPE 2026 PROXY STATEMENT	37

Our Board
Fiscal 2025 director compensation
The following table provides information regarding compensation for directors who served during fiscal 2025:

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	All other compensation ($)	Total ($)
Patricia F. Russo	157,500	397,501	—	555,001
Robert M. Calderoni(4)	38,750	159,992	—	198,742
Pamela L. Carter	145,000	240,002	—	385,002
Frank A. D'Amelio	122,500	240,002	—	362,502
Regina E. Dugan	115,000	240,002	—	355,002
Jean M. Hobby	145,000	240,002	—	385,002
Raymond J. Lane	—	355,011	—	355,011
Ann M. Livermore	115,000	240,002	—	355,002
Bethany J. Mayer	120,000	240,002	—	360,002
Antonio F. Neri(5)	—	—	—	—
Charles H. Noski	135,000	240,002	—	375,002
Raymond E. Ozzie	135,000	240,002	—	375,002
Gary M. Reiner	—	374,990	—	374,990
1.The dollar amounts shown represent the cash portion of the annual retainers, committee chair fees, chair fees, committee member fees and additional meeting fees earned with respect to service during fiscal 2025. See “Additional information about fees earned or paid in cash in fiscal 2025” below. Any amounts elected to be received as HPE stock in lieu of cash are reflected in the stock awards column.
2.The amounts in this column reflect the grant date fair value of the annual equity retainer in the amount of $240,002, granted in the form of RSUs in fiscal 2025, as well as the following compensation voluntarily elected to be received in shares or deferred units of HPE stock in lieu of all or a portion of the annual cash retainer, and chair and additional meeting fees (where applicable) during fiscal 2025: Ms. Russo received $157,499, Mr. Lane received $115,009, and Mr. Reiner received $134,988 in shares of HPE stock. The number of shares of HPE stock granted in lieu of cash is determined using the closing stock price on the last day of the board quarter (rounded to the nearest share). All or a portion of the stock awards may have been deferred based on the director’s compensation election.
3.Represents the grant date fair value of the annual equity retainer granted in fiscal 2025, calculated in accordance with applicable accounting standards relating to share-based payment awards. For awards of RSUs, that amount is calculated by multiplying the closing price of HPE’s stock on the date of grant by the number of units awarded.
4.Mr. Calderoni joined as a board member during board year 2025. Amounts represent a prorated amount paid in fiscal 2025 for his time served in board year 2025.
5.As our CEO, Mr. Neri did not receive any compensation for his board service. Please see the “Executive compensation—Compensation discussion and analysis” section (the “CD&A”) for details regarding Mr. Neri’s fiscal 2025 compensation.

38	HPE 2026 PROXY STATEMENT

Our Board
Additional information about fees earned or paid in cash in fiscal 2025
The following table provides additional information regarding fees earned or paid in cash to directors in fiscal 2025:

Name	Annual retainers(1) ($)	Chair/committee chair fees(2) ($)	Committee membership Fee(3) ($)	Additional meeting fees(4) ($)	Total(5) ($)
Patricia F. Russo	57,500	100,000	—	—	157,500
Robert M. Calderoni(6)	28,750	5,000	5,000	—	38,750
Pamela L. Carter	115,000	25,000	5,000	—	145,000
Frank A. D'Amelio	115,000	7,500	—	—	122,500
Regina E. Dugan	115,000	—	—	—	115,000
Jean M. Hobby	115,000	30,000	—	—	145,000
Raymond J. Lane	—	—	—	—	—
Ann M. Livermore	115,000	—	—	—	115,000
Bethany J. Mayer	115,000		5,000	—	120,000
Antonio F. Neri(7)	—	—	—	—	—
Charles H. Noski	115,000	20,000	—	—	135,000
Raymond E. Ozzie	115,000	20,000	—	—	135,000
Gary M. Reiner	—	—	—	—	—
1.The dollar amounts shown include annual cash retainers earned during fiscal 2025 and are based on a portion of the 2024 and 2025 board years.
2.Committee chair fees are calculated based on service during each board year. The dollar amounts shown include such fees earned in fiscal 2025 and are based on a portion of the 2024 and 2025 board years. For Ms. Russo, the remaining one-half of her Board Chair fee was paid in HPE stock.
3.The Integration Committee was formed in July 2025 and includes a membership fee for each member of this committee. The amounts were prorated for Fiscal 2025.
4.Additional meeting fees are calculated based on the number of designated board meetings and committee meetings attended during each board year.
5.Total excludes compensation voluntarily elected to be received in shares of HPE stock in lieu of cash during fiscal 2025 as described in footnote two in the “Fiscal 2025 director compensation” table above.
6.Mr. Calderoni joined as a board member during board year 2025. Amounts represent a prorated amount paid in fiscal 2025 for his time served in board year 2025.
7.As our CEO, Mr. Neri did not receive any compensation for his board service. Please see the “CD&A” section for details regarding Mr. Neri’s fiscal 2025 compensation.

HPE 2026 PROXY STATEMENT	39

Our Board
Additional information about director equity awards
The following table provides additional information regarding the stock awards made to directors during fiscal 2025, the grant date fair value of each of those awards, and the number of stock awards outstanding as of the end of fiscal 2025:

Name	Stock awards granted during fiscal 2025 (#)	Grant date fair value of stock awards granted during fiscal 2025(1) ($)	Stock awards outstanding at fiscal year end(2) (#)
Patricia F. Russo	22,085	397,501	359,374
Robert M. Calderoni	7,862	159,992	7,956
Pamela L. Carter	14,235	240,002	55,193
Frank A. D'Amelio	14,235	240,002	47,191
Regina E. Dugan	14,235	240,002	14,405
Jean M. Hobby	14,235	240,002	47,191
Raymond J. Lane	19,967	355,011	14,405
Ann M. Livermore	14,235	240,002	14,405
Bethany J. Mayer	14,235	240,002	14,405
Antonio F. Neri(3)	—	—	—
Charles H. Noski	14,235	240,002	79,455
Raymond E. Ozzie	14,235	240,002	14,405
Gary M. Reiner	20,963	374,990	14,405
1.Represents the grant date fair value of stock awards granted in fiscal 2025 calculated in accordance with applicable accounting standards. For awards of RSUs, that number is calculated by multiplying the closing price of HPE’s stock on the date of grant by the number of units awarded.
2.Includes dividend equivalent units accrued with respect to outstanding awards of RSUs.
3.As our CEO, Mr. Neri did not receive any compensation for his board service. Please see the “CD&A” section for details regarding Mr. Neri’s fiscal 2025 compensation.

40	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Proposal no. 1:	Election of directors

On the recommendation of the NG Committee, the Board has nominated the 12 persons named below for election as directors this year, each to serve for a one-year term or until the director’s successor is elected and qualified or, if earlier, until his or her resignation or removal. Mr. Raymond E. Ozzie is not standing for re-election at this annual meeting. As a result, effective at the conclusion of this annual meeting, Mr. Ozzie will step down from the Board, and the size of the Board will be reduced to 12 directors. Each of the director nominees is currently a director of HPE and, except for Mr. Robert M. Calderoni, was most recently elected at the 2025 annual meeting of stockholders. Mr. Calderoni was appointed to the Board on July 16, 2025, pursuant to a letter agreement between the Company and Elliott Investment Management L.P., Elliott Associates, L.P., and Elliott International, L.P.
Director nominee experience and qualifications
The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements, and the long-term interests of our stockholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. In addition, the Board believes that each director should possess certain attributes, as reflected in the Board membership criteria described below.
Our Corporate Governance Guidelines and our Bylaws contain the current Board membership criteria that apply to nominees recommended for a position on the Board. Under those criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our long-standing values and standards. They should have broad experience at the policy-making level in business, government, technology, or public service. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In addition, the NG Committee takes into account a potential director’s ability to contribute to the diversity of background, experience, and skills represented on the Board, and it balances these considerations when assessing the composition of the Board. Directors’ service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to effectively and responsibly perform all director duties. Each director must represent the interests of all of our stockholders. The Board uses these, the minimum criteria for directors and director nominees set forth in our Bylaws, and other criteria as appropriate to evaluate potential nominees.
The Board believes that all the nominees named below are highly qualified and have the skills and experience required for effective service on the Board. The nominees’ individual biographies below contain more specific information about their experiences, qualifications, and skills that led the Board to nominate them. There are no family relationships among our executive officers and directors.
All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, the proxy holders, Antonio F. Neri, Marie Myers, and David Antczak, will vote for a nominee or nominees designated by the Board or the Board may decrease the size of the Board.
Director election voting standard and resignation policy
We have adopted a policy whereby any incumbent director nominee who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will offer to tender his or her resignation for consideration by the NG Committee. The NG Committee will then make a recommendation to the Board regarding the appropriate response to such an offer of resignation.

HPE 2026 PROXY STATEMENT	41

Proposals to be voted on
Vote required
Each director nominee who receives a majority of the votes cast with respect to such director nominee, among the shares of HPE common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting, will be elected. For purposes of this proposal, a majority of votes cast means that the director nominee must receive more “FOR” votes than “AGAINST” votes to be elected.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the election to the Board of each of the following nominees.

42	HPE 2026 PROXY STATEMENT

Proposals to be voted on
Hewlett Packard Enterprise Company 2026 Board of Directors nominees
Our team members and our Board reflect our goal of bringing together great minds of all backgrounds to provide the best for HPE and our stockholders. The following provides a snapshot of the diversity of skills, background, and experience of our director nominees, followed by summary information about each individual nominee.

Independent directors			Director since			Other current public company boards
Name		Age		Noteworthy experience	Industry experience
	Robert M. Calderoni	66	2025	President, Sobe Capital Advisors, Inc. Former President and CEO, Citrix Systems, Inc. Former President, SAP AG’s cloud business Former CEO, Ariba, Inc.	•IT/Technology	•KLA Corporation
	Pamela L. Carter	76	2015	Former President, Cummins Distribution Business Former President, Cummins Filtration	•Manufacturing •Distribution •Government •Automotive	•None
	Frank A. D’Amelio	68	2023	Former Executive VP and CFO, Pfizer Inc. Former COO, CFO and CAO, Lucent Technologies, Inc.	•Telecommunications •Healthcare •IT/Technology	•Humana Inc. •Zoetis, Inc. •Viatris Inc.
	Regina E. Dugan	62	2022	President and CEO, Wellcome Leap, Inc. Former VP of Engineering, Facebook (now Meta Platforms, Inc.) Former SVP of Advanced Technology and Projects, Alphabet Inc. 19th Director of DARPA	•IT/Technology •Security •Aerospace & Defense •Healthcare	•Siemens AG
	Jean M. Hobby	65	2019	Former Global Strategy Partner and CFO, PricewaterhouseCoopers, LLP	•Financial Services	•Integer Holdings Corporation •Texas Instruments Incorporated
	Raymond J. Lane	79	2015	Managing Partner, GreatPoint Ventures Former President and COO, Oracle Corporation Former Managing Partner, Kleiner Perkins	•IT/Technology •Venture capital	•Beyond Meat, Inc.
	Ann M. Livermore	67	2015	Former Executive VP, Hewlett-Packard Company Enterprise Business	•IT/Technology •Logistics •Semiconductors	•QUALCOMM Incorporated •Samsara Inc.
	Bethany J. Mayer	64	2023
Former Executive Advisor, Siris Capital Group
Former Executive VP, Corporate Development and Technology, Sempra Energy
Former President and CEO, Ixia, Inc.
Former SVP, General Manager at Hewlett-Packard Company (now HP, Inc. and Hewlett Packard Enterprise Company)
					•IT/Technology •Energy •Semiconductors	•Astera Labs, Inc. •Box Inc. •LAM Research Corporation
	Charles H. Noski	73	2020	Former CFO and Vice Chairman, Bank of America Corporation Former CFO, Northrop Grumman Corporation Former CFO and Vice Chairman, AT&T Corporation Former President and COO, Hughes Electronics Corporation	•Telecommunications •Aerospace & Defense •Financial Services	•Booking Holdings Inc.
	Gary M. Reiner	71	2015	Former Operating Partner, General Atlantic LLC Former SVP and Chief Information Officer, General Electric Company Former Partner, Boston Consulting Group, Inc.	•IT/Technology •Venture capital	•Citigroup Inc.
	Patricia F. Russo	73	2015	Former CEO, Alcatel-Lucent, S.A. Former Chair and CEO, Lucent Technologies Former President, Business Communications Systems, AT&T Corporation	•Manufacturing •Distribution •IT/Technology •Telecommunications	•General Motors Company •KKR & Co. Inc. •Merck & Co., Inc.
Employee director
	Antonio F. Neri	58	2018	President and CEO, Hewlett Packard Enterprise Company	•IT/Technology •Healthcare	•Elevance Health, Inc.

HPE 2026 PROXY STATEMENT	43

Proposals to be voted on
Hewlett Packard Enterprise Company Board of Directors skills and qualifications
Our Board selected the nominees based on their diverse set of backgrounds, skills, and experiences, which align with our business strategy and contribute to the effective oversight of HPE.

100%	100%	100%
Business development and strategy	Business ethics	Executive level leadership
The following includes a skills and qualifications matrix highlighting many of the key experiences and competencies our directors bring to the Company.

Business development and strategy: Experience in setting and executing corporate strategy is critical to the successful planning and execution of our long-term vision.

Business ethics: Dedication to the highest levels of ethics and integrity within the enterprise context underpins the holistic commitment of HPE to operate with integrity.

Executive level leadership: Experience in executive positions within business enterprises is key to the effective oversight of management.

Growth and transformation: Experience with significant corporate growth and transformation provides valuable insights for our evolving business.

Extensive industry leadership: Experience at the executive level in the technology sector enhances our Board’s understanding of our strategy, market dynamics, operations, and its ability to effectively oversee management.

44	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Global: Experience operating and managing international enterprises, residence abroad, and studying other cultures enables oversight of how HPE navigates a global marketplace.

Risk and compliance: Experience identifying, mitigating, and managing a broad range of risks across an enterprise helps effective oversight of our Enterprise Risk Management program.

Operations: Experience successfully managing complex operations, such as supply chain or manufacturing, helps optimize our business and enhance our readiness.

Investment: Strong financial acumen and corporate investment experience underlies our capital allocation decisions and promotes consideration of an investor’s view of our business in Board discussions.

Financial and audit: Experience in accounting, its governing rules, audit functions, analyzing financial statements, and overseeing budgets is key to the Board’s oversight of our financial reporting and functions.

Human capital management: Experience in human capital management in large organizations helps our Board oversee succession planning, corporate culture, talent development, and our executive compensation program.

Technological innovation: Technical understanding of leading technologies, such as software/hardware development, manufacturing, and cloud computing is essential to understanding our business strategy and our opportunities to incorporate emerging technologies.

Cybersecurity: Experience understanding and navigating the cybersecurity threat landscape in our business and that of our customers is critical to an effective risk management program.

Legal, regulatory, and public policy: Experience in government positions or setting and analyzing public policy, legislative, and administrative priorities offers insight in the regulatory environments in which we operate.

Environmental, social, and governance
Environmental: Experience in environmental and sustainability topics strengthens the Board’s oversight of our strategic business imperatives and long-term value creation for stockholders in an environmentally sustainable manner.

Social: Experience advocating for human rights, and effective corporate citizenship contributes to our ability to remain at the forefront of ensuring social justice and inclusivity.

Public company board governance: Experience on other public company boards provides insight into the dynamics and operations of a corporate board, the relationship between a board to senior management and stockholders, and the oversight of strategic, operational, and corporate governance-related matters.

HPE 2026 PROXY STATEMENT	45

Proposals to be voted on

Public directorships* •KLA Corporation Former service** •Citrix Systems, Inc. •LogMeIn, Inc.

Robert M. Calderoni
Recent career
Mr. Calderoni has served as President, Sobe Capital Advisors, Inc., a consulting firm, since 2017. He previously served as interim CEO and President at Citrix Systems, Inc. (“Citrix”), a multinational software company, from 2021 until 2022 and also from 2015 to 2016, having additionally served Citrix as Chairman of the Board from 2019 to 2022 and as Executive Chairman of the Board from 2015 to 2018. Prior to Citrix, Mr. Calderoni served as CEO of Ariba, Inc. (“Ariba”), a software and information technology services company from 2001 to 2012, when Ariba was acquired by SAP AG, a software and IT services company, with Mr. Calderoni continuing as CEO of Ariba following the acquisition as well as President for SAP Cloud until 2014. Before joining Ariba, Mr. Calderoni held senior finance roles at Apple Inc., a multinational consumer electronics and software solution services company, and International Business Machines Corporation, a multinational high-technology manufacturing company, and served as CFO of Avery Dennison Corporation, a multinational materials science and digital identification solutions company.
Committee membership: Strategy (chair); Integration
HPE director since: 2025
Impact
Mr. Calderoni’s broad leadership and executive expertise contributes valuable knowledge and understanding of software and software as a business matters, providing meaningful inputs on financial, operational and strategic matters, for our Company. His experience as CFO and in other finance roles provide a proven track record of strength navigating financial issues, including accounting and reporting. Further, as a former board member of Juniper Networks, Mr. Calderoni brings significant understanding and awareness of Juniper Network’s business, making him a key asset to our Board and our both our Strategy and Integration Committees. We believe he will be instrumental for our business as we navigate the integration of Juniper with our Company.
Skills and qualifications

•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Financial and audit (audit committee financial expert) •Global	•Growth and transformation •Human capital management •Investment •Operations •Technological Innovation •Public company board governance •Risk and compliance
*     KLA Corporation is a capital equipment company.
**     Within the last 5 years. Citrix Systems, Inc., and LogMeIn, Inc. are both software companies.

46	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Former service* •CSX Corporation •Broadridge Financial Solutions, Inc. •Enbridge Inc.

Pamela L. Carter
Recent career
Ms. Carter served as the President of Cummins Distribution Business, a global division of Cummins Inc. (“Cummins”), a Fortune 500 company focused on diesel and natural gas engine and related technology design, manufacture, and distribution company, from 2008 until her retirement in 2015. Prior to that, Ms. Carter served as Vice President and then President of Cummins Filtration, from 2005 to 2008. From 2000 to 2003, Ms. Carter served as Vice President and General Manager, EMEA at Cummins. Prior to that, Ms. Carter served as Vice President, General Counsel, and Corporate Secretary of Cummins from 1997 to 2000. In 1992, Ms. Carter was elected state attorney general of Indiana, becoming the first African American female to be elected to that office in the United States, serving until 1997.
Committee membership: Audit; HR and Compensation (chair); Integration
HPE director since: 2015
Impact
Ms. Carter brings a wealth of experiences to the HPE Board following a trailblazing career including becoming the first African-American woman ever elected as a state attorney general, and subsequently executive officer of Cummins. Ms. Carter also benefits the Board with her comprehensive legal experience in both the public and private sectors, bringing insightful perspective of regulatory and policy knowledge into a business setting. Her experience with issues surrounding global trade, international business strategy and operations, and corporate transformations from her prior leadership of a complex design and manufacturing business are also valuable assets to the Board. Ms. Carter has earned the CERT Certificate in Cybersecurity Oversight developed by NACD, Ridge Global, and Carnegie Mellon University’s CERT division, enhancing her knowledge of cybersecurity risks and oversight, all of which she leverages in Board discussions.
Skills and qualifications

•Business development and strategy •Business ethics •Cybersecurity •Environmental •Executive level leadership •Extensive industry leadership •Financial and audit (audit committee financial expert)	•Global •Growth and transformation •Human capital management •Legal, regulatory, and public policy •Operations •Public company board governance •Risk and compliance •Social
*        Within the last 5 years. CSX Corporation is a rail-based freight transportation company. Broadridge Financial Solutions, Inc. is a financial industry servicing company. Enbridge Inc. is a global energy infrastructure company.

HPE 2026 PROXY STATEMENT	47

Proposals to be voted on

Public directorships* •Humana Inc. •Zoetis, Inc. •Viatris Inc. Former service** •Catalent, Inc.

Frank A. D’Amelio
Recent career
Mr. D’Amelio served as Executive Vice President and Chief Financial Officer (“CFO”) at Pfizer Inc. (“Pfizer”), a research-based global biopharmaceutical company, from December 2010 until his retirement in May 2022, during which time he had periods of additional responsibility over business operations and global supply chain. Prior to that, Mr. D’Amelio served as Senior Vice President and CFO from 2007 to December 2010 at Pfizer. Before joining Pfizer, Mr. D’Amelio served as Senior Executive Vice President of Business Operations and Integrations of Alcatel-Lucent, a communications company, from December 2006 to August 2007, along with various senior leadership roles at Lucent Technologies, Inc. prior to that, notably as CFO from 2001 to 2005 and as Chief Operating Officer from 2005 to 2006.
Committee membership: Audit; Finance and Investment; Integration (chair)
HPE director since: 2023
Impact
Mr. D’Amelio contributes valuable insights into financial, operational, strategic, and transformation-related matters, from his in-depth experiences leading and managing large companies in the pharmaceutical and telecommunication technology industries. He exhibits fluency and familiarity with financial statements, public company audit functions, controllership, financial planning and treasury operations, making him a great asset to our Board and both the Audit Committee and Finance and Investment. He also brings seasoned experience helping large global companies navigate global supply chain issues and complex transformations, which we believe will be instrumental for our business resilience efforts and transformation journey.
Skills and qualifications

•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Financial and audit (audit committee financial expert) •Global	•Growth and transformation •Human capital management •Investment •Operations •Public company board governance •Risk and compliance
*     Humana Inc. is a healthcare insurance company, Zoetis, Inc. is a pharmaceutical and medical treatment company, and Viatris Inc. is a pharmaceutical company.
**     Within the last 5 years. Catalent, Inc. is a pharmaceutical and biotechnology company.

48	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Public directorships* •Siemens AG Former service** •Varian Medical Systems, Inc. •Zynga Inc.

Regina E. Dugan
Recent career
Dr. Dugan has served as the President and CEO of Wellcome Leap Inc., a U.S. non-profit organization supporting discovery and innovation for the benefit of human health, since April 2020. Prior to that, Dr. Dugan served as Vice President, Engineering at then-Facebook Inc.’s Building 8 from 2016 to 2018, and Vice President of Engineering at then-Google Inc.’s Advance Technology and Projects from 2012 to 2016. From 2009 to 2012, Dr. Dugan served as the 19th Director of the Defense Advanced Research Projects Agency (“DARPA”), and was the first woman to lead the agency. Prior to that, Dr. Dugan served in various private high tech commercial roles and public roles in the US Department of Defense and the National Aeronautics and Space Administration.
Committee membership: Technology; HR and Compensation
HPE director since: 2022
Impact
Dr. Dugan’s leadership in both business and government, driving innovation and breakthroughs in advanced technologies, and deep technical experience with technology companies are attributes that we believe meaningfully contribute to our Board’s ability to oversee our technological and strategic transformation. She brings a developer mindset with engineering experience, which offers our Board unique perspectives to better understand emerging technology disciplines, such as cloud computing and AI. Further, as former Director of DARPA and senior executive in global technology companies, Dr. Dugan adds valuable insights on cybersecurity matters and cutting-edge technological research & development to our Board.
Skills and qualifications

•Business development and strategy •Business ethics •Cybersecurity •Executive level leadership •Extensive industry leadership •Global •Growth and transformation •Human capital management	•Investment •Legal, regulatory, and public policy •Operations •Public company board governance •Risk and compliance •Social •Technological innovation
*    Siemens AG is a multinational conglomerate corporation focusing on digitalization, electrification and automation for the process and manufacturing industries.
**        Within the last 5 years. Varian Medical Systems, Inc. is a medical treatment and software company, and Zynga Inc. is a social video game services company.

HPE 2026 PROXY STATEMENT	49

Proposals to be voted on

Public directorships* •Integer Holdings Corporation •Texas Instruments Incorporated

Jean M. Hobby
Recent career
Ms. Hobby served as a Global Strategy Partner at PricewaterhouseCoopers LLP (“PwC”) from 2013 until her retirement in June 2015. Prior to that, Ms. Hobby served as PwC’s Technology, Media and Telecom Sector Leader from 2008 to 2013 and its Chief Financial Officer from 2005 to 2008. Ms. Hobby joined PwC in 1983 and became a partner in 1994.
Committee membership: Audit (chair); HR and Compensation
HPE director since: 2019
Impact
From her senior leadership roles at PwC, including as Global Strategy Partner and CFO, Ms. Hobby brings deep expertise in finance, strategic planning, and technology to the Board. In addition, with her strong experience in audit- and financial control-related matters, she helps drive the Board’s and Audit Committee’s robust exercise of their numerous oversight responsibilities.
Skills and qualifications

•Business development and strategy •Business ethics •Executive level leadership •Financial and audit (audit committee financial expert)	•Global •Operations •Public company board governance •Risk and compliance
*        Integer Holdings Corporation is a medical device manufacturing company, and Texas Instruments Incorporated is a designer of semiconductors.

50	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Public directorships* •Beyond Meat, Inc.

Raymond J. Lane
Recent career
Mr. Lane has served as Managing Partner of GreatPoint Ventures, a venture firm focused on early stage enterprise and digital health technologies, since April 2014. Prior to that, Mr. Lane served as executive Chairman of Hewlett-Packard Company from September 2011 to April 2013 and as non-executive Chairman of Hewlett-Packard Company from November 2010 to September 2011. Until December 2019, Mr. Lane served as Managing Partner of Kleiner Perkins, a private equity firm, after having previously served as one of its Managing Partners from 2000 to 2013. Prior to joining Kleiner Perkins, Mr. Lane was President, Chief Operating Officer, and Director of Oracle Corporation, a software company. Before joining Oracle in 1992, Mr. Lane was a senior partner of Booz Allen Hamilton, Inc., a consulting company. Prior to Booz Allen Hamilton, Mr. Lane served as a division vice president with Electronic Data Systems Corporation, an IT services company that Hewlett-Packard Company acquired in August 2008. Mr. Lane served as Chairman of the Board of Trustees of Carnegie Mellon University from July 2009 to July 2015, and currently serves as an Emeritus Trustee.
Committee membership: Finance and Investment; Technology; Strategy
HPE director since: 2015
Impact
Mr. Lane brings with him a wide variety of corporate experiences: everything from an early stage venture capital investor, principally in the information technology industry, to an executive of a multinational public technology company. Drawing on these experiences from a career leading large technology enterprises spanning several decades, Mr. Lane provides the Board insight into worldwide operations, management, and the development of a winning corporate strategy, which are valuable for navigating HPE’s transformation journey in a quickly changing technology industry.
Skills and qualifications

•Business development and strategy •Business ethics •Cybersecurity •Environmental •Executive level leadership •Extensive industry leadership •Global	•Growth and transformation •Human capital management •Investment •Operations •Public company board governance •Risk and Compliance •Technological innovation
*    Beyond Meat, Inc. is a producer of plant-based meat substitutes.

HPE 2026 PROXY STATEMENT	51

Proposals to be voted on

Public directorships* •QUALCOMM Incorporated •Samsara Inc. Former service** •United Parcel Service, Inc.

Ann M. Livermore
Recent career
Ms. Livermore served as Executive Vice President of the Hewlett-Packard Company’s Enterprise Business from 2004 until June 2011, and served as an Executive Advisor to our CEO between then and 2016. Prior to that, Ms. Livermore served in various other positions at Hewlett-Packard Company in marketing, sales, research and development, and business management since joining the Company in 1982.
Committee membership: Finance and Investment; Nominating and Governance
HPE director since: 2015
Impact
Ms. Livermore brings extensive operational experience in senior leadership positions from nearly 35 years at Hewlett-Packard Company and Hewlett Packard Enterprise. Her tenure provides the Board vast in-house knowledge and experience in the areas of technology, marketing, sales, research and development, and business management, as well as provides senior management with insightful leadership.
Skills and qualifications

•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Global •Growth and transformation	•Human capital management •Operations •Public company board governance •Risk and compliance •Social
*    Qualcomm Incorporated is a semiconductor and telecommunications equipment company, and Samsara Inc. is a software and technology company.
**     Within the last 5 years. United Parcel Service, Inc. is a package delivery and logistics company.

52	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Public directorships* •Astera Labs, Inc. •Box Inc. •LAM Research Corporation Former service** •Marvell Technology, Inc. •Sempra Energy

Bethany J. Mayer
Recent career
Ms. Mayer served as an Executive Advisor at Siris Capital Group, a private equity firm, from January 2018 to October 2024. She previously served as Executive Vice President, Corporate Development and Technology at Sempra Energy, a public utility company, from November 2018 until January 2019. Prior to that, Ms. Mayer served as President and CEO of Ixia, a leading network testing and security solutions provider where she led the company through a transformative period from 2014 until its acquisition in April 2017 by Keysight Technology Inc. Prior to her time at Ixia, Ms. Mayer was a Senior Vice President, General Manager at Hewlett-Packard Company (“HP”) from 2011 to 2014, leading the expansion of its networking business, and prior to that, a vice president of marketing and alliances for HP’s enterprise servers storage and networking group from 2010 to 2011.
Committee membership: Audit; Technology; Integration
HPE director since: 2023
Impact
As a respected technology leader, Ms. Mayer brings broad and diverse expertise in networking, high speed communication, and cybersecurity. Her prior leadership experience in both global corporations and technology startups demonstrates her ability to navigate a dynamic and complex technology landscape while driving business growth. HPE’s Board and our Technology Committee benefit from her strategic mindset, strong leadership skills, and commitment to technological innovation. Ms. Mayer continues to improve her expertise in emerging technologies, as evidenced by her MS in cybersecurity from NYU in 2022 and a graduate certification in AI technology and management from UC Berkeley in 2023.
Skills and qualifications

•Business development and strategy •Business ethics •Cybersecurity •Environmental •Executive level leadership •Extensive industry leadership •Financial and audit (audit committee financial expert)	•Global •Growth and transformation •Human capital management •Investment •Operations •Public company board governance •Risk and compliance •Technological Innovation
*         Astera Labs, Inc. designs, manufactures and sells semiconductor-based connectivity solutions, Box Inc. is a company that develops cloud-based content management, file sharing, and collaboration tools, and LAM Research Corporation is a company that provides fabrication equipment and services to the semiconductor industry.
**         Within the last 5 years. Marvell Technology, Inc. is a semiconductor development and production company, and Sempra Energy is a public utility company.

HPE 2026 PROXY STATEMENT	53

Proposals to be voted on

Public directorships* •Elevance Health, Inc.

Antonio F. Neri
Recent career
Mr. Neri has served as President and CEO of Hewlett Packard Enterprise since February 2018. Mr. Neri previously served as President of Hewlett Packard Enterprise from June 2017 to February 2018 and Executive Vice President and General Manager of our Enterprise Group from November 2015 to June 2017. Prior to that, Mr. Neri served in a similar role for Hewlett-Packard Company’s (“HP”) Enterprise Group from October 2014 to November 2015. Mr. Neri served as Senior Vice President and General Manager of the HP Servers business unit from September 2013 to October 2014 and concurrently as Senior Vice President and General Manager of the HP Networking business unit from May 2014 to October 2014. Prior to that, Mr. Neri served as Senior Vice President and General Manager of the HP Technology Services business unit from August 2011 to September 2013 and as Vice President, Customer Services for the HP Personal Systems Group from 2007 to August 2011, having first joined HP in 1996 as a contractor.
Committee membership: None
HPE director since: 2018
Impact
Dedicating more than thirty years to HP and HPE, Mr. Neri rose from serving in a call center for HP Customer Support to our President and CEO. A gifted engineer and inspiring leader, Mr. Neri oversaw the development of numerous technological innovations at HPE, including: HPE Apollo, the industry leading high performance compute platform; HPE Superdome X, the world’s most scalable and modular in-memory computing platform; and HPE Synergy, the world’s first composable infrastructure platform. In addition, Mr. Neri oversaw many of HPE’s strategic acquisitions, including Athonet, Inc., Ampool Inc., Aruba Networks, Inc., Axis Security, Inc., BlueData Software, Inc., Cloud Cruiser, Inc., CloudPhysics, Inc., Cloud Technology Partners, Inc., Cray, Inc., Determined AI, Inc., MapR Technologies, Inc., Morpheus Data LLC, Nimble Storage, Inc., OpsRamp, Inc., Pachyderm, Inc., Silver Peak Systems, Inc., SimpliVity Corporation, Silicon Graphics International Corp., and Zerto, Inc. Mr. Neri is an HPE veteran with a passion for the Company’s customers, partners, employees, and culture.
Skills and qualifications

•Business development and strategy •Business ethics •Environmental •Executive level leadership •Extensive industry leadership •Financial and audit •Global •Growth and transformation	•Human capital management •Investment •Operations •Public company board governance •Risk and compliance •Social •Technological innovation
*        Elevance Health, Inc. is a healthcare insurance company, formerly known as Anthem, Inc. until June 28, 2022.

54	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Public directorships* •Booking Holdings Inc. Former service** •Wells Fargo & Company

Charles H. Noski
Recent career
Mr. Noski served as Vice Chairman of Bank of America Corporation from June 2011 until his retirement in September 2012 and as its Chief Financial Officer (“CFO”) from May 2010 to June 2011. Prior to that, Mr. Noski served as CFO of Northrop Grumman Corporation from 2003 until 2005, and as Board Director from 2002 to 2005. Mr. Noski previously served as CFO of AT&T Corporation from 1999 to 2002 and also served as Vice Chairman of the Board of Directors in 2002. From 1990 until 1999, Mr. Noski served in various leadership positions with Hughes Electronics Corporation, including President, Chief Operating Officer, and Board Director. Mr. Noski began his career with Deloitte & Touche LLP in 1973, ultimately serving as partner until 1990.
Committee membership: Finance and Investment (chair); Nominating and Governance; Strategy
HPE director since: 2020
Impact
Mr. Noski brings extensive experience in business operations, risk, finance, accounting, and capital markets to our Board, spanning the aerospace and defense, telecommunications, technology, and financial services sectors. He also exhibits operational and management expertise through his senior leadership roles at large public, global companies. With a combination of business skills and deep expertise in finance and accounting matters, including capital management, restructuring, and capital markets, he is an invaluable asset to help our Board fulfill its various oversight and strategic leadership responsibilities.
Skills and qualifications

•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Financial and audit •Global	•Growth and transformation •Investment •Operations •Public company board governance •Risk and compliance
*        Booking Holdings Inc. is an online travel and related services company.
**        Within the last 5 years. Wells Fargo & Company is a financial services company.

HPE 2026 PROXY STATEMENT	55

Proposals to be voted on

Public directorships* •Citigroup Inc.

Gary M. Reiner
Recent career
Mr. Reiner served as Operating Partner at General Atlantic LLC, a private equity firm, from November 2011 to December 2024. Previously, Mr. Reiner served as Special Advisor to General Atlantic LLC from September 2010 to November 2011. Prior to that, Mr. Reiner served as Senior Vice President and Chief Information Officer at General Electric Company (“GE”), a technology, media and financial services company, from 1996 until March 2010. Mr. Reiner previously held other executive positions with GE since joining the company in 1991. Earlier in his career, Mr. Reiner was a partner at The Boston Consulting Group, Inc., a consulting firm, where he focused on strategic process issues for technology businesses.
Committee membership: Nominating and Governance (chair); Technology; Strategy
HPE director since: 2015
Impact
Mr. Reiner provides decades of experience driving corporate strategy, information technology, and best practices across complex organizations. His prior experience in private equity investing, focused on the IT industry, also enhances the technological expertise represented on our Board and our Technology Committee. HPE’s Board benefits from Mr. Reiner’s deep insight into how IT can help global companies succeed through his many years of experience as Chief Information Officer at General Electric.
Skills and qualifications

•Business development and strategy •Business ethics •Cybersecurity •Executive level leadership •Extensive industry leadership •Global	•Growth and transformation •Investment •Operations •Public company board governance •Technological innovation
*        Citigroup Inc. is an investment banking and financial services corporation.

56	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Public directorships* •General Motors Company •KKR & Co. Inc. •Merck & Co., Inc.

Patricia F. Russo
Recent career
Ms. Russo has served as the Chair of our Board of Directors since November 2015. Previously, Ms. Russo served as the Lead Independent Director of Hewlett-Packard Company from July 2014 to November 2015. Ms. Russo served as CEO of Alcatel-Lucent, S.A., a communications company, from 2006 to 2008. Previously, Ms. Russo served as Chairman of Lucent Technologies Inc. (“Lucent”), a communications company, from 2003 to 2006 and CEO and President of Lucent from 2002 to 2006.
Committee membership: Nominating and Governance; HR and Compensation
HPE director since: 2015
Impact
Ms. Russo brings to the Board extensive global business experience along with proven leadership acumen for a wide range of transformative transactions, including mergers and acquisitions and business restructurings, notably having led Lucent through a severe industry downturn and later a merger with Alcatel, as well as overseeing the split of Alcoa Corporation and Arconic Corporation. In addition, Ms. Russo has gained significant experience on governance issues facing large public companies, including from her service as Chair of the Governance and Corporate Responsibility Committee of General Motors Company, and former service as Lead Director and Chair of the Governance and Nominating Committee of Arconic Corporation. A globally recognized thought leader in business and governance, Ms. Russo has led the Board’s oversight and execution of HPE’s transformation journey.
Skills and qualifications

•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Financial and audit •Global •Growth and transformation	•Human capital management •Technological innovation •Investment •Operations •Public company board governance •Risk and compliance •Social
*        General Motors Company is an automotive company, KKR & Co. Inc. is an investment firm, and Merck & Co., Inc. is a pharmaceuticals company.

HPE 2026 PROXY STATEMENT	57

Proposals to be voted on

Proposal no. 2:	Ratification of independent registered public accounting firm

The Audit Committee of the Board has appointed, and as a matter of good corporate governance is requesting ratification by the stockholders of the appointment of, Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated and combined financial statements for the fiscal year ending October 31, 2026. During fiscal 2025, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit-related and tax services. See “Principal accounting fees and services” below and “Report of the Audit Committee of the Board of Directors” on page 112. Representatives of Ernst & Young LLP are expected to participate in the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Principal accounting fees and services
The following table shows the fees paid or accrued by Hewlett Packard Enterprise for fiscal 2025 and 2024.

	2025 ($ in millions)	2024 ($ in millions)
Audit Fees(1)	32.8	23.2
Audit-Related Fees(2)	0.7	0.5
Tax Fees(3)	4.7	5.1
All Other Fees(4)	0	0
Total	38.2	28.8
1.Audit fees represent fees for professional services provided in connection with the audit of our financial statements and internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
2.Audit-related fees for fiscal 2025 and 2024 primarily included fees related to accounting consultation, and attestation services.
3.Tax fees for fiscal 2025 and 2024 primarily included fees associated with tax planning.
4.All other fees for fiscal 2025 and 2024 primarily included advisory service fees.
In accordance with its written charter, the Audit Committee is responsible for the pre-approval of all audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may also delegate this authority to the chair of the Audit Committee.
The Audit Committee approved all of the fees above.
Vote required
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2026 fiscal year requires the affirmative vote of a majority of the shares of HPE common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2026 fiscal year.

58	HPE 2026 PROXY STATEMENT

Proposals to be voted on

Proposal no. 3:	Vote to approve Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance

Executive summary of the proposal and selected plan information
Introduction
The Hewlett Packard Enterprise Company 2021 Stock Incentive Plan was originally adopted, upon receipt of stockholder approval, effective as of April 14, 2021 (the “Original Effective Date”) and was thereafter amended pursuant to Amendment No. 1 effective as of April 5, 2022, Amendment No. 2 effective as of April 5, 2023, Amendment No. 3 effective as of April 10, 2024, and Amendment No. 4 effective as of April 2, 2025 (as amended, the “2021 Plan”). The 2021 Plan is currently our only equity plan for issuing new equity compensation awards (excluding our Employee Stock Purchase Plan). The 2021 Plan superseded the Company’s 2015 Stock Incentive Plan (the “2015 Plan”), with no future awards available for issuance under the 2015 Plan on and after the Original Effective Date of the 2021 Plan.
On February 5, 2026, upon recommendation of the HRC Committee, the Board approved an Amendment No. 5 to the 2021 Plan that increases the number of shares of common stock of HPE available for issuance under the 2021 Plan by an additional 22,000,000 shares, subject to stockholder approval at the 2026 Annual Meeting of Stockholders. The 2021 Plan is the only plan under which equity-based compensation may currently be awarded to our employees and non-employee directors.
Increasing the number of shares available for issuance under the 2021 Plan is necessary to enable the continued use of equity compensation awards, including those that vest based on attainment of prescribed performance goals, to provide competitive levels of compensation to key talent and promote alignment between management and stockholder interests. HPE’s continued shift into higher growth, higher margin areas across AI, cloud, and networking, further enhanced by the recent acquisition of Juniper Networks, requires investment in human capital and successful attraction and retention of high-demand talent in a very competitive business environment. Granting equity-based compensation to eligible officers, employees, and non-employee directors encourages ownership in the Company by key personnel whose contribution is essential to the Company’s continued progress and, thereby, encourage recipients to act in our stockholders’ interests and share in the Company’s success. Our people are our greatest asset in the delivery of sustainable value to our stockholders.
If this proposal is approved by our stockholders, the Amendment No. 5 to the 2021 Plan, which is attached as Annex A to this proxy statement, will become effective on April 1, 2026, thereby increasing the overall number of shares available for issuance under the 2021 Plan by 22,000,000, increasing the number of shares available for issuance pursuant to incentive stock option awards under the 2021 Plan by that same 22,000,000, and extending the expiration date of the 2021 Plan by approximately one year to April 1, 2036. If our stockholders do not approve this proposal, the 2021 Plan will remain in effect in its current form, subject to its expiration date (April 2, 2035). However, without approval of the amendment of the 2021 plan by our stockholders, there may be insufficient shares available under the 2021 Plan to make annual awards and to provide grants to new hires in the coming year. In this event, the HRC Committee would be required to revise its compensation philosophy and formulate cash-based programs that may be less effective in attracting, retaining, and compensating eligible officers, employees and non-employee directors and in creating alignment between our leadership and stockholders.
Proposed share reserve
Currently, the number of shares that may be issued or transferred to participants under the 2021 Plan shall not exceed the sum of (i) 84,000,000 shares, plus (ii) 36,165,107 shares that were available for grant under the 2015 Plan as of the Original Effective Date, plus (iii) any shares subject to awards under the 2015 Plan that are cash-settled, forfeited, terminated or lapse after the Original Effective Date. As of December 31, 2025, the number of shares available for future grants is calculated at 37,009,534 shares. If this proposal is approved, the number of shares that may be issued or transferred to participants under the 2021 Plan increases by 22,000,000.

HPE 2026 PROXY STATEMENT	59

Proposals to be voted on
If any shares subject to an award under the 2021 Plan are forfeited, terminated, lapse, or otherwise do not result in the issuance of all or a portion of the shares subject to such award, or an award is settled for cash (in whole or in part), then in each such case the shares subject to such award shall, to the extent of such forfeiture, lapse, non-issuance or cash settlement, be again available for grants under the 2021 Plan.
In the event that withholding tax liabilities arising from a full-value award (i.e., an award other than stock options or stock appreciation rights) under the 2021 Plan or, after the Original Effective Date, arising from a full-value award under the 2015 Plan, are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the 2021 Plan’s reserve.
Impact on dilution and fully-diluted overhang
Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate and retain our leadership team and key employees, and maintain their focus on our strategic priorities. If Amendment No. 5 to the 2021 Plan is approved, the total fully-diluted overhang would be approximately 9.2% which includes the outstanding awards assumed in connection with the Juniper Networks acquisition, as is presented below in the Summary of Key Stock Plan Data. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.
Expected duration of the share reserve
We expect that the increased share reserve under the 2021 Plan, if this proposal is approved by our stockholders, will be sufficient for awards for one to two years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix, hiring and promotion activity at the executive level, the rate at which shares are returned to the 2021 Plan's reserve under permitted addbacks, the future performance of our stock price, the consequences of acquiring other companies, and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.
The 2021 Plan incorporates numerous governance best practices, including:
•all awards are subject to clawback as required by applicable law or pursuant to the clawback policies adopted by the Board or HRC Committee; in addition to maintaining a clawback policy that complies within NYSE requirements, HPE’s policy provides for discretionary clawback rights over both performance-based and time-based awards (please see “Policy on recovery in event of financial restatement” section in the CD&A)
•no “liberal share recycling” of options or stock appreciation rights (“SARs”);
•dividends and dividend equivalent rights for full-value awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied; dividend equivalents will not be awarded for options or SARs;
•minimum 100% fair market value exercise price for options and SARs;
•no repricing of options or SARs and no cash buyout of underwater options and SARs without stockholder approval, except for equitable adjustments in connection with a change in control (“CIC”);
•no “liberal” CIC definition or automatic “single-trigger” CIC vesting; and
•no “evergreen” share increases or automatic “reload” awards.
Plan term
The 2021 Plan is currently scheduled to expire on April 2, 2035 (i.e., the tenth anniversary of the effective date of Amendment No. 4), unless terminated earlier by the Board. If this proposal is approved by our stockholders, the expiration date will extend until April 1, 2036 which is the tenth anniversary of that approval. Expiration of the 2021 Plan shall not affect the terms or conditions of any award granted under the 2021 Plan prior to expiration.

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Summary of key stock plan data
Share usage
The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance- based equity awards earned, over each of the last three fiscal years under the 2015 Plan and 2021 Plan:

	2025	2024	2023
Stock options / stock-settled SARs granted	0	0	0
Stock-settled time-vested restricted shares/units granted	20,328,667	29,943,824	28,234,767	3-year average
Stock-settled performance-based shares/units earned *	1,263,088	1,220,905	1,391,054
Weighted-average basic common shares outstanding	1,324,000,000	1,309,000,000	1,299,000,000
Share usage rate	1.63%	2.38%	2.28%	2.10%
Note: The above table does not include awards granted under acquired company stock plans, including but not limited to awards outstanding under the Juniper Networks, Inc. 2015 Equity Incentive Plan which were assumed by HPE as of July 2, 2025 in connection with closing of the Juniper Networks acquisition consisting of 828,926 stock options and 44,586,619 time-vesting restricted stock units.
*     With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the target number of performance-based shares/units granted during the foregoing 3-year period were as follows: 1,685,136 shares in fiscal 2025, 1,822,558 shares in fiscal 2024, and 1,588,400 shares in fiscal 2023.
Note that amounts in the table above differ from the amounts reported in the Company’s Annual Reports on Form 10-K for fiscal 2023, 2024, and 2025 for the following reasons: (i) cash-settled awards are excluded, and (ii) awards assumed in connection with acquisitions are excluded.
Overhang as of December 31, 2025
The following table sets forth certain equity award information under the 2015 Plan and 2021 Plan as of December 31, 2025 (unless otherwise noted):

	HPE (Excluding Acquired Plans)	HPE (Including Acquired Plans)
Stock options / stock-settled SARs outstanding	—	1,569,279
Weighted-average exercise price of outstanding stock options	—	$8.12
Weighted-average remaining term of outstanding stock options	—	3.54
Total stock-settled full-value awards outstanding	47,411,139	74,222,316
Remaining shares available for grant under the 2021 Plan prior to proposed increase*	37,009,534	37,009,534

Additional shares being requested under the 2021 Plan	22,000,000
Basic common shares outstanding as of the record date (February 2, 2026)	1,328,808,444
Fully-diluted overhang**	9.2%
*     For reference purposes, the remaining shares available for grant under the 2021 Plan are denoted as of December 31, 2025 and are inclusive of the unused shares under the 2015 Plan, which were rolled over into the 2021 Plan as of the Original Effective Date. Upon stockholder approval of the 2021 Plan on the Original Effective Date, no further awards could be made under the 2015 Plan.
**    In this proposal, fully-diluted overhang is calculated as the sum of stock-settled grants (stock options, stock-settled SARs, and stock-settled full value awards) outstanding under the 2015 Plan, the 2021 Plan and the stock plans assumed by HPE in our acquisitions (including but not limited to the Juniper Networks, Inc. 2015 Equity Incentive Plan) plus the remaining shares available under the 2021 Plan plus the proposed increase to the share reserve under Amendment No. 5 to the 2021 Plan (numerator) divided by the sum of the numerator plus common shares outstanding (denominator), with all data effective as of December 31, 2025 unless otherwise noted.
As of February 2, 2026, the per-share closing price of our common stock as reported on the New York Stock Exchange was $22.01

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Proposals to be voted on
Summary of the 2021 Plan
The principal features of the 2021 Plan, as proposed to be amended, are summarized below. The following summary does not purport to be a complete description of all of the provisions of the 2021 Plan. It is qualified in its entirety by reference to the complete text of Amendment No. 5, as set forth in Annex A to this proxy statement, as well as the 2021 Plan, Amendment No. 1, Amendment No. 2, Amendment No. 3, and Amendment No. 4, each of which is available at annualmeeting.hpe.com.
General. The purpose of the 2021 Plan is to encourage ownership in HPE by key personnel whose continued service is considered essential to HPE’s continued progress, and thereby align grantees’ and stockholders’ interests. Stock options, SARs, stock grants (including stock units), and cash awards may be granted under the 2021 Plan. Options granted under the 2021 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory stock options.
Administration. The Plan may be administered by the Board, a committee appointed by the Board or its delegate (as applicable, the “Administrator”). The HRC Committee of the Board currently serves as Administrator.
Shares available. Subject to the equitable adjustment provisions of the 2021 Plan and the permitted addbacks described below, the maximum number of shares that may be delivered to participants under the 2021 Plan shall not exceed the sum of:
•142,165,107 shares (representing the sum of (x) 84,000,000 shares previously approved by stockholders at the Company’s 2021, 2022, 2023, 2024, and 2025 annual meetings, (y) an additional 22,000,000 shares subject to the stockholder approval at the 2026 annual meeting under this proposed amendment), plus (z) 36,165,107 shares that were available for grant under the 2015 Plan as of the Original Effective Date, plus
•any shares subject to awards under the 2015 Plan that were or are cash-settled, forfeited, terminated or lapse after the Original Effective Date.
If any shares subject to an award under the 2021 Plan are forfeited, an award terminates, lapses, or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or an award is settled for cash (in whole or in part), the shares subject to such award shall, to the extent of such forfeiture, lapse, non-issuance, or cash settlement, be added to the 2021 Plan’s reserve. In the event that withholding tax liabilities arising from a full-value award or, after the Original Effective Date, arising from a full-value award under the 2015 Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the 2021 Plan’s reserve.
Notwithstanding anything to the contrary, the following shares will not again be available for awards under the 2021 Plan: (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the 2021 Plan, (b) shares tendered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or SAR under the 2021 Plan, (c) the total number of shares underlying a SAR that is net-settled in shares, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the 2021 Plan.
The shares available for issuance under the 2021 Plan will not be reduced by awards of Options and SARs issued in connection with our acquisition of another entity if such awards are issued in substitution of similar awards outstanding under the acquired entity’s equity incentive plan. In addition, shares remaining available for issuance under an acquired entity’s stockholder approved plan shall be available for issuance under the 2021 Plan (subject to any applicable conversion ratio or exchange ratio).
If this proposal is approved, the maximum number of shares of common stock may be issued in the aggregate in respect of incentive stock options under the 2021 Plan will increase from 84,000,000 to 106,000,000.
Eligibility. Grants may be made under the 2021 Plan to employees of HPE and its affiliates and to non-employee directors. Incentive stock options may be granted only to employees of HPE or its corporate subsidiaries. As of October 31, 2025, there were approximately 67,000 employees and 12 non-employee directors who would be eligible to receive grants under the 2021 Plan. The Administrator, in its discretion, selects the grantees to whom awards may be made, the time or times at which the grants are made, and the terms of the grants.

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Terms and conditions of options and stock appreciation rights. Each option or SAR is evidenced by a grant agreement between HPE and the grantee and is subject to the following additional terms and conditions:
•Exercise price. The Administrator determines the exercise price of options and SARs at the time the grant is made. The exercise price per share of a stock option or SAR may not be less than 100% of the fair market value of a share of common stock on the date the grant is made, although replacement grants with lower exercise prices may be made to service providers of entities acquired by HPE. The fair market value of the common stock is the closing sales prices for the common stock on the date the grant is made (or if no sales were reported that day, the last preceding day a sale occurred). No option or SAR may be repriced to reduce the exercise price or permit the cash buyout of underwater options or SARs without stockholder approval (except in connection with an equitable adjustment or a change in control of HPE).
•Exercise of options and stock appreciation rights; form of consideration. The Administrator determines when options or SARs become exercisable and, in its discretion, may accelerate the vesting of any outstanding grant. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Plan permits payment to be made by cash, check, wire transfer, other shares of common stock of HPE (with some restrictions), broker assisted cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.
•Term of option or stock appreciation right. The term of an option or SAR may be no more than 10 years from the date of grant or 10 1/2 years where permitted in jurisdictions outside of the United States. No option or SAR may be exercised after the expiration of its term, except that if an option or SAR is “in the money” and a blackout period or other trading restriction is in effect on the date the option or SAR would otherwise expire, then the Administrator may approve for such option or SAR to remain in effect until 30 days following the end of the applicable blackout period or other restriction period.
•Termination of employment. If a grantee's employment terminates for any reason, then all options and SARs held by the grantee under the 2021 Plan generally will terminate shortly following the grantee's termination unless determined otherwise by the Administrator.
•Other provisions. The grant agreement may contain other terms, provisions, and conditions not inconsistent with the 2021 Plan, as may be determined by the Administrator.
Terms and conditions of stock grants. Each stock grant agreement is evidenced by a grant agreement between HPE and the grantee and is subject to the following additional terms and conditions:
•Termination of employment. In the case of stock grants, including stock units, unless the Administrator determines otherwise, the restricted stock or restricted stock unit agreement will provide that the unvested stock or stock units will be forfeited upon the grantee’s termination of employment for any reason.
•Vesting. The vesting of a stock grant may be subject to performance criteria, continued service of the grantee, or both, as determined by the Administrator. See description of vesting rules for dividend equivalents below.
•Purchase price; form of consideration. The Administrator determines the purchase price, if any, of the shares subject to a stock grant and the acceptable means of payment, which may include cash, check, wire transfer, other shares of common stock of HPE (with some restrictions), broker assisted cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.
•Other provisions. The grant agreement may contain other terms, provisions, and conditions not inconsistent with the 2021 Plan, as may be determined by the Administrator.
Performance criteria. For purposes of the 2021 Plan, performance criteria means any one or more of the performance criteria listed below, either individually, alternatively, or in combination, applied to either HPE as a whole or to a business unit, affiliate, or business segment, either individually, alternatively, or in any combination, and measured over any applicable performance period determined by the Administrator, on an absolute basis, or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the grant agreement (which may be in the form of a separate plan or program adopted by HPE or an affiliate): (1) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share; (4) growth in

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Proposals to be voted on
earnings or earnings per share, cash flow, revenue, gross margin, operating expense, or operating expense as a percentage of revenue; (5) stock price; (6) return on equity or average stockholder equity; (7) total shareholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue (on an absolute or adjusted basis); (12) net profit or net profit before annual bonus; (13) income or net income; (14) operating income or net operating income; (15) operating profit, net operating profit, or controllable operating profit; (16) operating margin, operating expense, or operating expense as a percentage of revenue; (17) return on operating revenue; (18) market share or customer indicators; (19) contract awards or backlog; (20) overhead or other expense reduction; (21) growth in stockholder value relative to the moving average of the S&P 500 Index, a peer group index or another index; (22) credit rating; (23) strategic plan development and implementation, attainment of research and development milestones, or new product invention or innovation; (24) succession plan development and implementation; (25) improvement in productivity or workforce diversity; (26) attainment of objective operating goals and employee metrics; (27) economic value added; and (28) any other objective or subjective performance criteria determined by the HRC Committee. The HRC Committee may appropriately adjust any evaluation of performance under established performance criteria to reflect one or more events that occur during a performance period, including without limitation: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) acquisitions and divestitures not foreseen in the Company’s financial plan for an applicable performance period, (F) one-time expenses (with or without an individual or aggregate threshold) not foreseen in the Company’s financial plan for the performance period, (G) the impact of foreign currency exchange rates (with or without a threshold), and (H) any other unusual or infrequently occurring or special items.
Dividends; dividend equivalents. The Administrator may provide that dividends or dividend equivalents will accrue in respect of unvested stock grants (including stock units) and be paid in connection with the vesting of the grant; provided that in no case will accrued dividends or dividend equivalents be paid in connection with unvested stock grants (including stock units) that fail to become vested. In no event will dividends or dividend equivalents be granted or paid with respect to stock options or SARs.
Non-employee director grants. Non-employee directors are eligible for annual retainer grants under the 2021 Plan. Unless the Board determines otherwise, the non-employee directors will receive their annual equity retainer in the form of restricted stock units that, subject to the Board's discretion to accelerate, vest at the next annual stockholder meeting, or if earlier, one year after the grant. In addition, unless the Board determines otherwise or a director specifically elects otherwise, each non-employee director will have the opportunity to elect to receive his or her annual cash retainer in the form of a fully-vested stock grant. Unless the Board or Administrator determines otherwise, the grants relating to the annual equity retainer are granted automatically shortly after the beginning of the director's year of service while stock grants related to the annual cash retainer are automatically granted on the date the cash retainer would be paid.
For any non-employee director other than the non-executive chairperson of the Board, the value of the combined annual equity retainer (calculated based on the grant date fair value of such annual equity retainer for financial reporting purposes) plus the annual cash retainer, whether paid in the form of cash or a stock award, for any director plan year shall not exceed $750,000. The independent members of the Board may make exceptions to this limit for a non-executive chairperson of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Cash awards. Each cash award agreement (which may be in the form of a separate plan or program adopted by HPE or an affiliate and may include annual incentive program awards to our Section 16 officers) will contain provisions regarding (1) the target and maximum amount payable to the grantee as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of the payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) any further terms and conditions, in each case not inconsistent with the 2021 Plan, as may be determined by the Administrator.
Nontransferability. Unless otherwise determined by the Administrator, grants made under the 2021 Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the grantee’s lifetime only by the grantee. The Administrator will have the sole discretion to permit the transfer of a grant; however, any permitted transfer will be without consideration.
Adjustments upon changes in capitalization, merger or sale of assets. Subject to any required action by HPE's stockholders, (1) the number and kind of shares covered by each outstanding grant, (2) the price per share subject to each outstanding grant, (3) the number of shares available pursuant to the 2021 Plan, and (4) performance criteria applicable to outstanding Awards, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock

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Proposals to be voted on
dividend, extraordinary cash dividend, combination, or reclassification of HPE’s stock, or any other increase or decrease in the number of issued shares of HPE's stock effected without receipt of consideration by HPE.
In the event of a liquidation or dissolution, any unexercised options, SARs, or stock grants will terminate. The Administrator, in its discretion, may provide that each grantee shall have the right to exercise all of the grantee's options or SARs, including those not otherwise exercisable, until the date that is ten days prior to the consummation of the liquidation or dissolution, and be fully vested in any other stock grants.
In the event of a change in control of HPE, as defined in the 2021 Plan and determined by the Board or the HRC Committee, the Board or a committee thereof, in its discretion, may provide for (a) the assumption, substitution, or adjustment of each outstanding grant, (b) the acceleration of the vesting of options or SARs and termination of any restrictions on stock grants or cash awards, or (c) the cancellation of grants for a cash payment to the grantee. Underwater options or SARs may be cancelled in connection with such change in control without any payment made with respect thereto.
Amendment and termination of the 2021 Plan. The Administrator may amend, alter, suspend, or terminate the 2021 Plan, or any part thereof, at any time and for any reason. However, HPE will obtain stockholder approval for any amendment to the 2021 Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by HPE stockholders, no amendment shall be made that would: (1) materially increase the maximum number of shares for which grants may be made under the 2021 Plan, other than an increase pursuant to an equitable adjustment; (2) reduce the minimum exercise price for options or SARs granted under the 2021 Plan; (3) reduce the exercise price of outstanding options or SARs; or (4) materially expand the class of persons eligible to receive grants under the 2021 Plan. No action by the Administrator or stockholders may materially impair any grant previously made under the 2021 Plan without the written consent of the grantee. Unless terminated earlier, the 2021 Plan shall expire ten years from the later of (i) the date of approval by the stockholders of HPE, and (ii) the date that our stockholders approve the issuance of additional shares under the 2021 Plan. Accordingly, subject to approval of this proposal and absent future action by the stockholders or the Administrator, the 2021 Plan will expire on April 1, 2036.
2021 Plan benefits
Because benefits under the 2021 Plan will depend on the Administrator's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers, and other employees if Amendment No. 5 to the 2021 Plan is approved by the stockholders. The following table sets forth information with respect to the number of outstanding time-vested restricted stock units and performance-based stock units that have been granted under the 2021 Plan as of February 2, 2026 to the named executive officers listed in our Fiscal 2025 summary compensation table as well as to our executive officers, directors and other employees. No stock options have been granted under the 2021 Plan.

	Time-vested restricted stock units (#)	Performance-based restricted stock units* (#)
Antonio F. Neri President and Chief Executive Officer	864,190	2,217,784
Marie E. Myers Executive Vice President, Chief Financial Officer	485,711	1,056,536
Rami Rahim Executive Vice President, President and General Manager of Networking	375,900	453,396
John F. Schultz Executive Vice President, Chief Operating and Legal Officer	365,468	938,170
Fidelma M. Russo Executive Vice President, General Manager of Hybrid Cloud and Chief Technology Officer	310,282	783,186
All current executive officers, as a group (10 persons)	3,496,295	6,658,300
All current non-employee directors, as a group (12 persons)**	411,339	—
All current or former employees who are not current executive officers, as a group	38,784,157	1,617,834
*     Assumes maximum vesting of 200% of target units that could be earned if the highest level of performance is attained. At target-level vesting, the units reflected in this column would decrease by 50%.

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Proposals to be voted on
**    The number of outstanding time-vested restricted stock units that have been granted under the 2021 Plan as of February 2, 2026 to the nominees for director are: 7,956 to Robert M. Calderoni, 14,405 to Pamela L. Carter, 47,191 to Frank A. D’Amelio, 14,405 to Regina E. Dugan, 47,191 to Jean M. Hobby, 14,405 to Raymond J. Lane, 14,405 to Ann M. Livermore, 14,405 to Bethany J. Mayer, 79,455 to Charles H. Noski, 14,405 to Raymond E. Ozzie, 14,405 to Gary M. Reiner and 126,117 to Patricia F. Russo.
Registration with the SEC
The Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the 2021 Plan in June 2026.
U.S. federal income tax consequences
The following is a summary of the effect of U.S. federal income taxation upon grantees and HPE with respect to awards granted under the 2021 Plan based on the U.S. federal income tax laws in effect as of the date of this proxy statement. It does not intend to be exhaustive and does not discuss the tax consequences arising in the context of a grantee’s death, or the income tax laws of any municipality, state or foreign country in which the grantee's income or gain may be taxable or the gift, estate, excise (including application of Sections 409A, 280G or 4999 of the Code), or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, HPE advises all recipients to consult their own tax advisors concerning the tax implications of grants made under the 2021 Plan.
Non-statutory stock options. A grantee does not recognize any taxable income at the time a non-statutory stock option is granted or upon vesting. Upon exercise, the grantee recognizes taxable income generally measured by the excess of the fair market value of the shares at that time over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of HPE is subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income. Upon a sale or other disposition of the shares at arm’s length by the grantee, any difference between the sale price and the exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.
Incentive stock options. A grantee who is granted an incentive stock option does not recognize taxable income at the time the option is granted, upon vesting, or upon exercise, although the difference between the exercise price and the fair market value on the date of exercise is an adjustment item for alternative minimum tax purposes and may subject the grantee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, the grantee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If the holding periods are not satisfied, then: (1) if the sale price exceeds the exercise price, the grantee will recognize capital gain equal to the excess of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the fair market value of the shares on the exercise date and the exercise price; or (2) if the sale price is less than the exercise price, the grantee will recognize a capital loss equal to the difference between the exercise price and the sale price. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income.
Stock appreciation rights. SARs will generally be taxed in the same manner as non-statutory stock options. Unless limited by Section 162(m) of the Code, HPE is entitled to a corresponding deduction.
Stock grants. A restricted stock grant is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the grant will be forfeited in the event that the grantee ceases to provide services to HPE. As a result of this substantial risk of forfeiture, the grantee will not recognize ordinary income at the time of grant. Instead, the grantee will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier (the “vesting date”). The grantee’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the vesting date.
The grantee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by filing an election pursuant to Section 83(b) of the Code within 30 days of grant. In that case, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of grant, if any.
Any stock grants that are fully vested on the grant date will generally be taxable to the grantee as ordinary income (based on the excess of the fair market value over the purchase price, if any) on the grant date.

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Proposals to be voted on
The ordinary income recognized by an employee in connection with a stock grant will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in respect of stock grants in the same amount as and at the time the grantee recognizes ordinary income.
Upon a sale or other disposition of shares at arm’s length by the grantee, any difference between the sale price and the grantee’s tax basis (usually the value of the shares at the time of vesting), is treated as long-term or short-term capital gain or loss, depending on the holding period.
Stock units and performance-based units. A grantee does not recognize any taxable income at the time a stock unit is granted. Generally, restricted stock units, including performance-based units, will be subject to income taxation based upon the fair market value of the shares underlying the units on each date shares are delivered or made available to the grantee. The ordinary income recognized by an employee will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income. Upon a sale or other disposition of shares at arm’s length by the grantee, any difference between the sale price and the grantee's tax basis (usually the value of the shares at the time of settlement), is treated as long-term or short-term capital gain or loss, depending on the holding period.
Cash awards. The recipient will have taxable ordinary income, in the year of receipt, equal to the amount of cash received. Any cash received by an employee of HPE will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE will be entitled to a tax deduction in the amount and at the time the grantee recognizes compensation income.
Section 162(m) of the of the Internal Revenue Code. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2021 Plan, when combined with all other types of compensation received by a covered employee from HPE, may cause the $1,000,000 deduction limitation to be exceeded in any particular year.
Vote required
Approval of this proposal to increase the number of shares available for issuance under the 2021 Plan requires the affirmative vote of a majority of the shares of HPE common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the Plan’s shares available for issuance.

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Proposals to be voted on

Proposal no. 4:	Advisory vote to approve executive compensation

Our Board and HRC Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, and reward our executive team for delivering stockholder value. Below is a summary of key elements of our fiscal compensation programs relative to this philosophy.

Pay-for-performance
Total direct compensation is primarily performance-based and delivered in the form of cash and equity to align the interests of our management with those of our stockholders
Total direct compensation is generally positioned within a competitive range of the market median, with differentiation by executive, as appropriate, based on individual factors such as tenure, criticality of the role, proficiency in the role, sustained performance over time, and importance to our leadership succession plans

Realized total direct compensation fluctuates and is directly linked to annual and long-term performance and stockholder value over time
Incentive awards are heavily dependent upon achievement of critical operating goals and our stock performance, and are primarily measured against objective metrics that directly link to the creation of sustainable value for our stockholders

We balance growth objectives, top- and bottom-line objectives, and short- and long-term objectives to reward for overall performance and avoid overemphasizing a singular focus
Long-term incentives are delivered in part in the form of performance-based equity, which vests upon achievement of both absolute and relative performance metrics that drive stockholder value
The HRC Committee annually validates the pay-for-performance relationship of our incentive plans through an analysis conducted by its independent compensation consultant

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Proposals to be voted on
Corporate governance

What we do	What we don’t do
Design compensation programs that do not encourage excessive risk-taking	Enter into individual executive employment agreements (except in unique circumstances such as to address change in control agreements with acquired companies)
Maintain above-market stock ownership guidelines that require the CEO, and other executive officers to hold shares equal to at least 7x and 5x their base salary, respectively	Provide tax gross-ups for executive perquisites
Provide limited executive perquisites	Pay share-dividend equivalents in our long-term incentive program before vesting of the underlying shares occurs
Prohibit hedging or pledging of Company stock by our executive officers and our directors	Provide supplemental defined benefit pension plans (except in the case of international transfers, as required by law)
Maintain a clawback policy that permits the Company to recover all annual and long-term incentives, including those that are performance- and time-based, and goes beyond applicable NYSE requirements	Engage in liberal share recycling of options or stock appreciation rights
Maintain a severance policy that provides for “double-trigger” change in control equity vesting
Engage an independent compensation consultant for the HRC Committee that does no other work for the Company
The Executive Compensation portion of this proxy statement contains a detailed description of our compensation philosophy and programs, the compensation decisions made under those programs with regard to our named executive officers (“NEOs”) for fiscal 2025, and the factors considered by the HRC Committee in making those decisions. We believe that we maintain a compensation program deserving of stockholder support. Accordingly, the Board of Directors recommends stockholder approval of the compensation of our NEOs as disclosed in this proxy statement.
Vote required
Approval of our executive compensation, on an advisory basis, requires the affirmative vote of a majority of the shares of HPE common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of the compensation of our named executive officers, as described in the compensation discussion and analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.
As an advisory vote in accordance with Section 14A of the Exchange Act, this proposal is not binding on HPE, the Board, or the HRC Committee. However, the HRC Committee and the Board value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our NEOs. Pursuant to our policy of providing annual advisory votes to approve executive compensation, we expect that our next vote to approve executive compensation will occur at our 2027 annual meeting.

HPE 2026 PROXY STATEMENT	69

Proposals to be voted on

Proposal no. 5:	Stockholder proposal entitled: “Report on Discrimination in Charitable Support”

We received the following stockholder proposal (the “Proposal”) from the Kenneth W Nimmons Rev Trust & Juliette I Nimmons Rev Trust, the beneficial owner of 608 shares of HPE common stock (the “Proponent”), through the Proponent’s representative, Bowyer Research, Inc., P.O. Box 120, McKeesport, PA 15135. The Proponent has requested we include the Proposal and supporting statement in this proxy statement and, if properly presented, the Proposal will be voted on at the annual meeting. This Proposal and supporting statement, as submitted by the Proponent, are quoted verbatim below. The Company and the Board disclaim any responsibility for the content of the Proposal and the supporting statement.
The Board opposes adoption of the Proposal and asks stockholders to review the Board’s response, which follows the Proponent’s Proposal.
Stockholder proposal
The Board of Directors recommends a vote against the following stockholder proposal
Proposal 5
Report on Discrimination in Charitable Support
Supporting Statement:
Corporations routinely use their platforms to voice support for humanitarian causes and human rights. Unfortunately, many companies provide funds, data, or other resources to advocacy groups leading highly controversial social campaigns —particularly on gender and sexuality— often backing only one side of the debate. Such one-sided giving alienates significant portions of their customers, employees, and shareholders and exposes companies to reputational, market, and legal risk.
The 2025 edition of the Viewpoint Diversity Score Business Index found that 64% of scored companies support non-profits that are influencing public policy by working with such groups. This includes HPE, which has a perfect score1 on the Human Rights Campaign’s Corporate Equality Index.
The Human Rights Campaign is a leading driver in getting companies to promote transgender activism. To get 100 points on its Corporate Equality Index,2 HPE agreed to adopt radical adolescent transgender treatments recommended by the World Professional Association for Transgender Health (WPATH),3 a group widely criticized for its ideological bias and lack of scientific rigor.4 These treatments include gender transition surgery, cross-sex hormone therapy, menstrual suppression, and puberty blockers. Supporting this activism may also alienate employees who have religious or other moral objections to supporting these kinds of radical treatments with their healthcare premiums.
HRC also pressures companies to take sides on political engagement. It rewards companies that support legislation like the Equality Act, which would pose serious threats to religious freedom, free speech, and women’s rights.5 But they will deduct up to 25 points out of 100 for companies that have “a large-scale official or public anti-LGBTQ+ blemish on their recent records,” like when Fox News gave positive coverage to Florida’s parental rights law.6] (sic)
1    https://www.hrc.org/resources/corporations/hewlett-packard-enterprise-co.
2    https://reports.hrc.org/corporate-equality-index-2025#scoring-criteria
3    https://www.tandfonline.com/doi/pdf/10.1080/26895269.2022.2100644
4    https://adflegal.org/article/leaked-files-reveal-ethical-concerns-pseudoscience-wpath-standards-care/
5    https://www.heritage.org/religious-liberty/commentary/misguided-fairness-all-act-would-undermine-religious-liberty
6    https://deadline.com/2022/04/human-rights-campaign-fox-news-florida-lgbtq-1234992739/

70	HPE 2026 PROXY STATEMENT

Proposals to be voted on
This kind of pressure induced corporations like Disney,7 InBev (Bud Light),8 and Target9 into marketing decisions that have significantly and permanently harmed their brand value.
Many companies, including John Deere, Jack Daniels, Harley Davidson, Lowes, Home Depot, Ford, and Coors, have already refocused their charitable support in a manner that acknowledges the diverse views held by their customers and employees.10 Many have also explicitly cut ties with the Human Rights Campaign as a part of this effort. HPE should do the same.
Given HPE’s stated commitment11 to a workplace supporting “individuals with different perspectives, experiences, and viewpoints,” shareholders are right to ask about the company’s commitments to political neutrality in this arena. Companies should not be supporting only one side of the debate on these divisive issues. As the Good for Business Coalition recently stated, companies should not be at the “forefront of political controversies,” but should instead focus on “creating economic value through excellence in the provision of goods and services.”12
Resolved: Shareholders request that HPE conduct an evaluation and issue a report within the next year, at reasonable expense and excluding proprietary and confidential information, analyzing the benefits, costs, and legal, reputational, competitive, and other relevant risks of HPE’s charitable support.
7    https://bowyerresearch.com/docs/Corporate%20Political%20Activism%20and%20Shareholder%20Value.pdf
8    https://www.newsweek.com/anheuser-busch-stock-drops-20-percent-bud-light-sales-struggle-1803680
9    https://nypost.com/2023/05/28/target-loses-10b-following-boycott-calls-over-lgbtq-friendly-clothing/
10    https://www.dailymail.co.uk/news/article-13812241/american-brand-dei-rules-backlash.html
11    https://careers.hpe.com/inclusion
12    https://g4bcoalition.com/statement-of-principles/
Board of directors’ statement in opposition
The Board has carefully considered the Proposal and believes it is not in the best interests of HPE, its stockholders, and other stakeholders. The Board recommends that stockholders vote AGAINST the Proposal for the following reasons:
HPE’s charitable activity is intended to benefit charitable organizations located throughout the United States, including charitable organizations located in the communities where our employees live and work.
The Company is the corporate sponsor of the HPE Foundation, a corporation organized exclusively for charitable purposes under 501(c)(3) of the Internal Revenue Code. At the core of the HPE Foundation’s mission is a commitment to supporting both local and global programs that advance health, education, economic opportunities, and environmental sustainability around the world. The HPE Foundation’s matching gifts program, HPE Gives, furthers this mission by providing a dollar-for-dollar match for donations made by employees to eligible organizations. Since 2020, the HPE Foundation, through HPE Gives, has contributed more than $31 million to charities across the United States and other geographies around the world. The Company is proud of the HPE Foundation’s contributions to the communities where our employees live and work.
Our senior management actively oversees and evaluates the Company’s philanthropic efforts, making the requested evaluation and report duplicative and unnecessary.
HPE’s senior management is responsible for overseeing the Company’s contributions to the HPE Foundation for charitable purposes and reviewing any other corporate charitable activity, as well as providing general oversight of social issues. Senior management also periodically receives updates about charitable activity and employee initiatives, and a report from the Executive Director of the HPE Foundation regarding its programs and their alignment with HPE’s and HPE’s stakeholders’ interests. Charitable contributions, whether through HPE or the HPE Foundation, are also reviewed for their compliance with our Nondiscrimination Policy and applicable law. Given these governance structures, along with those of the HPE Foundation’s own board and management, we believe the Proposal’s additional evaluation and report is unwarranted and would create unnecessary burdens and expenses for the Company.

HPE 2026 PROXY STATEMENT	71

Proposals to be voted on
HPE’s current charitable activities are in the best interests of the Company and its stakeholders.
The Board believes that, as a leader in the technology industry, HPE should be a force for good through enabling these charitable activities and that our thoughtful approach and engagement further the best interests of the Company, our stakeholders and our employees. These efforts are focused on issues and positions important to HPE, and through HPE Gives, those of our employees. Other than the Proposal, we have not received feedback on these issues from other stockholders during our various stockholder engagements. While we have met with the proponent to discuss these targeted concerns, we believe our policies and existing governance structure are designed to support senior management’s assessment and consideration of the benefits, costs, and legal, reputational, competitive, and other relevant risks associated with our charitable activity.
Summary
The Board believes that the implementation of this Proposal is not in the best interest of stockholders, the Company, or its stakeholders, and is unnecessary, given the Company’s strong existing practices, policies, and long-standing commitment to operating with integrity and in a non-discriminatory manner. The Board believes the forgoing provide adequate, appropriate, and regular review of the benefits, costs, and legal, reputational, competitive, and other relevant risks of HPE’s charitable support. Accordingly, the Board recommends that you vote AGAINST this Proposal.
Vote required
Approval of this Proposal requires the affirmative vote of a majority of the shares of HPE common stock present in person or represented by proxy and entitled to be voted on the Proposal at the annual meeting.
Recommendation of the Board of Directors

X	Our Board recommends a vote AGAINST the stockholder proposal entitled: “Report on Discrimination in Charitable Support.”

72	HPE 2026 PROXY STATEMENT

Executive compensation
Compensation discussion and analysis

The following compensation discussion and analysis (“CD&A”) describes the material elements of compensation for the fiscal 2025 named executive officers (“NEOs”), who are listed below:
Antonio F. Neri President and Chief Executive Officer
Marie E. Myers Executive Vice President, Chief Financial Officer
Rami Rahim Executive Vice President, President and General Manager of Networking
John F. Schultz Executive Vice President, Chief Operating and Legal Officer
Fidelma M. Russo Executive Vice President, General Manager of Hybrid Cloud and Chief Technology Officer

HPE 2026 PROXY STATEMENT	73

Executive compensation
Executive summary
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and team member experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. Our legacy dates to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.
Our strategy
Over the last several years, we have observed megatrends around networking, cloud, data, and artificial intelligence (“AI”) emerging to shape customer expectations for enterprise technology. The megatrends are ushering in long-lasting changes to how enterprises are consuming technology and setting up their IT infrastructures, including accelerating implementation of AI and hybrid multi-cloud adoption. We have deployed a strategy that seeks to capitalize on these emergent megatrends and deliver a data-first modernization approach for customers. Our innovative solutions are deployed across networking, cloud, and AI use cases, and have shifted our mix of products and services and the way we deliver that mix to customers. We have also evolved our business to a platform-based model, fueled by a portfolio that is richer in software and services.
Networking has become truly mission critical, not just for connecting infrastructure, data and users, but also for powering the next wave of AI-driven innovation across a variety of industries. The AI market requires a modern and high-performing networking fabric as a core foundation to deliver a more efficient data-center cloud, which we offer through our AI-native portfolio of networking solutions. We intend to drive innovation through “AI for Networks”— which we define as using AI to make networks smarter — and “Networks for AI”— which builds the foundational infrastructure for next-generation AI applications. Our acquisition of Juniper Networks advances this strategy giving HPE a full networking technology stack and enabling us to deliver secure, AI-driven networking solutions.
In cloud, we have redefined this portion of the market by delivering an experience that is hybrid by design with our HPE GreenLake cloud as the centerpiece of our strategy; it accelerates multi-generation IT transformation through a unified cloud-native and AI-driven experience that empowers customers to access, analyze, and extract value from their data across public clouds, data centers, colocation facilities, and at the edge.
The AI market will be driven by computational capability, data-intensive workloads, and the need for specialized architecture. In AI infrastructure, HPE is focused on sovereign and enterprise customers, leveraging our supercomputing heritage and turnkey AI factory solutions, including HPE Private Cloud AI and scalable AI servers. With decades of large-scale infrastructure expertise defining our offerings, including technologies like fanless direct liquid cooling that power our largest AI systems, HPE’s server business supports both traditional servers and those that enable AI workloads. We compliment this expertise with our market-leading supercomputing portfolio, further differentiated by our global manufacturing services footprint which allows us to compete around the world. Furthermore, our financial services business complements our solution offerings by helping customers unlock financial capacity and the ability to accelerate adoption of AI through financing options from us as well as through IT life cycle services.
At HPE we are united by our purpose, which is to advance the way people live and work. We believe technology’s greatest promise lies in its potential for positive change. People are what makes world-changing innovation possible, and we are dedicated to attracting, developing, and retaining top talent through substantial investment at all career stages. We establish transparent goals, promote accountability, and continuously evaluate and nurture talent – particularly the next generation of exceptional technologist leaders.

74	HPE 2026 PROXY STATEMENT

Executive compensation
Fiscal 2025 financial performance

Fiscal 2025 financial summary

$34.3B	$(0.04)	$1.94	$2.9B	$986M	$3.2B
Net revenue	GAAP diluted net loss per share	Non-GAAP diluted net earnings per share(1)	Cash flow from operations	Free cash flow(1)	Annualized revenue run-rate (“ARR”)(2)

14%	$(1.97)	$(0.05)	(33)%	(57)%	63%
Year over year (“YoY”) change in net revenue	YoY change in GAAP diluted net earnings per share	YoY change in non-GAAP diluted net earnings per share(1)	YoY change in cash flow from operations	YoY change in free cash flow(1)	YoY change in ARR

1.See the “GAAP to non-GAAP reconciliations” attached as Annex B for additional details regarding non-GAAP diluted net earnings per share and free cash flow.
2.See “Fiscal 2025 PfR” for additional details on ARR’s definition.
•HPE finished a transformative year with a strong fourth quarter of profitable growth and disciplined execution. Overall, HPE delivered full year revenue of $34.3 billion, a 14% increase year-over-year. Our revenue growth reflects solid performance across our three largest business segments and the addition of Juniper Networks.
•We exceeded our full year outlook for non-GAAP diluted net earnings per share and free cash flow, delivering $1.94 per diluted share and $986 million, respectively. We added approximately 7,000 new customers to GreenLake, ending the year with approximately 46,000 customers. Our ARR of $3.2 billion rose 63% from the prior-year period primarily due to growth in the Networking segment in connection with the Juniper Networks acquisition and an expanding customer installed base, along with increases in the Hybrid Cloud and Server segments due to an expanded range of HPE GreenLake Flex Solutions and increased Server aaS activity.
•During the year, we completed the Juniper Networks acquisition, further scaled our AI and Cloud businesses, and accelerated innovation across our portfolio, giving HPE momentum to advance our strategic priorities in fiscal 2026.
Fiscal 2025 compensation results

Fiscal 2025 incentive program results

92%	105%	85%	77%
Average corporate NEO annual incentive payout as percentage of target(1)	Average business segment NEO annual incentive payout as percentage of target(1)	First segment achievement of the fiscal 2024 PARSUs based on the 2-year performance period as percentage of target(2)	Second segment achievement of the fiscal 2023 PARSUs based on the 3-year performance period as percentage of target(2)

1.As described in the “Fiscal 2025 annual incentive - Fiscal 2025 results” section in the CD&A below, on September 19, 2025 the HRC Committee increased the target goal levels of the HPE financial performance metrics (with corresponding revisions to the threshold and maximum goals consistent with the originally approved performance curves) related to the annual incentive opportunity for our executive officers to reflect the acquisition of Juniper Networks. This process was intended to avoid an artificial inflation of the payout by holding management accountable to Juniper Networks results for the portion of the fiscal year in which it was reflected in our financial statements.
2.As described in the “Modification of PARSUs related to the Juniper Networks Acquisition” section in the CD&A below, on November 10, 2025, the HRC Committee increased the target goal levels of the non-GAAP net income growth goals (i.e., non-GAAP net earnings attributable to HPE in the Company’s Annual Report on Form 10-K for the year ended October 31, 2025) (with corresponding increases to the threshold and maximum goals consistent with the originally approved performance curves) related to the PARSU measurement for fiscal 2025, fiscal 2026, and fiscal 2027 (as applicable) to reflect the expected profit contribution associated with the acquisition of Juniper Networks. As a result of this modification, payout for all affected portions of the fiscal 2023, fiscal 2024, and fiscal 2025 PARSUs will not be greater than what the total payout for these PARSUs would have been had this modification not been made.

HPE 2026 PROXY STATEMENT	75

Executive compensation
•The fiscal 2025 annual incentive program for our NEOs used key financial metrics and management by objectives (“MBO”) tied to qualitative and quantitative goals. See additional details in the “Fiscal 2025 annual incentives” narrative.
•Measuring performance from November 2023 to October 2025, the first segment of the fiscal 2024 performance-adjusted restricted stock units (“PARSUs”) was earned at 85% of target due to below target non-GAAP net income growth and impact of a 112% relative Total Shareholder Return (“TSR”) modifier over the two-year performance period. Measuring performance from November 2022 to October 2025, the second segment of the fiscal 2023 PARSUs was earned at 77% of target, due to below target non-GAAP net income growth and impact of a 116% relative TSR modifier over the three-year performance period.
Fiscal 2025 leadership changes
In connection with Mr. Rahim’s onboarding as President and GM of HPE’s Networking business unit upon acquisition of Juniper Networks, we entered into an offer letter with him on January 9, 2024 (the “Rahim Offer Letter”) that took effect upon the close of the transaction. The Rahim Offer Letter included the following ongoing compensation elements: (a) an initial annual base salary of $1,000,000 for the first three years of employment; (b) a target annual bonus opportunity of 175% of base salary and a maximum bonus opportunity of 200% of target bonus for the three-year period commencing with the year following the end of the year in which the Merger closing occurs, and (c) an annual long-term incentive award for each of the first three years of employment, each with an $11,000,000 target grant date value, the first to be granted within ninety days of the acquisition close and the subsequent grants to occur in December 2026 and December 2027. For each annual long-term incentive grant, 50% of the target grant date value will be granted in the form of time-based RSUs that vest in equal annual installments over three years, subject to continued service. The other 50% will be granted in the form of performance-adjusted RSUs that will vest based on operating profit goals for the Networking business unit after the completion of a three-year performance period (“Mr. Rahim’s PARSUs”), subject to continued employment through the applicable performance periods. Mr. Rahim’s PARSUs will vest at a rate of 50% of target for threshold achievement of the applicable operating profit goals, and up to 200% of target for maximum achievement of such goals, with a total shareholder return modifier of plus or minus 20% (but in no event will Mr. Rahim’s PARSUs vest at a rate greater than 200% of target).
In addition to the ongoing compensation described above, to compensate Mr. Rahim for certain of the change-in-control related benefits that he was entitled to upon a voluntary termination of employment at closing of the transaction but that he forfeited upon agreeing to continued employment with HPE, the Rahim Offer Letter also included (a) a one-time RSU Award with a grant date value of $3,000,000 that will vest in equal installments on each of the first three anniversaries of the acquisition close, subject to continued employment through each vesting date (“Retention RSU Award”), and (b) a one-time $9,000,000 cash award with the same vesting terms as the Retention RSU Award (“Retention Cash Award”). All compensation terms applicable to Mr. Rahim were established prior to closing of the transaction and acquisition of Juniper Networks by HPE, and the collective total does not represent additive compensation; rather, the ongoing components represent market-competitive amounts for Mr. Rahim’s role, and the one-time awards represent replacement of certain change-in-control severance benefits that he forfeited. The Committee believes that these amounts reflect the substantial value that Mr. Rahim will bring to HPE and facilitate his continued service and leadership of the expanded Networking business.

76	HPE 2026 PROXY STATEMENT

Executive compensation
Executive compensation pay-for-performance philosophy
Our executive compensation programs, practices, and policies reflect the Company’s commitment to reward short- and long-term performance that aligns with and drives stockholder value. In fiscal 2025, more than 90% of our NEOs’ target total direct compensation was “at-risk” and linked to performance. The tables below summarize the key elements of the compensation programs applicable to our NEOs in fiscal 2025 that support HPE’s pay-for-performance philosophy.

Pay-for-performance
Total direct compensation is primarily performance-based and delivered in the form of cash and equity to align the interests of our management with those of our stockholders
Total direct compensation is generally positioned within a competitive range of the market median, with differentiation by executive, as appropriate, based on individual factors such as tenure, criticality of the role, proficiency in the role, sustained performance over time, and importance to our leadership succession plans

Realized total direct compensation fluctuates and is directly linked to annual and long-term performance and stockholder value over time
Incentive awards are heavily dependent upon achievement of critical operating goals and our stock performance, and are primarily measured against objective metrics that directly link to the creation of sustainable value for our stockholders

We balance growth objectives, top- and bottom-line objectives, and short- and long-term objectives to reward for overall performance and avoid overemphasizing a singular focus
Long-term incentives are delivered in part in the form of performance-based equity, which vests upon achievement of both absolute and relative performance metrics that drive stockholder value
The HRC Committee annually validates the pay-for-performance relationship of our incentive plans through an analysis conducted by its independent compensation consultant

HPE 2026 PROXY STATEMENT	77

Executive compensation
HPE maintains a number of policies and practices that support its compensation philosophy, align executives’ and stockholders’ interests, and are consistent with market and corporate governance best practices.

What we do	What we don’t do
Design compensation programs that do not encourage excessive risk-taking	Enter into individual executive employment agreements (except in unique circumstances such as to address change in control agreements with acquired companies)
Maintain above-market stock ownership guidelines that require the CEO, and other executive officers to hold shares equal to at least 7x and 5x their base salary, respectively	Provide tax gross-ups for executive perquisites
Provide limited executive perquisites	Pay share-dividend equivalents in our long-term incentive program before vesting of the underlying shares occurs
Prohibit hedging or pledging of Company stock by our executive officers and our directors	Provide supplemental defined benefit pension plans (except in the case of international transfers, as required by law)
Maintain a clawback policy that permits the Company to recover all annual and long-term incentives, including those that are performance- and time-based, and goes beyond applicable NYSE requirements	Engage in liberal share recycling of options or stock appreciation rights
Maintain a severance policy that provides for “double-trigger” change in control equity vesting
Engage an independent compensation consultant for the HRC Committee that does no other work for the Company
Oversight and authority over executive compensation
Role of the HRC Committee and its advisors
The HRC Committee oversees and provides strategic direction to management regarding all aspects of HPE’s pay program for senior executives. It makes recommendations regarding the compensation of the CEO to the independent members of the Board for approval, and it reviews and approves the compensation of the remaining Section 16 officers. All HRC Committee members are independent, non-employee directors with significant experience in executive compensation matters. The HRC Committee engages its own independent compensation consultant as well as its own independent legal counsel.
The HRC Committee continued to retain both FW Cook as its independent compensation consultant and Vedder Price, P.C. (“Vedder Price”) as its independent legal counsel in fiscal 2025.
FW Cook provided analyses, market comparator benchmarking, and recommendations that informed the HRC Committee’s decisions. All changes to the compensation programs for our NEOs and other Section 16 officers were assessed by FW Cook on behalf of the HRC Committee, and were discussed and approved by the HRC Committee. Pursuant to SEC rules, the HRC Committee assessed the independence of its advisors, and concluded each is independent and that no conflict of interest exists that would prevent FW Cook or Vedder Price from independently providing service to the HRC Committee.
Neither FW Cook nor Vedder Price performs other services for the Company, and neither will do so without the prior consent of the HRC Committee chair. FW Cook regularly attends HRC Committee meetings and engages with the HRC Committee chair and the HRC Committee members outside the presence of management.
The HRC Committee met six times in fiscal 2025. FW Cook participated in each meeting, as well as preparatory meetings and executive sessions in the absence of management.

78	HPE 2026 PROXY STATEMENT

Executive compensation
Role of management and the CEO in setting executive compensation
Management leads the development of our compensation programs and considers market competitiveness, business results, business strategy, experience, and individual performance in evaluating the NEOs’ and other Section 16 officers’ compensation. The Executive Vice President and Chief People Officer and other members of our human resources organization, together with members of our finance and legal organizations, work with the CEO to design and develop compensation programs for the HRC Committee’s review. Management also recommends changes to existing plans and programs applicable to NEOs and other Section 16 officers, as well as financial and other performance targets to be achieved under those programs, and prepares analyses of financial data, peer comparisons, and other briefing materials to assist the HRC Committee in making its decisions. During fiscal 2025, management continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. Because Meridian is engaged by management, the HRC Committee has determined that it is not independent. This factor was taken into consideration when any information or analyses were provided by Meridian.
For fiscal 2025, Mr. Neri provided input to the HRC Committee regarding performance metrics and the setting of appropriate performance targets. Mr. Neri also recommended target individual MBO goals for the NEOs and the other senior executives who reported directly to him. Mr. Neri was not involved in deliberations regarding his own compensation. Mr. Neri was subject to the same financial performance goals as the other Section 16 officers, and his compensation was approved by the independent members of the Board upon the recommendation of the HRC Committee.
Detailed compensation discussion and analysis
Components and mix of compensation
Our executive compensation program is strongly focused on long-term and performance-based pay. More than 90% of Mr. Neri’s and our other NEOs’ fiscal 2025 target total direct compensation was “at-risk” and linked to performance, as illustrated in the charts below.

CEO target direct compensation
6%
Base compensation
12%
Target annual incentive
82%
Long-term incentive
94%
Total variable

8%
Base compensation
12%
Target bonus
Other NEO average target direct compensation
92%
Total variable
80%
Long-term incentive

HPE 2026 PROXY STATEMENT	79

Executive compensation
The table below describes HPE’s pay components, along with the role and factors for determining each pay component applicable to our NEOs in fiscal 2025.

Pay component	Role	Determination factors
Base salary	•Provides fixed portion of annual cash income	•Value of role in competitive marketplace •Criticality of the role •Skills, experience, and performance of individuals compared to the market, as well as internal equity
Annual incentive (i.e., Pay-for-Results or “PfR” Program)	•Provides variable portion of annual cash income •Focuses executives on annual objectives that support long-term strategy and value creation
•Target opportunities based on competitive marketplace, internal equity, and level of experience
•Actual payouts based on performance against annual goals at the corporate, business unit (where applicable), and individual level.

Long-term incentives: •Performance-adjusted restricted stock units (“PARSUs”) •Restricted stock units (“RSUs”)	•Incentivizes long-term sustained financial and stock price performance •Aligns interests of executives with stockholders •Encourages equity ownership •Encourages retention
•Target awards based on competitive marketplace, internal equity, and skills and performance of executive
•Realized value based on actual performance against corporate goals, and absolute and relative stock price performance

All other: •Benefits •Perquisites •Severance protection	•Supports the health and security of our executives, and their ability to save on a tax-deferred basis •Enhances executive productivity	•Competitive marketplace •Level of executive •Standards of good governance
Process for setting and awarding fiscal 2025 executive compensation
The Board and the HRC Committee regularly discuss ways to further align our executive compensation program with our business strategy and stockholders’ interests. Fiscal 2025 target total direct compensation levels for HPE executives (other than the CEO) were determined by the HRC Committee based on recommendations from our CEO, and for the CEO, the total direct compensation level was recommended by the HRC Committee to the full Board and then approved by the full Board. In making changes for fiscal 2025, the HRC Committee considered the evolution of HPE’s business and business needs, as well as appropriate levels of compensation in comparison to HPE’s peer companies. The objectives were to drive strong performance, pay commensurately with performance, and align the interests of HPE’s executives with those of HPE’s stockholders.
The HRC Committee and the Board considered a broad range of facts and circumstances in setting our overall executive compensation levels. Among the factors considered for our executives generally, and for the NEOs in particular, were market competitiveness, our CEO’s recommendations for all NEOs excluding himself, internal equity, business performance, and individual performance. The weight given to each factor may differ from year to year, is not formulaic, and may differ among individual NEOs in any given year. For example, when we recruit externally, market competitiveness, experience, and the circumstances unique to a particular candidate may weigh more heavily when determining compensation levels. In contrast, when determining year-over-year compensation for current NEOs, internal equity and individual performance may weigh more heavily in the analysis.
Because such a large percentage of NEO pay is performance-based, the HRC Committee spent significant time discussing and determining the appropriate metrics and goals for HPE’s annual and long-term incentive programs. For fiscal 2025, management made an initial recommendation of goals, which were discussed and approved by the HRC Committee after consultation with FW Cook. Major factors considered in setting goals for each fiscal year include business results from the most recently completed fiscal year, business-specific strategic plans approved by the full board, macroeconomic factors, peer company practices, and financial guidance provided by management to investors.

80	HPE 2026 PROXY STATEMENT

Executive compensation
In addition, the HRC Committee annually considers the feedback from our stockholders as received via our investor outreach activities as well as the results on recent Say on Pay votes, which received stockholder support of 90.9% for fiscal 2023 and 89.5% for fiscal 2024 based on the percentage of shares voted (disregarding abstentions and broker non-votes). Based on these Say on Pay outcomes, the HRC Committee believes that our stockholders support the philosophy, strategy, objectives, and administration of our executive compensation programs.
Following the close of fiscal 2025, the HRC Committee reviewed actual financial results and MBO performance against the objective goals established under our annual and long-term incentive compensation programs for the year. The preset financial goals under both programs were increased following the Juniper Networks acquisition to hold management accountable for the accretive Juniper Networks results during the post-acquisition period (see additional details in the “Fiscal 2025 annual incentives” narrative and the “Modification of PARSUs related to the Juniper Networks acquisition” narrative) and then actual payouts were determined by reference to performance against these modified goals. In addition, the HRC Committee met in executive session without members of management present to review Mr. Neri’s fiscal 2025 performance, and the independent members of the Board approved Mr. Neri’s fiscal 2025 incentive amount.
Compensation program revisions for fiscal 2025
As disclosed in our fiscal 2024 proxy statement (filed in February 2025), the fiscal 2025 annual incentive program was refined to align the financial performance for all corporate and business segment NEOs under companywide metrics and to revise the manner in which MBO performance affects payout under our annual incentive program. Specifically, the MBOs in prior years served as a modifier that adjusted the financial performance metric results upwards or downwards. For fiscal 2025, the MBOs function as a stand-alone set of goals that are weighted 20%, with the portion earned not affecting the outcome on the financial performance metrics that carry an 80% weighting. The fiscal 2025 long-term incentive programs remained largely consistent with those from the prior year.
Determination of fiscal 2025 executive compensation
Fiscal 2025 base salary
Our executives receive a limited percentage of their target total direct compensation in the form of base salary, which reinforces our philosophy of linking pay to performance. The HRC Committee positioned executive base salaries to be within a competitive range of the market median for comparable positions at our peer companies, and to generally comprise less than 10% of the NEOs’ overall target total direct compensation. The NEOs are paid an amount of base salary sufficient to attract qualified executive talent and maintain a stable management team.
Mr. Neri’s base salary was increased to $1,350,000 effective at the beginning of fiscal 2025 to reflect proficiency in role and maintain our competitive position to market. No other NEOs received a base salary increase for fiscal 2025.

Annual base salary
Named executive officer	Fiscal 2024 ($)	Fiscal 2025 ($)	Increase(1) (%)
Antonio F. Neri	1,300,000	1,350,000	4
Marie E. Myers	850,000	850,000	—
Rami Rahim(2)	—	1,000,000	—
John F. Schultz	800,000	800,000	—
Fidelma M. Russo	750,000	750,000	—
1.Increase percentage is rounded.
2.Mr. Rahim commenced employment with HPE in fiscal 2025.

HPE 2026 PROXY STATEMENT	81

Executive compensation
Fiscal 2025 annual incentives
Pay-for-Results (“PfR”) program design
Our NEOs were eligible to earn an annual cash incentive award under the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended (the “Plan”), for fiscal 2025. The target annual incentive awards for fiscal 2025 were set at 200% of base salary for Mr. Neri, 175% of base salary for Mr. Rahim, 150% of base salary for Ms. Myers and Mr. Schultz, and 125% of base salary for Ms. Russo.

HPE Annual Incentive Program

HPE Financial Performance Metrics - 80% weight			MBO Performance - 20% weight

35%	15%	50%	Individual quantitative and qualitative goals
HPE Revenue	HPE ARR	HPE Operating Profit

•The funding for each metric and overall funding is capped at 200% of target.
•To drive profitable growth and strong margins, HPE revenue and ARR cannot pay above 100% if operating profit is below threshold.
Financial performance metrics of HPE revenue, HPE ARR, and HPE non-GAAP operating profit (i.e., non-GAAP earnings from operations) comprised 80% of the overall fiscal 2025 annual incentive program weighting, while the achievement of certain individual performance-based MBO goals, which include certain business unit-specific goals, as applicable, comprised the remaining 20% weighting. The MBO goals were established at the beginning of the performance period and were measured objectively following the end of the fiscal year.
The specific financial performance metrics, their linkage to HPE results, and the weighting that was placed on each, were chosen because the HRC Committee believed:
•performance against these metrics enhances value for stockholders by creating focus on both the top and bottom line;
•a balanced weighting with caps on maximum payouts mitigates the likelihood of rewarding executives for taking excessive risk; and
•using different measures promotes attention to key value drivers and a balanced focus on the key drivers of growth.
The financial performance metrics applicable to our PfR program for fiscal 2025 are defined and explained in greater detail below:

Fiscal 2025 PfR
Financial performance metrics	Definition(1)	Rationale for metric
HPE revenue	Net revenue as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2025	Reflects top line financial performance, which is a strong indicator of our long-term ability to drive stockholder value
HPE operating profit	Non-GAAP earnings from operations(2), as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2025	Reflects operational financial performance which is directly tied to stockholder value on a short-term basis
HPE annualized revenue run-rate(3)	Annualized revenue run-rate, as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2025	Reinforces the importance of our as-a-service transition
1.For purposes of establishing financial performance targets and results under incentive plans, HPE’s financial results, whether reported in accordance with generally accepted accounting principles (“GAAP”) or non-GAAP, may be further adjusted as permitted by the relevant plans and approved by the HRC Committee. The HRC Committee reviewed GAAP to non-GAAP adjustments and any other adjustments to ensure performance took into account the way the goals were set and executive accountability for performance. These metrics and the related performance targets are relevant only to HPE’s executive compensation program and should not be used or applied in other contexts.

82	HPE 2026 PROXY STATEMENT

Executive compensation
2.Fiscal 2025 non-GAAP earnings from operations consist of GAAP earnings from operations and exclude after-tax costs related to the amortization of intangible assets, impairment charges, transformation costs, disaster (recovery) charges, stock-based compensation expense, divestiture related exit costs, and acquisition, disposition and other related charges. HPE’s management used non-GAAP earnings from operations to evaluate and forecast HPE’s performance before gains, losses, or other charges that were considered by HPE’s management to be outside of HPE’s core business segment operating results. We believe that presenting non-GAAP earnings from operations provides investors with greater visibility to the information used by HPE’s management in its financial and operational decision making. We further believe that providing this additional non-GAAP information helps management to evaluate and measure performance. This additional non-GAAP information is not intended to be considered in isolation or as a substitute for GAAP information.
3.Annualized revenue run-rate (“ARR”) represents the annualized revenue of all net HPE GreenLake cloud services revenue, related financial services revenue (which includes rental income from operating leases and interest income from finance leases), and software-as-a-service, software consumption revenue, and other as-a-service offerings, recognized during a quarter and multiplied by four. To better align the calculation of ARR with Juniper Networks’ business and offerings, beginning with the quarter ended July 31, 2025, we also included revenue from software licenses support and maintenance in our ARR calculation, and will continue to do so going forward. We use ARR as a performance metric. ARR should be viewed independently of net revenue and is not intended to be combined with it.
In consideration of HPE’s continued business transformation and the considerable impact of foreign exchange rates, the HRC Committee approved plan mechanics at the beginning of the performance period to automatically adjust for the impact of foreign exchange rates on actual performance results above a specified threshold of +/- 5%, the impact of mergers and acquisitions, one-time expenses above certain levels not foreseen in the financial plan and where related benefits are outside the current plan period, extraordinary events largely out of management’s control to the extent actual impact differs from original plan assumptions, and changes to tax law and accounting rules. Prior to finalizing payouts, the HRC Committee evaluates the impact of all automatic adjustments for appropriateness and, if it determines that an adjustment artificially inflates the final payout, the HRC Committee has the ability to reverse such adjustments. For fiscal 2025 payouts, no automatic adjustments were applied.
Fiscal 2025 financial results
As was reported in our Current Report on Form 8-K filed with the SEC on September 22, 2025, the HRC Committee increased the target goal levels of the HPE financial performance metrics (with corresponding revisions to the threshold and maximum goals consistent with the originally approved performance curves) related to the annual incentive opportunity for our executive officers to reflect the acquisition of Juniper Networks. The HRC Committee’s approach in this respect was to combine the initial HPE standalone goals established by the HRC Committee at the beginning of HPE’s fiscal 2025 with approximately four months of the Juniper Networks standalone goals established by Juniper Networks at the beginning of Juniper Networks’ fiscal 2025 to reflect the approximately four months of fiscal 2025 operating as a combined company. The increased goal levels for the fiscal 2025 annual incentive opportunity were then assessed against HPE’s actual fiscal 2025 results. This process was intended to avoid an artificial inflation of the payout by holding management accountable to Juniper Networks results for the portion of the fiscal year in which it was reflected in our financial statements.
For Mr. Rahim, following the close of the Juniper Networks acquisition the HRC Committee approved that: (1) his prorated fiscal 2025 annual incentive opportunity would be based on performance from January 1, 2025 (the beginning of Juniper Networks’ fiscal year) through HPE’s October 31, 2025 fiscal year end, (2) incentive funding for the pre-acquisition period (January 1, 2025 through July 1, 2025) would be aligned to Juniper Networks’ pre-acquisition results against its 2025 bonus plan goals resulting in 130% funding (151% achievement on the 23.3% Juniper revenue weighting, 130% achievement on the 23.3% Juniper ARR weighting, 148% achievement on the 23.3% Juniper non-GAAP operating margin weighting, and 100% achievement on the 30% Juniper strategic metric weighting), and (3) incentive funding for the post-acquisition period would be aligned with HPE’s fiscal 2025 PfR plan consistent with the other NEOs including 80% weighting on HPE financial performance metric results for fiscal 2025 and 20% weighting on MBO performance.

HPE 2026 PROXY STATEMENT	83

Executive compensation
Shortly after the completion of fiscal 2025, the HRC Committee reviewed and determined formulaic performance against the HPE financial metrics as follows:

Fiscal 2025 PfR program — HPE performance against financial metrics
		Fiscal 2025 goals(1)				Earned as a percent of target (%)	Weighted percentage of target financial funding(3)(%)
Metric	Weight (%)	Threshold ($ in billions)	Target ($ in billions)	Maximum ($ in billions)	Result(2) ($ in billions)
Revenue	35	31.15	33.76	36.03	34.30	102	43
Operating profit(4)	50	3.17	3.57	3.83	3.35	94	24
Annualized revenue run-rate(5)	15	2.88	3.12	3.33	3.15	101	18
Total							85
1.Targets are only disclosed after the end of the performance period, and were set at challenging levels. Fiscal 2025 goals reflect revised goals as discussed above.
2.Based on the plan mechanics approved in the beginning of the performance period, certain adjustments to HPE revenue and operating profit results could be automatically made with the HRC Committee’s ability to reverse such adjustments. In fiscal 2025, no automatic adjustments were applied.
3.Financial funding percentages are rounded.
4.See the “GAAP to non-GAAP reconciliations” attached as Annex B for additional details regarding HPE operating profit (“non-GAAP earnings from operations”).
5.See “Fiscal 2025 PfR” for additional details on ARR’s definition.
Discussion of fiscal 2025 MBOs
With respect to performance against MBOs, the independent members of the Board evaluated Mr. Neri’s performance shortly following the end of the fiscal year. The evaluation included an analysis of Mr. Neri’s performance against his MBOs, which included milestones aligned to advancing HPE’s strategy, achievement of financial targets, increasing internal talent mobility and an environmental objective. After conducting a thorough review of Mr. Neri’s performance and considering the HRC Committee’s recommendation, the independent members of the HPE Board determined that Mr. Neri’s MBO performance was above target. Mr. Neri has made significant progress repositioning our business by combining the strength of HPE Aruba Networking and Juniper Networks, while maintaining HPE’s strong culture and positive team member experience. Under Mr. Neri’s leadership, HPE is well-positioned to profitably capitalize on megatrends in networking, cloud, data, and AI. Mr. Neri’s accomplishments included:
•Completed a transformational milestone with the close of the Juniper acquisition and progress towards a successful integration, positioning HPE to be a networking industry leader;
•Significant AI, HPE GreenLake, and Storage customer wins which included scaling HPE’s AI business with focus on sovereign and enterprise customers;
•Advanced HPE’s business with introduction of a number of breakthrough innovative offerings across the entire portfolio, including ProLiant Gen12 Server products, HPE Cray GX platform, HPE Alletra MP X100 Storage platform, HPE GreenLake Hybrid Cloud Operations suite, HPE GreenLake Intelligence, and HPE Financial Services Asset Lifecycle Management Portfolio;
•Improved HPE’s cost structure through our Catalyst initiatives to allow HPE to operate more efficiently by leveraging automation and new AI technologies;
•Increased levels of internal talent mobility to foster increased retention of key talent; and
•Delivered on an environmental objective to design products that consume less energy to drive reduction in HPE’s carbon footprint.

84	HPE 2026 PROXY STATEMENT

Executive compensation
As the CEO, Mr. Neri evaluated the performance of the other Section 16 officers and presented his recommendations based on those evaluations to the HRC Committee shortly following the end of the fiscal year. The evaluations included an analysis of each officer’s performance against their individual MBOs, which included a set of financial, leadership, environmental, and other differentiated performance goals. After discussion, the HRC Committee determined the degree of attainment of the MBOs. The results of these evaluations and select MBOs for the other NEOs are summarized below:
Ms. Myers. The HRC Committee determined that Ms. Myers’ MBO performance was above target. Ms. Myers led HPE’s financial integration of Juniper Networks, driving financial discipline and strategic alignment. In addition, she strengthened engagement with investors and led AI initiatives to streamline financial processes to enhance productivity. In addition, Ms. Myers led HPE’s achievement of Catalyst savings targets and achieved the environmental objective.
Mr. Rahim. The HRC Committee determined that Mr. Rahim’s MBO performance was at target, considering his 4-month tenure with HPE during fiscal 2025 (July through October 2025). Mr. Rahim led HPE’s Networking business following the close of the Juniper Networks acquisition and has clearly articulated the strategy and value for customers, our team members, partners and stockholders.
Mr. Schultz. The HRC Committee determined that Mr. Schultz’s MBO performance was above target. Mr. Schultz spearheaded the close of the Juniper Networks acquisition through the numerous complexities and drove significant progress in the integration. In addition, Mr. Schultz enabled enhancements of HPE’s IT and cybersecurity functions, delivered on HPE’s achievement of Catalyst savings targets, drove increases in internal talent mobility within his organization, and achieved the environmental objective.
Ms. Russo. The HRC Committee determined that Ms. Russo’s MBO performance was above target. Ms. Russo led HPE’s innovation advancement with the release of a broad set of offerings across the HPE Greenlake platform, storage, private cloud, and software. Ms. Russo also drove the storage portfolio shift to HPE’s own IP, expanded software-as-a-service revenue, and increased private cloud deployments. In addition, Ms. Russo delivered on HPE’s achievement of Catalyst savings targets, drove increases in internal talent mobility within her organization, and achieved the environmental objective.
Based on the findings of these performance assessments, the HRC Committee determined the overall level of achievement and resulting MBO funding in the table below. HPE does not disclose the detailed MBO goals for each NEO because their dissemination could lead to competitive harm.

Fiscal 2025 PfR program performance against non-financial metrics (MBOs)
Named executive officer	MBO funding (%)
Antonio F. Neri	105
Marie E. Myers	120
Rami Rahim	100
John F. Schultz	140
Fidelma M. Russo	120
Based on the fiscal 2025 financial performance and MBO achievement described above, the annual incentive payouts for the NEOs under the PfR program were as follows:

Annual base salary	x	Target annual incentive %	x	(	Financial Funding x 80%	+	MBO Funding x 20%	)	=	Annual incentive payout ($)

HPE 2026 PROXY STATEMENT	85

Executive compensation

Fiscal 2025 PfR program annual incentive payout
		Annual incentive target (% of salary)	% of target annual incentive funded
Named executive officer	Annual salary ($)		Financial metrics (1) (% of target)	MBO (% of target)	Actual payout (1)(2) (% of target)	Actual payout ($)
Antonio F. Neri	1,350,000	200	85	105	89	2,408,832
Marie E. Myers	850,000	150	85	120	92	1,175,754
Rami Rahim (3)	833,333	175	130%/85%	100	113	1,651,291
John F. Schultz	800,000	150	85	140	96	1,154,592
Fidelma M. Russo	750,000	125	85	120	92	864,525
1.Financial metrics funding and actual payout percentages are rounded.
2.Actual payout percentage calculated using 80% weighting for financial metrics and 20% weighting for MBO, other than for Mr. Rahim’s pre-acquisition incentive funding calculation.
3.Mr. Rahim’s annual salary and target annual incentive are prorated based on the ten-month performance period from January 1, 2025 through October 31, 2025. Funding for the pre-acquisition portion of his annual incentive was determined to be 130% target aligned to Juniper Networks’ pre-acquisition results against its 2025 bonus plan. Funding for the post-acquisition portion of his annual incentive is aligned with the HPE PfR program.
Long-term incentives
Fiscal 2025 award mix
The HRC Committee maintained a fiscal 2025 long-term incentive (“LTI”) design for our NEOs that consisted of a value-based mix of two equity vehicles illustrated in the following chart:
•PARSUs support the objectives of linking realized value to the achievement of critical financial and operational objectives, and stockholder alignment. The earned award is based on two- and three-year results against predetermined corporate performance goals and relative long-term stockholder returns.
•RSUs support retention and are linked to stockholder value and ownership, which are also important goals of HPE’s executive compensation program. Annual RSUs vest ratably over three years from the date of grant.

86	HPE 2026 PROXY STATEMENT

Executive compensation
Fiscal 2025 annual LTI grant values
The HRC Committee, and in the case of Mr. Neri, the independent members of the Board, approved the value of fiscal 2025 annual LTI awards for the NEOs based on factors such as competitive market data, internal equity, individual performance, and the executives’ potential future contributions. The Plan grants the HRC Committee the authority to manually make certain adjustments to PARSU performance metrics when certifying PARSU vesting results, including in cases where unforeseen or extraordinary events outside of the control of management result in impacts on HPE’s financial results.
As discussed in the “Fiscal 2025 leadership changes” section above, Mr. Rahim’s fiscal 2025 LTI grants consisted of the Retention RSU Award granted in July 2025, and an annual LTI grant comprised of 50% RSUs and 50% PARSUs awarded in September 2025. Per the terms of the Rahim Offer Letter, Mr. Rahim’s September 2025 annual RSU and Networking PARSU grant is considered his annual LTI grant for fiscal 2026. Therefore, Mr. Rahim’s next annual LTI grant is expected to be awarded during HPE’s 2027 fiscal year grant cycle in December 2026.

Fiscal 2025 annual LTI target award values ($)
Named executive officer	PARSUs (50%)	RSUs (50%)	Total LTI value (100%)
Antonio F. Neri	9,425,000	9,425,000	18,850,000
Marie E. Myers	4,437,500	4,437,500	8,875,000
Rami Rahim (1)	5,500,000	5,500,000	11,000,000
John F. Schultz	4,000,000	4,000,000	8,000,000
Fidelma M. Russo	3,250,000	3,250,000	6,500,000
1.For Mr. Rahim, represents his annual LTI grant awarded September 30, 2025 per the terms of the Rahim Offer Letter, which is in lieu of his eligibility to receive a fiscal 2026 grant during December 2025. Excludes the Retention RSUs granted July 17, 2025 as described in the “Fiscal 2025 leadership changes” section above.
These values represent the target dollar value of awards granted. The actual grant date fair value used for accounting and disclosure purposes may vary. For more information on NEO grants of PARSUs and RSUs during fiscal 2025, see the “Fiscal 2025 grants of plan-based awards” table.
Fiscal 2025 PARSUs
The PARSUs were structured to have two- and three-year performance periods that began at the start of fiscal 2025 and continue through the end of fiscal 2026 and 2027, respectively (other than for Mr. Rahim). Under this program, fifty percent of the PARSUs are eligible for vesting based on performance over two years with continued service, and fifty percent are eligible for vesting based on performance over three years with continued service. The two- and three-year performance measures are each based on HPE’s non-GAAP net income growth and a modifier dependent upon relative TSR performance against the S&P 500 constituents. We use both two- and three-year performance and vesting periods to reward for achieving mid- and long-term results given business mix transformation, market volatility and unpredictability, and talent retention needs.
The PARSUs granted to our NEOs, other than Mr. Rahim, measure non-GAAP net income growth to drive accountability for all aspects of revenue, costs, expenses, depreciation on past capital expenditures, and taxes, which we believe are all key drivers of stockholder value. Internal non-GAAP net income goals were set after consideration of historical performance, internal budgets, and external expectations.
Additional details regarding the fiscal 2025 PARSU design are illustrated and further described below.

Two- and three-year performance periods

Target PARSUs granted	x	Corporate non-GAAP net income performance %	X	Relative TSR modifier (+/- 20% of financial funding)	=	Final PARSUs vested

HPE 2026 PROXY STATEMENT	87

Executive compensation

Fiscal 2025 PARSUs
Segment	Vesting(1)	Non-GAAP net income growth vs. internal goals(2)(3)(4)		Relative TSR vs. S&P 500 +/- 20% modifier(4)		Overall payout
Segment one	50% after two-year performance period	Max Target Threshold < Threshold	200% 100% 50% 0%	≥ 90th percentile 50th percentile ≤ 25th percentile	1.2x 1.0x 0.8x	0 – 200% of target
Segment two	50% after three-year performance period	Max Target Threshold < Threshold	200% 100% 50% 0%	≥ 90th percentile 50th percentile ≤ 25th percentile	1.2x 1.0x 0.8x	0 – 200% of target
1.Performance measurement and vesting occur fifty percent each at the end of the two- and three-year periods, subject to continued service.
2.Non-GAAP net income goals are determined based on the most recent preceding fiscal-year results adjusted by the predetermined year-over-year net income growth rates approved by the HRC Committee at the beginning of the performance period. See the “GAAP to non-GAAP reconciliations” attached as Annex B for additional details regarding non-GAAP net income (i.e., non-GAAP net earnings attributable to HPE in the Company’s Annual Report on Form 10-K for the year ended October 31, 2025).
3.Targets to be disclosed only following the end of the performance periods out of concern for competitive harm.
4.Interpolated for performance between threshold/target and target/maximum achievement levels for net income and relative TSR.
Modification of PARSUs related to the Juniper Networks Acquisition
As reported in our Current Report on Form 8-K filed with the SEC on November 12, 2025, on November 10, 2025, the HRC Committee increased the target goal levels of the non-GAAP net income growth goals (with corresponding increases to the threshold and maximum goals consistent with the originally approved performance curves) related to the PARSU measurement for fiscal 2025, fiscal 2026, and fiscal 2027 (as applicable) to reflect the expected profit contribution associated with the acquisition of Juniper Networks. All other PARSU terms and conditions remain unchanged. The HRC Committee believed that this modification was necessary to support the objectives of the program design and to ensure that payouts were not artificially inflated due to inclusion of Juniper Networks results that were not contemplated when the original goals were established.
The modified growth goals for fiscal 2025 were increased to include pro forma non-GAAP net income for Juniper Networks, which includes Juniper Networks’ results prior to the acquisition as if we were a combined company starting November 1, 2024. This pro forma non-GAAP goal was not prepared in accordance with Article 11 guidance. For consistency with these modified goals, fiscal 2025 year over year (“YoY”) growth was measured using fiscal 2025 pro forma non-GAAP net income compared to reported HPE standalone fiscal 2024 results. As described below in the “Vesting achievement under the fiscal 2024-2025 PARSU award cycle” and “Vesting achievement under the fiscal 2023-2025 PARSU award cycle” sections, the resulting funding for the fiscal 2025 performance period was 0%. The modified growth goals for fiscal 2026 and fiscal 2027 were increased to include the level of Juniper contributions to net income contemplated in HPE’s long-term financial plan. YoY growth for fiscal 2026 will be measured based on reported fiscal 2026 compared to pro forma fiscal 2025 non-GAAP net income. YoY growth for fiscal 2027 will be measured based on reported fiscal 2027 compared to reported fiscal 2026 results.
Vesting achievement under the fiscal 2024-2025 PARSU award cycle
The number of segment one fiscal 2024 PARSUs earned was based on our performance against two-year non-GAAP net income growth rates approved by the HRC Committee at the beginning of the performance period, other than for the fiscal 2025 performance period as described above in the “Modification of PARSUs related to the Juniper Networks Acquisition” section above and a modifier dependent upon relative TSR performance against the S&P 500 constituents. The actual performance achievement as a percent of target for the completed two-year performance period as of October 31, 2025, inclusive of the adjustment described above, is summarized in the table below:

88	HPE 2026 PROXY STATEMENT

Executive compensation

		Non-GAAP net income growth (% of target earned)				Relative TSR vs. S&P 500(1) (modifier of achievement %)		Total payout (% of target vesting)
	Performance period	YoY target (%)	YoY result (%)	Achievement (%)	2-year average achievement (%)
Segment						Percentile	Modifier (%)
Segment one(2)	FY24(3)	98	100	152.0	76.0(5)	74th Percentile	112.1	85.2(5)
	FY25(4)	132	124	0.0
1.Relative TSR as reported by Bloomberg and calculated using the closing price of HPE and the S&P 500 companies’ common stock for the beginning and end of the performance period, assuming reinvestment of dividends.
2.Segment one of the fiscal 2024 PARSU performance period began on November 1, 2023 and ended on October 31, 2025.
3.The non-GAAP net income growth threshold and maximum for fiscal 2024 were 92% and 103% respectively.
4.The original non-GAAP net income growth threshold, target, and maximum for fiscal 2025 were 102%, 104%, and 106%, respectively. The modified non-GAAP net income growth threshold and maximum for fiscal 2025 were 130% and 135%, respectively. For consistency with the modified goals, fiscal 2025 performance was measured using fiscal 2025 pro forma non-GAAP net income compared to reported HPE standalone fiscal 2024 results. Absent the Juniper Networks-related modification, the fiscal 2025 YoY growth result would have been 104% and Achievement would have been 92%.
5.Absent the Juniper Networks-related modification, the 2-year average achievement would have been 122.1% and Total payout would have been 136.9%.
Vesting achievement under the fiscal 2023-2025 PARSU award cycle
The number of segment two fiscal 2023 PARSUs earned was based on our performance against three-year non-GAAP net income growth rates approved by the HRC Committee at the beginning of the performance period, other than for the fiscal 2025 performance period as described above in the “Modification of PARSUs related to the Juniper Networks Acquisition” section above, and a modifier dependent upon relative TSR performance against the S&P 500 constituents.
The actual performance achievement as a percent of target for the completed three-year performance period as of October 31, 2025, inclusive of the adjustment described above, is summarized in the table below:

		Non-GAAP net income growth (% of target earned)				Relative TSR vs. S&P 500(1) (modifier of achievement %)		Total payout (% of target vesting)
	Performance period	YoY target (%)	YoY result (%)	Achievement (%)	3-year average achievement (%)
Segment						Percentile	Modifier (%)
Segment two(2)	FY23(3)	101	106	200.0	66.7(6)	81st percentile	115.6	77.0(6)
	FY24(4)	105	100	0.0
	FY25(5)	131	124	0.0
1.Relative TSR as reported by Bloomberg and calculated using the closing price of HPE and the S&P 500 companies’ common stock for the beginning and end of the performance period, assuming reinvestment of dividends.
2.Segment two of the fiscal 2023 PARSU performance period began on November 1, 2022 and ended on October 31, 2025.
3.The non-GAAP net income growth threshold and maximum for fiscal 2023 were 99% and 103%, respectively.
4.The non-GAAP net income growth threshold and maximum for fiscal 2024 were 102% and 108%, respectively.
5.The original non-GAAP net income growth threshold, target, and maximum for fiscal 2025 were 102%, 105%, and 108%, respectively. The modified non-GAAP net income growth threshold and maximum for fiscal 2025 were 127% and 134%, respectively. For consistency with the modified goals, fiscal 2025 performance was measured using fiscal 2025 pro forma non-GAAP net income compared to reported HPE standalone fiscal 2024 results. Absent the Juniper Networks-related modification, the fiscal 2025 YoY growth result would have been 104% and Achievement would have been 72%.
6.Absent the Juniper Networks-related modification, the 3-year average achievement would have been 90.6% and Total payout would have been 104.7%.
Mr. Rahim’s PARSUs
As described in the “Fiscal 2025 leadership changes” section above, Mr. Rahim’s annual PARSU grants for the first three years of employment will each be structured to have a three-year performance period with vesting measured based on non-GAAP operating profit achievement for the Networking business unit and a +/- 20% modifier depended upon HPE’s relative TSR performance against the S&P 500 constituents. The first annual PARSU grant to Mr. Rahim was awarded on September 30, 2025 and is scheduled to vest in December 2028 based on performance through October 31, 2028.

HPE 2026 PROXY STATEMENT	89

Executive compensation
Benefits
Our NEOs receive health and welfare benefits (including retiree medical benefits if eligibility conditions are met) under the same programs and subject to the same eligibility requirements that apply to our U.S. team members generally. We do not provide our executives, including the NEOs, with special or supplemental U.S. defined benefit pension or health benefits.
The NEOs, along with other executives who earn base salary or annual incentives in excess of certain limits under the Internal Revenue Code of 1986, as amended (the “Code”), were eligible in fiscal 2025 to participate in the HPE Executive Deferred Compensation Plan (the “EDCP”). This plan is maintained to permit executives to defer a portion of their compensation and related taxation on such amounts. This is a standard benefit plan also offered by the majority of our peers and is more fully described in the “Narrative to the fiscal 2025 nonqualified deferred compensation table” section. Amounts deferred or matched under the EDCP are credited with notional investment earnings based on investment options selected by the participant from among mutual and proprietary funds available to team members under the HPE 401(k) Plan. No amounts in the EDCP earn above-market returns.
Perquisites
Consistent with the practices of our peer group companies, we provide limited perquisites to our senior executives, including the NEOs, as discussed below.
We provide our NEOs with financial counseling services to assist them in obtaining professional financial advice, which is a common benefit among our peers. This helps increase the understanding and effectiveness of our executive compensation program and also increases productivity by limiting distractions from Company responsibilities to attend to personal financial matters. The value of these services is taxable to our executives. There is no tax gross-up paid on the income attributable to this value.
We provide our NEOs with home office network equipment from our Networking business to enable optimal productivity regardless of where work is performed. This aligns with business continuity, as well as our flexible hybrid work philosophy.
We provide our NEOs with certain personal security, residential security and digital threat prevention/monitoring services that have been determined necessary and appropriate by an independent security consulting firm for the protection of these officers.
Our CEO may use Company aircraft for personal purposes in the CEO’s own discretion and, at times, is advised to use Company aircraft for personal travel for security reasons. The other NEOs may use Company aircraft for personal purposes under certain limited circumstances, if available and approved in advance by the CEO. The NEOs, including the CEO, are taxed on the value of this personal usage according to applicable tax rules. There is no tax gross-up paid on the income attributable to this value.
For details on perquisites received during fiscal 2025, see the “Fiscal 2025 summary compensation table” below on page 94.
Other compensation related matters
Use of comparative compensation data and compensation philosophy
The HRC Committee reviewed Section 16 officer compensation and compared it to that of executives in similar positions with HPE’s peers for purposes of benchmarking target pay levels. The HRC Committee’s annual review of our peer group resulted in no changes to the following group of 19 peer companies that informed the HRC Committee’s decision making for fiscal 2025 target pay levels.

90	HPE 2026 PROXY STATEMENT

Executive compensation

Fiscal 2025 peer companies
Accenture	HP Inc.	NetApp
ADP	IBM	Qualcomm
Cisco Systems, Inc.	Intel Corporation	Seagate Technology
Cognizant	Jabil	Western Digital
DXC Technology	Juniper Networks	Xerox
Flex Ltd.	Kyndryl Holdings
Honeywell	Micron Technology
For fiscal 2025, FW Cook used the following screening criteria to develop a pool of potential peers:
•Industry — companies operating in similar or comparable industry space.
•Size — companies that would position HPE in a range around the peer median on size characteristics mainly focused on revenue and market cap.
HPE is positioned within a reasonable range around peer median on several size characteristics (e.g., revenue, operating income, and market cap). At the time the fiscal 2025 peer group was approved, the Company was between the median and 75th percentile for revenue and between the 25th percentile and median for market capitalization.
In reviewing comparative pay data from these companies against pay for our Section 16 officers (including our NEOs), the HRC Committee also evaluated survey data provided by Aon encompassing a broader set of technology companies, using regression analysis where necessary to adjust for size differences between HPE and the expanded set of companies included in the analysis. The HRC Committee continued to set target total direct compensation levels for fiscal 2025 that were generally within a competitive range of the market median, although in some cases it sets higher levels for attraction and retention purposes.
The HRC Committee reviews HPE’s peer group annually to assess the appropriateness for competitive benchmarking of executive pay and compensation design.
Fiscal 2026 peer companies
In July 2025, the HRC Committee undertook its annual evaluation of the peer group with FW Cook’s assistance. Given the close of the Juniper Networks acquisition and HPE’s larger resulting size, the HRC Committee approved the following group of 16 peer companies to inform the HRC Committee’s decision making for fiscal 2026 pay levels:

Fiscal 2026 peer companies
Accenture	DXC Technology	NetApp
Advanced Micro Devices	Flex Ltd.	Pure Storage
Applied Materials	HP Inc.	Qualcomm
Arista Networks	IBM	Texas Instruments
ADP	Intel Corporation
Cisco Systems	Micron Technology
HPE is positioned within a reasonable range around fiscal 2026 peer median on several size characteristics (e.g., revenue, operating income, and market cap). At the time the fiscal 2026 peer group was approved, the Company was between the median and 75th percentile for revenue and between the 25th percentile and median for market capitalization.

HPE 2026 PROXY STATEMENT	91

Executive compensation
Executive stock ownership guidelines
HPE has stock ownership guidelines designed to align executives’ interests more closely with those of our stockholders, and to mitigate the potential for taking excessive risk that could affect the value of HPE stock. The CEO is expected to attain and hold an investment position in our stock equal to seven times base salary, and all other NEOs are expected to attain and hold an investment position equal to five times base salary, in each case within five years of assuming the designated position. Shares counted toward the guidelines include those held by the executive directly or through a broker, shares held in the executive’s account in the HPE 401(k) Plan, shares held as unvested restricted stock, and shares underlying time-vested RSUs. Shares underlying options (whether vested or unvested) and unvested PARSUs do not count towards satisfying the ownership requirement. All NEOs held the expected investment position in HPE’s stock as of the end of fiscal 2025 or were on target to reach the expected position within the five-year timeline.
Anti-hedging/pledging policy
We have a policy prohibiting HPE’s executive officers and directors from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in HPE stock, including, among other things, short sales and transactions involving publicly-traded options. In addition, with limited exceptions, HPE’s executive officers are prohibited from holding HPE stock in margin accounts and from pledging HPE stock as collateral for loans. Our Insider Trading Policy, which is applicable to all levels of HPE team members and to our directors, also prohibits all hedging transactions in HPE equity securities, regardless of whether or not such securities were granted as HPE compensation. These policies further align executives’ interests with those of our stockholders.
Policy on recovery in event of financial restatement
HPE maintains a clawback policy for compliance with the NYSE listing standards and Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”). This clawback policy applies to current or former Section 16 officers and applies only in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws; misconduct on the part of the executive is not required. Under this clawback policy, HPE is required to recoup incentive-based compensation (as that term is defined in Section 10D of the Exchange Act, which includes our PARSU awards and our annual incentive awards) erroneously received within the three fiscal years preceding the date restatement is determined to be required.
In addition, the Company maintains a broader “clawback” authority that permits the Company to recover certain annual incentives, long-term cash incentives, and equity awards (both performance- and time-based) from senior executives, including all Section 16 officers, in the event that the executive engages in misconduct that is prohibited by applicable law or HPE policy, or if clawback is otherwise required by applicable law or HPE policy. HPE’s equity grant agreements and employee agreements regarding confidential information and proprietary developments provide that this right can be exercised by the Company’s recovery, cancellation or other appropriate treatment of previously paid or outstanding annual incentive awards and equity incentive awards (both performance-based and time-based equity awards) to the extent permissible under applicable employment law. The HRC Committee oversees administration of both the mandatory Section 10D clawback policy and the broader, discretionary clawback authority.
Equity grant practices
The HRC Committee generally approves the target value of annual equity awards for the Company’s executive officers, including each of the NEOs, in November at the beginning of each fiscal year. The Company does not currently grant stock options, but generally all team members (including NEOs) may enroll to purchase discounted shares of the Company’s common stock under the terms of the Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan with purchase dates generally in April and October of each year using payroll deductions accumulated during the prior six-month period. In special circumstances, including the hiring or promotion of an individual or where the HRC Committee determines it is in the best interest of the Company, the HRC Committee may approve grants of equity awards at other times. The Company does not take material nonpublic information into account when determining the timing and terms of equity awards and does not time the disclosure of material nonpublic information for the purpose of affecting the value of any executive compensation awarded.

92	HPE 2026 PROXY STATEMENT

Executive compensation
Fiscal 2026 compensation program
The HRC Committee approved a fiscal 2026 compensation structure that continues to align our executives’ and stockholders’ interests and reinforce our business strategy. The fiscal 2026 annual incentive program maintains 80% weighting on financial performance and 20% weighting on individual MBO performance, while refining the financial metrics for business unit NEOs to reinforce alignment to business unit performance. For fiscal 2026, the annual incentive plan performance for corporate NEOs will be based 80% on HPE financial performance against HPE revenue, HPE operating profit (i.e., non-GAAP earnings from operations), HPE free cash flow, and HPE ARR and 20% on individual MBO performance. For business unit NEOs, the fiscal 2026 annual incentive plan will be based 40% against the same HPE financial metrics above, 40% against business unit-specific financials, and 20% on individual MBO performance. The fiscal 2026 long-term incentive program will remain consistent with that of fiscal 2025.
In fiscal 2026, the HRC Committee will continue its ongoing evaluation of the overall compensation program so that it best supports the Company’s talent needs, rewards management for the successful execution of short- and long-term operating goals and business strategy, and aligns pay with stockholder interests and strong governance standards.
Accounting and tax effects
The HRC Committee’s principal consideration in authorizing compensation for our executives is whether we believe such compensation facilitates the achievement of our pay for performance philosophy. Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet our compensation objectives, even if such compensation is potentially not deductible for tax purposes.
HRC Committee report on executive compensation
The undersigned members of the HR and Compensation Committee of the Board of Directors of Hewlett Packard Enterprise Company have reviewed and discussed with management this Compensation discussion and analysis. Based on this review and discussion, we have recommended to the Board that the Compensation discussion and analysis be included in this proxy statement and in the Annual Report on Form 10-K of Hewlett Packard Enterprise Company filed for the fiscal year ended October 31, 2025.

HRC COMMITTEE
Pamela L. Carter, chair Regina E. Dugan Jean M. Hobby Patricia F. Russo

HPE 2026 PROXY STATEMENT	93

Executive compensation
Fiscal 2025 summary compensation table
The following table sets forth information concerning the compensation of our CEO, CFO, and three other most highly compensated executive officers who remained employed at the end of fiscal 2025.

Name and principal position(1)	Year	Salary ($)(2)	Bonus ($)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)(5)	All other compensation ($)(6)	Total ($)
Antonio F. Neri President and Chief Executive Officer	2025	1,350,000	—	19,628,955	—	2,408,832	13,695	81,239	23,482,721
	2024	1,300,000	—	17,646,855	—	2,350,318	35,225	78,799	21,411,197
	2023	1,300,000	—	15,577,803	—	3,053,361	—	135,385	20,066,549
Marie E. Myers(7) Executive Vice President, Chief Financial Officer	2025	850,000	500,000	9,241,730	—	1,175,754	—	46,800	11,814,284
	2024	676,136	500,000	11,137,583	—	916,809	—	12,255	13,242,783
Rami Rahim Executive Vice President, President and General Manager of Networking	2025	334,430	—	14,509,942	—	1,651,291	—	1,000	16,496,663
John F. Schultz Executive Vice President, Chief Operating and Legal Officer	2025	800,000	—	8,330,581	—	1,154,592	—	56,774	10,341,947
	2024	800,000	—	7,504,666	—	1,039,564	—	104,000	9,448,230
	2023	800,000	—	6,750,387	—	1,476,350	—	94,429	9,121,166
Fidelma M. Russo Executive Vice President, General Manager of Hybrid Cloud and Chief Technology Officer	2025	750,000	—	6,768,619	—	864,525	—	44,997	8,428,141
	2024	750,000	—	6,051,172	—	306,892	—	152,481	7,260,545
1.Ms. Myers was hired as CFO effective January 15, 2024. Mr. Rahim commenced employment with HPE on July 2, 2025 in connection with the close of the Juniper Networks acquisition. Ms. Russo was not a NEO in fiscal 2023.
2.Amounts shown represent base salary earned during the fiscal year, as described in the “Fiscal 2025 base salary” section.
3.Amounts shown represent the grant date fair value of all stock awards granted during the applicable fiscal year, calculated in accordance with applicable accounting standards. For information on the assumptions used to calculate the fair value of the awards, refer to Note 5, “Stock-Based Compensation” to our “Consolidated Financial Statements” in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2025, as filed with the SEC on December 18, 2025. In the case of RSUs, the value is determined by multiplying the number of units granted by the closing price of HPE’s stock on the grant date. For PARSUs awarded in fiscal 2025, amounts shown reflect the grant date fair value of the PARSUs for the two- and three-year performance periods (three-year performance period for Mr. Rahim) beginning with fiscal 2025, based on the probable outcome of performance conditions related to these PARSUs on the grant date. The 2025 PARSUs include both market-related (relative TSR) and internal (non-GAAP net income, or for Mr. Rahim, Networking business unit non-GAAP operating profit) performance goals as described under “Determination of fiscal 2025 executive compensation—long-term incentives.” Consistent with the applicable accounting standards, the grant date fair value of the relative TSR component has been determined using a Monte Carlo simulation model. The table below sets forth the grant date fair value for the PARSUs granted to our NEOs in fiscal 2025.

94	HPE 2026 PROXY STATEMENT

Executive compensation

Name	Probable outcome of performance conditions grant date fair value ($)*	Maximum outcome of performance conditions grant date fair value ($)*
Antonio F. Neri	10,203,957	20,407,914
Marie E. Myers	4,804,240	9,608,480
Rami Rahim	5,958,689	11,917,378
John F. Schultz	4,330,587	8,661,174
Fidelma M. Russo	3,518,613	7,037,226
*     Other than for Mr. Rahim, all amounts represent the grant date fair value of the PARSUs awarded on December 9, 2024 subject to the internal non-GAAP net income performance goals and relative TSR modifier (i) based on the probable or target outcome as of the date the goals were set and (ii) based on achieving the maximum level of performance (i.e., 200% of target) for the two- and three-year performance periods beginning in fiscal 2025. For Mr. Rahim, amounts represent the grant date fair value of performance-based RSUs awarded on September 30, 2025 as described in the “Fiscal 2025 leadership changes” section above. The grant date fair value of the PARSUs awarded on December 9, 2024 was $25.02 per unit, and for Mr. Rahim’s performance-based RSUs awarded on September 30, 2025 was $26.61 per unit, which were determined using a Monte Carlo simulation model.
4.Other than for Mr. Rahim, all amounts shown represent payouts under the PfR program. For Mr. Rahim, represents payout aligned with the Juniper Networks pre-acquisition results against its 2025 bonus plan as of the close of the acquisition and payout under the HPE PfR program results for the post-acquisition period, as described in the “Fiscal 2025 financial results” section above. All such amounts were earned during the applicable fiscal year but paid after the end of that fiscal year.
5.Amounts shown represent the increase in actuarial present value of NEO pension benefits during the applicable fiscal year, as described in more detail under “Narrative to the fiscal 2025 pension benefits table” below. The amounts reported do not reflect additional accruals, but reflect the passage of one additional year from the prior present value calculation and changes in other actuarial assumptions. The assumptions used in calculating the changes in pension benefits are described in footnote 3 to the “Fiscal 2025 pension benefits table” below.
6.The amounts shown are detailed in the “Fiscal 2025 all other compensation table” below.
7.Ms. Myers’ Bonus amounts represent each of two equal installments of the make-whole cash award, as described in HPE’s fiscal 2024 proxy statement, paid on January 15, 2024 and January 15, 2025.
Fiscal 2025 all other compensation table
The following table provides additional information regarding amounts that appear in the All other compensation column in the Fiscal 2025 summary compensation table above:

Name	401(k) company match(1) ($)	NQDC company match(2) ($)	Mobility program(3) ($)	Personal aircraft usage(4) ($)	Miscellaneous(5) ($)	Total all other compensation ($)
Antonio F. Neri	10,500	—	—	69,151	1,588	81,239
Marie E. Myers	14,000	13,800	—	—	19,000	46,800
Rami Rahim	—	—	—	—	1,000	1,000
John F. Schultz	13,500	13,800	—	474	29,000	56,774
Fidelma M. Russo	9,680	13,800	2,517	—	19,000	44,997
1.Represents matching contributions made under the HPE 401(k) Plan based on each NEO’s fiscal 2025 contributions.
2.Represents matching contributions credited during fiscal 2025 under the HPE executive deferred compensation plan with respect to contributions made during the relevant portions of fiscal 2024 and fiscal 2025.
3.Represents benefits provided under our standard company relocation program.
4.For purposes of reporting the value of such personal usage in this table, we use data provided by an outside firm to calculate the hourly cost of operating each type of aircraft. These costs include the cost of fuel, maintenance, landing and parking fees, crew, catering, and supplies. For trips by NEOs that involve mixed personal and business usage, we include the incremental cost of such personal usage (i.e., the excess of the actual cost of the trip over the cost of a hypothetical trip without the personal usage). Personal usage is imputed as income to the executives under the applicable tax rules and no tax gross-ups are provided for this imputed income.
5.Includes amounts paid either directly to the executives or on their behalf for the following items: Employer charitable donation match in the amount of $10,000 for Mr. Schultz; financial counseling in the amount of $18,000 each for Mmes. Myers and Russo and Mr. Schultz; Security and digital threat prevention/monitoring services of $1,096 for Mr. Neri and of $1,000 for each other NEO; and backup home generator maintenance in the amount of $492 for Mr. Neri.

HPE 2026 PROXY STATEMENT	95

Executive compensation
Narrative to the summary compensation table
The amounts reported in the summary compensation table, including base salary, annual incentive and LTI award amounts, and benefits and perquisites are described more fully under the “Detailed compensation discussion and analysis” section.
The amounts reported in the non-equity incentive plan compensation column include amounts earned in fiscal 2025 by each of the NEOs under the PfR program. The narrative description of the remaining information in the summary compensation table is provided in the narrative to the other compensation tables.
Fiscal 2025 grants of plan-based awards
The following table provides information on awards granted under the PfR program for fiscal 2025, and awards of RSUs and PARSUs granted as part of the fiscal 2025 long-term incentive compensation, all of which are provided under the HPE 2021 Stock Incentive Plan:

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: number of shares of stock or units(3) (#)	Grant-date fair value of stock and option awards(4) ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Antonio F. Neri
PfR		—	2,700,000	5,400,000
Annual RSU	12/9/2024							407,832	9,424,998
Annual PARSU	12/9/2024				163,133	407,832	815,664		10,203,957
Marie E. Myers
PfR		—	1,275,000	2,550,000
Annual RSU	12/9/2024							192,016	4,437,490
Annual PARSU	12/9/2024				76,806	192,016	384,032		4,804,240
Rami Rahim
PfR		—	1,458,333	2,916,667
Retention RSU (5)	7/17/2025							146,484	3,051,262
Annual RSU	9/30/2025							223,941	5,499,991
Annual PARSU	9/30/2025				89,576	223,941	447,882		5,958,689
John F. Schultz
PfR		—	1,200,000	2,400,000
Annual RSU	12/9/2024							173,085	3,999,994
Annual PARSU	12/9/2024				69,234	173,085	346,170		4,330,587
Fidelma M. Russo
PfR		—	937,500	1,875,000
Annual RSU	12/9/2024							140,632	3,250,006
Annual PARSU	12/9/2024				56,253	140,632	281,264		3,518,613
1.Amounts represent the range of possible cash payouts for fiscal 2025 awards under the PfR Program. There is no threshold value for these awards.
2.PARSU amounts represent the range of shares that may vest at the end of the two- and three-year (three-year only for Mr. Rahim) performance periods applicable to the award, assuming achievement of threshold, target, and maximum performance. Under this program, other than for Mr. Rahim, fifty percent of the PARSUs are eligible for vesting based on performance over two years with continued service, and fifty percent are eligible for vesting based on performance over three years with continued service. The two- and three-year performance measures are each based on HPE’s non-GAAP net income results and a modifier dependent upon relative TSR performance against the S&P 500 constituents. For Mr. Rahim, the PARSUs are eligible for vesting based on performance over three years with continued service, based on achievement of Networking business unit non-GAAP operating profit and a modifier dependent upon relative TSR performance against the S&P 500 constituents. To the extent that our non-GAAP net income performance, or Networking business unit non-GAAP operating profit for Mr. Rahim, is below threshold for the performance period, no shares will vest for the applicable tranche. For additional details, see the discussion of PARSU awards under “Determination of fiscal 2025 executive compensation—Long-term incentives—Fiscal 2025 PARSUs” and “Mr. Rahim’s PARSUs.”

96	HPE 2026 PROXY STATEMENT

Executive compensation
3.Other than for Mr. Rahim, RSUs vest as to one third of the units on each of the first three anniversaries of the grant date, subject to continued service. For Mr. Rahim, the Retention RSUs granted July 17, 2025 vest as to one third of the units on each of first three anniversaries of July 2, 2025, and the annual RSUs granted September 30, 2025 vest as to one third of the units on each of December 15, 2026, 2027, and 2028, subject to continued service.
4.See footnote 3 to the “Fiscal 2025 summary compensation table” for a description of the method used to determine the grant date fair value of stock awards. This value may differ from the value represented in the “Fiscal 2025 summary compensation table” due to rounding.
5.Represents the Retention RSU grant pursuant to the terms of the Rahim Offer Letter as described in the “Fiscal 2025 leadership changes” section above.
Fiscal 2025 year-end outstanding equity awards
The following table provides information on stock and option awards held by the NEOs as of October 31, 2025:

						Stock awards
		Option awards						Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(4) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3)(4) ($)
Name	Grant date	Number of securities underlying unexercised options exercisable(1) (#)	Equity incentive plan awards number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (2) (#)	Market value of shares or units of stock that have not vested(3) ($)
Antonio F. Neri	12/8/2022					160,211	3,912,353	249,368	6,089,567
	12/7/2023					336,061	8,206,610	523,088	12,773,809
	12/9/2024					418,454	10,218,647	418,454	10,218,647
Marie E. Myers	1/20/2024					314,777	7,686,854	267,987	6,544,243
	12/9/2024					197,017	4,811,155	197,018	4,811,180
Rami Rahim	2/18/2022	589,830		16.02	2/18/2029	—	—	—	—
	2/20/2024					461,481	11,269,366	—	—
	2/20/2025					394,379	9,630,735	—	—
	6/20/2025					394,379	9,630,735	—	—
	7/17/2025					148,228	3,619,728	—	—
	9/30/2025					225,209	5,499,604	225,209	5,499,604
John F. Schultz	12/8/2022					68,471	1,672,062	108,060	2,638,825
	12/7/2023					141,775	3,462,146	220,677	5,388,932
	12/9/2024					177,593	4,336,821	177,593	4,336,821
Fidelma M. Russo	12/8/2022					99,747	2,435,822	—	—
	12/7/2023					130,772	3,193,452	196,158	4,790,178
	12/9/2024					144,295	3,523,684	144,296	3,523,708
1.Represents option awards assumed in connection with the Juniper Networks acquisition.
2.Stock awards in this column include RSUs and rounded underlying dividend equivalent units accrued through October 31, 2025. Except as specified otherwise in connection with certain of Mr. Rahim’s RSUs, the RSUs vest as to one third of the units on each of the first three anniversaries of the grant date, subject to continued service. Mr. Rahim’s RSUs originally granted by Juniper Networks on February 20, 2024 (which were assumed in connection with the acquisition) are scheduled to vest as to 43,769 units on February 20, 2026 and as to remaining units on July 2, 2026, in each case subject to continued service. Mr. Rahim’s RSUs originally granted by Juniper Networks on February 20, 2025 (which were assumed in connection with the acquisition) are scheduled to vest as to 134,089 units on February 20, 2026 and as to remaining units on July 2, 2026, in each case subject to continued service. Mr. Rahim’s RSUs originally granted by Juniper Networks on June 20, 2025 (which were assumed in connection with the acquisition) are scheduled to vest on July 2, 2026 subject to continued service. Mr. Rahim’s Retention RSUs granted July 17, 2025 are scheduled to vest as to one third of the units on each of first three anniversaries of July 2, 2025 subject to continued service. Mr. Rahim’s annual RSUs granted September 30, 2025 are scheduled to vest as to one third of the units on each of December 15, 2026, 2027, and 2028, in each case subject to continued service.
3.Value calculated based on the $24.42 closing price of HPE stock on October 31, 2025.

HPE 2026 PROXY STATEMENT	97

Executive compensation
4.The amounts in this column include the second segment of the fiscal 2024 PARSUs, the first and second segment of the fiscal 2025 PARSUs, Mr. Rahim’s PARSUs, and rounded underlying dividend equivalent units accrued through October 31, 2025, each at the target level as trending performance as of the close of fiscal 2025 did not exceed target. Final vested shares are subject to actual performance of HPE’s non-GAAP net income growth and relative TSR within two- and three-year performance periods, and for Mr. Rahim, actual performance of Networking business unit non-GAAP operating profit and relative TSR over a three-year performance period, subject to continued service.
Fiscal 2025 options exercises and stock vested
The following table provides information regarding options exercised and stock awards vested for the NEOs during fiscal 2025:

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting(2) (#)	Value realized on vesting(3) ($)
Antonio F. Neri	—	—	901,663	21,639,276
Marie E. Myers	—	—	649,979	14,173,947
Rami Rahim	—	—	535,817	11,386,111
John F. Schultz	—	—	389,169	9,335,581
Fidelma M. Russo	—	—	339,214	8,084,045
1.Intended to reflect the amounts realized based on the number of shares purchased multiplied by the difference between the market price and the exercise price of shares of HPE stock on the date of exercise.
2.Reflects RSUs, the first segment of the fiscal 2024 PARSUs, the second segment of the fiscal 2023 PARSUs, and accrued dividend equivalent shares. For Mr. Rahim, reflects Juniper Networks awards that vested in connection with the acquisition of Juniper Networks pursuant to the terms of the Rahim Offer Letter.
3.Reflects the fair market value of HPE stock on the vesting date for PARSUs, RSUs, and accrued dividend equivalent shares. Fair market value is determined based on the closing price of HPE stock on the applicable vesting date.
Fiscal 2025 pension benefits table
The following table provides information about the present value of accumulated pension benefits payable to each NEO:

Name(1)	Plan name(2)	Number of years of credited service (#)	Present value of accumulated benefit(3) ($)	Payments during last fiscal year ($)
Antonio F. Neri	Nederland Plan	3.2	105,884	—
	IRG	29.5	109,887	—
Marie E. Myers	—	—	—	—
Rami Rahim	—	—	—	—
John F. Schultz	—	—	—	—
Fidelma M. Russo	—	—	—	—
1.Mr. Neri is the only NEO who is eligible to receive benefits under any HPE defined benefit pension plan.
2.The “Nederland Plan” refers to the Centraal Beheer Algemeen Pensioenfonds or CB APF. “IRG” refers to the International Retirement Guarantee.
3.Because the change in the pension table amounts from those in the prior fiscal year determine the increase in pension value, both the current assumptions as of October 31, 2025, and for the prior fiscal year as of October 31, 2024, have been included in the following description. Mr. Neri participated in an HP Inc. pension plan while employed in the Netherlands. As of October 31, 2025, the present value for this plan is based on a discount rate of 3.96% and mortality in accordance with the AG forecast table 2024. As of October 31, 2024, the assumptions included a discount rate of 3.53% and mortality in accordance with the AG forecast table 2024. The earliest unreduced retirement age in the Nederland Plan is age 67. Due to his transfer from the Netherlands to the U.S. at the request of the Company, Mr. Neri is also covered under the IRG. As of October 31, 2025, the present value of IRG benefits is based on a discount rate of 4.47%, lump sum interest rates of 4.10% for the first five years, 5.10% for the next 15 years and 5.90% thereafter, and applicable mortality. As of October 31, 2024, the assumptions included a discount rate of 4.86%, lump sum interest rates of 4.17% for the first five years, 4.76% for the next 15 years, and 5.25% thereafter, and applicable mortality. The earliest unreduced retirement age for the IRG based on Mr. Neri’s employment history is age 65.

98	HPE 2026 PROXY STATEMENT

Executive compensation
Narrative to the fiscal 2025 pension benefits table
HPE does not sponsor any qualified U.S. defined benefit pension plans and only participates in one nonqualified U.S. defined benefit retirement plan for selected international transfers. As a result, no NEO currently accrues a benefit under any U.S. qualified defined benefit pension plan. Benefits previously accrued by an NEO under non-U.S. HPE pension plans are payable to them following termination of employment, subject to the terms of the applicable plan. Mr. Neri, who is a participant in the nonqualified U.S. plan for international transfers, has the potential to accrue an additional benefit under the International Retirement Guarantee (“IRG”), but only in the event that HPE requires him to change the country of his employment.
Terms of the Netherlands pension program
Mr. Neri earned a pension benefit under a Netherlands pension program based on his final pay and years of service while employed by HP Inc. in the Netherlands. That pension plan considers a pensionable base which is salary less an offset; the offset reflects the Dutch social security benefits which do not vary with pay levels. The annual accrual that was provided when Mr. Neri participated was 1.75% of his final pensionable base. There is also a 70% spousal benefit provided upon his death while receiving retirement payments. The benefit under the Dutch pension plan is subject to an annual conditional indexation (the indexation was 1.96% for fiscal 2025). In 2014, with Dutch law changes to extend unreduced retirement ages, all previously accrued benefits were converted to a pension commencing at age 67.
Terms of the International Retirement Guarantee
Team members who transferred internationally at HP Inc.’s request prior to 2000 were put into an international umbrella plan. This plan determines the country of guarantee which is generally the country in which a team member has spent the longest portion of his HP Inc. or HPE career. For Mr. Neri, the country of guarantee is currently the U.S. The IRG determines the present value of a full career benefit for Mr. Neri under the HP Inc. sponsored retirement benefit plans that applied to team members working in the U.S. prior to the separation of HPE from HP Inc., and to the HPE 401(k) Plan after the separation, and U.S. Social Security (since the U.S. is his country of guarantee) then offsets the present value of the retirement benefits from plans and social insurance systems in the countries in which he earned retirement benefits for his total period of HP Inc. and HPE employment. The net benefit value is payable as a single sum as soon as practicable after termination or retirement. This is a nonqualified retirement plan.
HPE does not sponsor any other supplemental defined benefit pension plans or special retiree medical benefit plans for executive officers.
Fiscal 2025 nonqualified deferred compensation table
The following table provides information about contributions, earnings, withdrawals, distributions, and balances under the EDCP:

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY(2) ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at FY end ($)
Antonio F. Neri	—	—	—	—	—
Marie E. Myers	203,200	13,800	26,283	—	257,674
Rami Rahim	—	—	—	—	—
John F. Schultz	108,756	13,800	234,765	375,719	2,628,626
Fidelma M. Russo	24,000	13,800	26,203	85,381	340,508
1.The amounts reported here as “executive contributions” are reported as compensation to such NEOs in the “Fiscal 2025 summary compensation table” above as “salary” or “non-equity incentive plan compensation.”
2.The contributions reported here as “registrant contributions” were made in fiscal 2025 with respect to participant base salary deferrals made during fiscal 2024 and 2025 and are reported as compensation to such NEOs in the “Fiscal 2025 summary compensation table” above as “all other compensation.”

HPE 2026 PROXY STATEMENT	99

Executive compensation
Narrative to the fiscal 2025 nonqualified deferred compensation table
The amounts reported in the nonqualified deferred compensation table were provided under the EDCP, a nonqualified deferred compensation plan that permits eligible U.S. team members to defer base salary in excess of the amount taken into account under the qualified HPE 401(k) Plan and bonus amounts of up to 95% of the annual incentive bonus payable under the PfR program. In addition, a matching contribution is available under the plan to eligible team members. The matching contribution applies to base salary deferrals on compensation above the Code limits that apply to the qualified HPE 401(k) Plan under the Code, up to a maximum of two times the Code’s compensation limit. In calendar year 2024, the NEOs were eligible for a matching contribution up to 4% on base salary contributions in excess of the Code limit up to a maximum of two times that limit (matching contributions were available on calendar year 2024 base salary from $345,000 to $690,000). In calendar year 2025, the NEOs were eligible for a matching contribution up to 4% on base salary contributions in excess of the Code limit up to a maximum of two times that limit (matching contributions were available on calendar year 2025 base salary from $350,000 to $700,000). In effect, the EDCP permits these executives and all eligible team members to receive a 401(k)-type matching contribution on a portion of base salary deferrals in excess of Code limits.
Upon becoming eligible for participation, team members must specify the amount of base salary and/or the percentage of annual incentives to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined under the EDCP as at least age 55 with 15 years of service), distribution is made in the form of a lump sum in January of the year following the year of termination, subject to any delay required under Code Section 409A. At retirement (or earlier, if properly elected), benefits are paid according to the distribution election made by the participant subject to any delay required under Code Section 409A. No withdrawals are permitted prior to the previously elected distribution date, other than hardship withdrawals as permitted by applicable law.
Amounts deferred or credited under the EDCP are credited with notional investment earnings based on participant investment elections made from among the investment options available under the HPE 401(k) Plan. Accounts maintained for participants under the EDCP are not held in trust, and all such accounts are subject to the claims of general creditors of HPE. No amounts are credited with above-market earnings.
Potential payments upon termination or change in control
The amounts in the following table generally estimate potential payments that would have been due if an NEO had terminated employment with HPE effective October 31, 2025, under each of the circumstances specified below. These amounts are in addition to benefits generally available to U.S. team members upon termination of employment, such as distributions from the HPE 401(k) Plan and payment of accrued vacation where required.

				Long-term incentive programs
Name	Termination scenario	Total(1) ($)	Severance(2) ($)	Stock options ($)	RSUs(3) ($)	PARSUs(3) ($)
Antonio F. Neri	Voluntary/For Cause	—	—	—	—	—
	Disability	38,943,160	—	—	22,337,609	16,605,551
	Retirement	38,943,160	—	—	22,337,609	16,605,551
	Death	38,943,160	—	—	22,337,609	16,605,551
	Not for Cause	26,916,091	7,930,316	—	10,470,069	8,515,706
	Change in Control	46,873,476	7,930,316	—	22,337,609	16,605,551
Marie E. Myers	Voluntary/For Cause	—	—	—	—	—
	Disability	20,581,322	—	—	12,498,009	8,083,313
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	20,581,322	—	—	12,498,009	8,083,313
	Not for Cause	11,610,724	2,890,949	—	4,672,934	4,046,841
	Change in Control	23,472,271	2,890,949	—	12,498,009	8,083,313

100	HPE 2026 PROXY STATEMENT

Executive compensation

				Long-term incentive programs
Name	Termination scenario	Total(1) ($)	Severance(2) ($)	Stock options ($)	RSUs(3) ($)	PARSUs(3) ($)
Rami Rahim	Voluntary/For Cause	—	—	—	—	N/A
	Disability	54,149,748	9,000,000	—	39,650,144	5,499,604
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	54,149,748	9,000,000	—	39,650,144	5,499,604
	Not for Cause	38,300,295	14,541,846	—	23,479,988	278,461
	Change in Control	59,691,594	14,541,846	—	39,650,144	5,499,604
John F. Schultz	Voluntary/For Cause	—	—	—	—	—
	Disability	16,502,327	—	—	9,471,028	7,031,299
	Retirement	16,502,327	—	—	9,471,028	7,031,299
	Death	16,502,327	—	—	9,471,028	7,031,299
	Not for Cause	11,115,883	3,067,881	—	4,444,676	3,603,326
	Change in Control	19,570,208	3,067,881	—	9,471,028	7,031,299
Fidelma M. Russo	Voluntary/For Cause	—	—	—	—	—
	Disability	15,071,746	—	—	9,152,958	5,918,788
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	15,071,746	—	—	9,152,958	5,918,788
	Not for Cause	10,633,802	2,795,695	—	4,773,176	3,064,931
	Change in Control	17,867,441	2,795,695	—	9,152,958	5,918,788
1.The total excludes amounts earned, or benefits accumulated, due to continued service by each NEO through October 31, 2025, including vested stock options, RSUs, PARSUs, accrued retirement benefits, and vested balances in the EDCP, as those amounts are detailed in the preceding tables. The total also excludes amounts each NEO was eligible to receive under the annual PfR program with respect to fiscal 2025 performance. For Mr. Neri, the total excludes amounts payable from the Netherlands pension and IRG programs in which he participates, as those are fully described in the “Fiscal 2025 pension benefits table” above.
2.For Mr. Neri, the amounts reported represent the cash benefits payable under the SPEO (as defined below) at the rate applicable to the CEO (i.e., using 2.0x multiple of base salary plus the three-year average of annual incentive payments). For Mr. Rahim, the amounts reported represent terms agreed to as part of the Rahim Offer Letter. For the other NEOs, the amounts reported are the cash benefits payable in the event of a qualifying termination under the SPEO (i.e., base salary plus the three-year average of annual incentive payments with a 1.5x multiplier for Executive Vice Presidents and Presidents, or a 1.0x multiplier for Senior Vice Presidents). For each NEO, the amounts also include 18 times the difference between the monthly COBRA premium to continue the NEO’s group medical coverage and the monthly standard premium charged to active team members for that same coverage.
3.Value calculated based on the $24.42 closing price of HPE stock on October 31, 2025.
Narrative to the potential payments upon termination or change in control table
This narrative reflects plans and provisions in effect as of October 31, 2025. In fiscal 2025, Section 16 officers (including all of the NEOs other than Mr. Rahim (see “Termination benefit provisions in Mr. Rahim’s offer letter” below)) were covered by our Severance Plan for Executive Officers (the “SPEO”), which is intended to protect HPE and its stockholders, and provide a level of transition assistance in the event of an involuntary termination of employment. Under the SPEO, participants who incur an involuntary termination, not for cause, and who execute a full release of claims following such termination, which release has not been revoked or attempted to be revoked, are eligible to receive severance benefits in an amount determined as a multiple of the sum of base salary and the average of the actual annual incentives paid for the preceding three years. In the case of the CEO, the multiplier is 2.0, and in the case of Executive Vice Presidents and Presidents, the multiplier is 1.5. The multiplier for Senior Vice Presidents who are executive officers is 1.0. In all cases, the SPEO cash benefit will not exceed 2.99 times the sum of the executive’s base salary plus target annual incentive as in effect immediately prior to the termination of employment.
In addition to the cash benefit, the participants in the SPEO were eligible to receive (1) a pro rata annual incentive award for the year of termination based on actual performance results, (2) pro rata vesting of unvested equity awards if any applicable performance conditions have been satisfied, and (3) a lump-sum health-benefit stipend in an amount equal to 18 months’ COBRA premiums for continued group

HPE 2026 PROXY STATEMENT	101

Executive compensation
medical coverage for the executive and his or her eligible dependents, to the extent those premiums exceed 18 times the monthly premiums for active team members in the same plan with the same level of coverage as of the date of termination.
Under the SPEO, participants who incur an involuntary termination that is not for cause and does not occur within 24 months after a change in control will receive the calculated severance benefit in four equal installments over a period of 18 months. Participants who incur an involuntary termination not for cause that is within 24 months after a change in control will receive the SPEO’s cash severance benefit in a single lump sum within 75 days of termination.
Voluntary or for “cause” termination
In general, an NEO who remained employed through October 31, 2025, but voluntarily terminated employment immediately thereafter, or was terminated immediately thereafter in a for “cause” termination, would be eligible to (1) receive his or her annual incentive amount earned for fiscal 2025 under the PfR program (subject to any discretionary downward adjustment or elimination by the HRC Committee prior to actual payment, and to any applicable clawback policy), (2) exercise his or her vested stock options up to three months following termination or by the original expiration date, if earlier, (3) receive a distribution of vested amounts deferred or credited under the EDCP, and (4) receive a distribution of his or her vested benefits, if any, under the HPE 401(k) Plan (and Mr. Neri would also be entitled to his pensions that are payable under the IRG and the pension programs available in the Netherlands). An NEO who terminated employment before October 31, 2025, either voluntarily or in a for “cause” termination, would generally not have been eligible to receive any amount under the PfR program with respect to the fiscal year in which the termination occurred, except that the HRC Committee has the discretion to make payment of prorated bonus amounts to individuals on leave of absence or in non-pay status, as well as in connection with certain voluntary severance incentives, workforce reductions, and similar programs. Please also see “Termination benefit provisions in Mr. Rahim’s offer letter” below.
Not for “cause” termination
A not for “cause” termination of an NEO who remained employed through October 31, 2025 and was terminated immediately thereafter would qualify the NEO for the amounts described above under a “voluntary” termination in addition to benefits under the SPEO if the NEO signs the required release of claims in favor of HPE and does not revoke that release. In addition to the cash severance benefits and pro rata equity awards payable under the SPEO, the NEO would be eligible to exercise vested stock options up to one year after termination or by the original expiration date, if earlier. Please also see “Termination benefit provisions in Mr. Rahim’s offer letter” below.
Termination following a change in control
The SPEO provides for full accelerated vesting of outstanding stock options and RSUs upon involuntary termination not for cause or voluntary termination for good reason (as defined in the SPEO) within 24 months after a change in control in which HPE is the survivor or the survivor assumes or replaces the equity awards (“double trigger”), with PARSUs vesting based on target performance. In situations where HPE is not the survivor and equity awards are not assumed by the surviving corporation, vesting will be automatically accelerated upon the change in control, with PARSUs vesting based upon the greater of the number of PARSUs that would vest based on actual performance and the number of PARSUs that would vest pro rata based upon target performance. Please also see “Termination benefit provisions in Mr. Rahim’s offer letter” below.
In addition to this enhanced equity award treatment, the NEO would be eligible for the amounts described above under a “voluntary” termination plus the cash and COBRA severance benefits described above under a standard “not for cause” termination.
Death or disability terminations
An NEO who continued employment through October 31, 2025, and whose employment was terminated immediately thereafter due to death or disability would be eligible to receive (1) his or her full annual incentive amount earned for fiscal 2025 determined by HPE in its sole discretion, (2) a distribution of vested amounts deferred or credited under the EDCP, and (3) a distribution of his or her vested benefits under the HPE 401(k) Plan.
Upon termination due to death or disability, stock options and RSUs held by the NEO would vest in full without regard to the satisfaction of applicable performance conditions. PARSUs held by the NEO will vest in full at the target amount. If the termination was due to disability, stock options must be exercised within three years of termination or by the original expiration date, if earlier. If the termination was due to death, stock options must be exercised within one year of termination or by the original expiration date, if earlier.

102	HPE 2026 PROXY STATEMENT

Executive compensation
Termination benefit provisions in Mr. Rahim’s offer letter
HPE generally does not enter into individual severance agreements with our NEOs. However, in connection with Mr. Rahim’s appointment as Executive Vice President, President and General Manager of HPE’s Networking business unit and in consideration of the change in control severance benefits to which he was otherwise entitled under his preexisting agreement with Juniper Networks, we entered into the Rahim Offer Letter, which provides different benefits than are available under the SPEO.
The Rahim Offer Letter provides certain employment termination protections during the period that change in control severance benefits would have applied under his prior agreement with Juniper Networks. Upon a qualifying termination (as defined in the Rahim Offer Letter) during this period ending on the 18-month anniversary of the closing of the Juniper Networks acquisition, Mr. Rahim would receive a lump sum cash amount equal to the sum of (i) 200% of base salary plus (ii) 200% of target annual bonus plus (iii) any earned but unpaid bonus under the PfR annual incentive program plus (iv) 12 months of COBRA premiums, less applicable taxes, together constituting the cash severance, in exchange for Mr. Rahim’s entry into an effective release of claims and continued compliance with post-termination covenants. As is more fully defined in the Rahim Offer Letter, a qualifying termination includes termination due to death, termination due to permanent disability, involuntary termination without cause or voluntary termination for good reason.
The Rahim Offer Letter also provides that, upon a qualifying termination, he will be entitled to (a) 100% accelerated vesting of any then-outstanding HPE equity awards converted from the equity awards originally granted by Juniper Networks and assumed by HPE on the closing of the Juniper Networks acquisition, (b) 100% accelerated vesting of the Retention RSU award granted by HPE on July 17, 2025, and (c) 100% accelerated vesting of the Retention Cash Award committed in the Rahim Offer Letter. In addition, if the qualifying termination is an involuntary termination not for cause (within the meaning of the SPEO), then any other equity awards granted by HPE (including the September 30, 2025 grants) would be eligible for the standard vesting treatment provided in the SPEO, whether that is proration (if involuntary termination not following a change in control of HPE) or acceleration (if involuntary termination promptly following a change in control of HPE).
The Rahim Offer Letter provides that if amounts payable thereunder in connection with a change in control of HPE may subject Mr. Rahim to an excise tax under Code Section 4999, then those payments will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Rahim.
HPE retirement arrangements
Upon retirement on or after age 55, with age plus years of service totaling at least 70 at the time of termination, HPE team members in the United States are entitled to the benefits described below. Mr. Neri and Mr. Schultz have reached these eligibility thresholds as of October 31, 2025. If retirement occurs three months or more after the grant date, team members receive full vesting of time-vested options and time-vested RSUs. These awards will continue vesting on the original vesting schedule, and those options would remain exercisable up to three years after retirement, or the original expiration date, if earlier. To the extent retirement occurs within three months after the grant date, such awards will be immediately forfeited. PARSUs are paid on a full-vesting basis to retired participants at the end of the performance period, subject to final performance. Bonuses, if any, under the annual incentive program may be paid in prorated amounts at the discretion of the HRC Committee based on actual results. If required in accordance with Code Section 409A, certain amounts payable upon retirement (or other termination of employment) of the NEOs and other “key employees” will not be paid out for at least six months following termination of employment.
As of October 31, 2025, the HPE-sponsored U.S. retiree medical program provides eligible retirees with access to coverage at group rates only, with no direct subsidy provided by HPE. All NEOs could be eligible for this program if they retire from HPE on or after age 55 with at least ten years of qualifying service or a combination of age plus years of service totaling at least 80. In addition, beginning at age 45, eligible U.S. team members (which includes all NEOs except Mr. Rahim) may contribute salary to accounts in the HPE Retirement Medical Savings Account Plan (the “RMSA”), which account balances can be used to reimburse themselves for the cost of qualifying medical expenses incurred after terminating from HPE. RMSA participants whose most recent hire date with HP Inc. was prior to August 1, 2008 are eligible to receive HPE matching credits to their RMSA account of up to $1,200 per year, beginning at age 45, up to a lifetime maximum of $12,000, which vest if the team member retires from HPE on or after age 55 with at least ten years of qualifying service or a combination of age plus years of service totaling at least 80. Mr. Neri is the only NEO currently eligible for the HPE matching credits under the RMSA. Mr. Neri is not contributing to the RMSA and is therefore not receiving matching credits.

HPE 2026 PROXY STATEMENT	103

Executive compensation
Chief Executive Officer (“CEO”) pay ratio
For fiscal 2025, the median annual total compensation of all employees of HPE (other than our CEO) was $74,276. The annual total compensation of our CEO was $23,482,721. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was approximately 316 to 1.
We identified the “median employee” by using the following methodology and material assumptions, adjustments, and estimates (consistent with all applicable SEC rules):
•we selected August 31, 2025 as the date upon which we would identify the “median employee;”
•as of this date, our employee population consisted of approximately 58,119 individuals, excluding employees on leaves of absence who are not expected to return to work;
•for purposes of determining our median employee, we excluded employees in certain countries that, in total, resulted in the exclusion of approximately 1,323 employees. This exclusion represents less than 5% of HPE’s total number of employees as permitted under SEC rules;
•in addition, as permitted under Item 402(u) of Regulation S-K, for purposes of determining our median employee, we excluded all employees of Juniper Networks which, in total, resulted in the exclusion of approximately 11,097 employees;
•we used fiscal year-to-date “gross cash earnings” paid through August 31, 2025 as our consistently applied compensation measure. In this context, gross cash earnings includes any salary (including overtime), bonus, and/or commissions. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars based on an exchange rate for the relevant period; and
•once we identified the median employee, we calculated the elements of the median employee’s fiscal 2025 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
A summary of employees before and after the de minimis exemption is included below, which does not reflect the Juniper Networks employees who joined HPE during fiscal 2025:
HPE’s employee population included 13,756 U.S. based employees and 44,363 employees outside of the U.S. After excluding 1,323 employees (representing less than 5% of HPE’s total number of employees), as permitted under SEC rules, we identified our median employee from a group of 56,796 employees globally.

Excluded employees by country
Country	# of employees	Country	# of employees
Portugal	117	Peru	82
Argentina	119	Chile	74
Greece	119	Philippines	79
Denmark	127	New Zealand	84
Egypt	106	Vietnam	62
Hungary	93	Kazakhstan	36
Finland	95	Qatar	28
Norway	88	Luxembourg	14
		Total employees excluded	1323
This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the HRC Committee nor HPE management used the pay ratio measure in making compensation recommendations or decisions. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

104	HPE 2026 PROXY STATEMENT

Executive compensation
Pay versus performance
Pursuant to Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid (“CAP”) for the Company’s CEO (also referred to in this section as the “Principal Executive Officer” or “PEO”) and non-PEO NEOs and certain aspects of the financial performance of the Company. The CAP values disclosed do not reflect the actual amount of compensation paid to our NEOs during the applicable year. The Compensation Committee does not utilize CAP as a basis for making compensation decisions. For information regarding compensation decisions made by our Compensation Committee, refer to the “Compensation Discussion and Analysis” section beginning on page 73.

	Summary Compensation Table total for Principal Executive Officer (“PEO”) ($)(1)	Compensation actually paid to PEO ($)(1)(2)	Average Summary Compensation Table total for Non-PEO NEOs ($)(1)	Average compensation actually paid to Non-PEO NEOs ($)(1)(2)	Value of initial fixed $100 investment based on:		Net income (millions) ($)(5)	Non-GAAP net earnings (millions) ($)(6)
Year					HPE Total shareholder return ($)(3)	Peer group total shareholder return ($)(4)
2025	23,482,721	30,748,204	11,770,259	14,398,224	329	319	57	2,753
2024	21,411,197	24,011,398	8,419,980	9,842,051	256	232	2,579	2,655
2023	20,066,549	27,183,439	6,469,361	4,718,843	196	153	2,025	2,832
2022	17,366,365	12,260,283	6,430,178	4,807,054	176	117	868	2,664
2021	19,052,415	31,328,118	7,668,183	11,531,681	175	147	3,427	2,602
1.Mr. Neri served as our CEO in fiscal years 2025, 2024, 2023, 2022, and 2021. Non-PEO NEOs in fiscal year 2025 include Mmes. Marie Myers and Fidelma Russo and Messrs. John Schultz and Rami Rahim. Non-PEO NEOs in fiscal year 2024 included Mmes. Marie Myers and Fidelma Russo and Messrs. John Schultz, Neil MacDonald, and Jeremy Cox. Non-PEO NEOs in fiscal year 2023 included Messrs. Jeremy Cox, John Schultz, Phil Mottram, Neil MacDonald, and Tarek Robbiati. Non-PEO NEOs in fiscal year 2022 included Messrs. Tarek Robbiati, John Schultz, Alan May, and Neil MacDonald. Non-PEO NEOs in fiscal year 2021 included Messrs. Tarek Robbiati, John Schultz, Alan May, Tom Black, and Keerti Melkote.
2.The amounts shown as Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as described in the table below. The unvested equity fair values were calculated on each of the required measurement dates using valuation assumptions based on criteria that did not materially differ from those used for grant date fair value calculations and in accordance with the methodology used for financial reporting purposes. For unvested awards subject to performance-based vesting conditions, the fair values were based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year. Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid consist of:

	2025		2024		2023		2022		2021
	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Total compensation from Summary Compensation Table	23,482,721	11,770,259	21,411,197	8,419,980	20,066,549	6,469,361	17,366,365	6,430,178	19,052,415	7,668,183
Less: Change in actuarial present value reported in the "change in pension value and nonqualified deferred compensation earnings" column of the SCT	(13,695)	—	(35,225)	—	—	—	—	—	(16,091)	—
Less: Amount reported in the "Stock awards" column of the SCT	(19,628,955)	(9,712,718)	(17,646,855)	(6,716,926)	(15,577,803)	(4,873,350)	(13,386,710)	(4,666,732)	(13,118,823)	(5,096,141)

HPE 2026 PROXY STATEMENT	105

Executive compensation

	2025		2024		2023		2022		2021
	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Plus: Year end fair value of equity awards granted in the year	19,993,440	14,652,601	16,913,981	7,106,175	16,871,925	3,675,699	9,272,474	3,316,605	19,334,854	6,435,366
Year over year change in fair value of outstanding and unvested equity awards	1,785,398	(775,543)	1,514,794	504,028	1,448,323	271,467	(1,077,275)	(314,568)	3,119,548	1,095,667
Fair value as of vesting date of equity awards granted and vested in the year	—	—	—	—	—	—	—	—	—	456,387
Change from prior year end in fair value of equity awards granted in prior years that vested in the year	3,639,653	(2,033,900)	775,249	226,441	3,137,192	542,955	(759,020)	(249,551)	1,586,632	515,924
Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	—	—	—	—	—	(1,518,675)	—	—	—	—
Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	1,489,642	497,525	1,078,256	302,353	1,237,254	151,385	844,449	291,123	1,369,583	456,296
CAP total	30,748,204	14,398,224	24,011,398	9,842,051	27,183,439	4,718,843	12,260,283	4,807,054	31,328,118	11,531,681
3.Represents the cumulative TSR of the Company of an initial investment of $100 for the measurement period beginning October 31, 2020, and ending October 31, 2025, 2024, 2023, 2022, and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K as required under Item 402(v) of Regulation S-K.
4.The Peer Group TSR is based on the S&P Information Technology Index and the value of an initial fixed investment of $100 on October 31, 2020, assuming the reinvestment of any dividends.
5.Reflects GAAP net earnings (or, in the case of fiscal 2025 and fiscal 2024, GAAP net earnings attributable to HPE) as shown in the Company’s Annual Report on Form 10-K for the fiscal years ended October 31, 2025, 2024, 2023, 2022, and 2021, respectively.
6.Equal to non-GAAP net income. See the “GAAP to non-GAAP reconciliations” attached as Annex B for additional details regarding the calculation of non-GAAP net earnings attributable to HPE. Similar to our fiscal year ended October 31, 2024 and 2023, non-GAAP net earnings, as calculated and described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2025 (described therein as non-GAAP net earnings attributable to HPE in the case of fiscal 2025 and 2024), was selected as the company-selected measure for fiscal year 2025, as it was deemed to be the most important financial performance measure used to link Company performance to CAP to our PEO and average CAP to our other NEOs for fiscal 2025. Please note non-GAAP net earnings may not have been the most important financial performance measure for fiscal years 2022 and 2021, and we may determine a different financial measure to be the company-selected measure in future years.

106	HPE 2026 PROXY STATEMENT

Executive compensation
Relationship between CAP, TSR, and peer group TSR
The following chart sets forth the relationship between CAP to our PEO, the average CAP to our other NEOs, the Company’s cumulative TSR, and the cumulative TSR of the S&P Information Technology Index, each over the five most recently completed fiscal years.
Relationship between CAP, net income, and non-GAAP net earnings
The following chart sets forth the relationship between CAP to our PEO, the average CAP to our other NEOs, the Company’s net income, and the Company’s non-GAAP net earnings, each over the five most recently completed fiscal years.

HPE 2026 PROXY STATEMENT	107

Executive compensation
Tabular list of most important performance measures
The following table presents the financial performance measures that the Company considers to have been most important in linking CAP to our PEO and other NEOs for fiscal 2025 to Company performance. The measures in this table are not ranked.

(in alphabetical order)
Net revenue
Non-GAAP earnings from operations
Non-GAAP net earnings
Relative TSR
Pursuant to Instruction 3 of Item 402(v) of Regulation S-K, the disclosures provided in this section in response to Item 402(v) of Regulation S-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

108	HPE 2026 PROXY STATEMENT

Equity compensation plan information
The following table summarizes our equity compensation plan information as of October 31, 2025:

Plan category	Common shares to be issued upon exercise of outstanding options, warrants and rights(1) (#)(a)	Weighted-average exercise price of outstanding options, warrants and rights(2) ($)(b)	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by HPE stockholders	79,798,765(3)	8.12	100,636,552(4)
Equity compensation plans not approved by HPE stockholders	—	—	—
Total	79,798,765	8.12	100,636,552
1.This column reflects awards of options and restricted stock units assumed in acquisitions as of October 31, 2025. As of October 31, 2025, individual awards of options and restricted stock units to purchase a total of 30,149,935 shares were outstanding pursuant to awards assumed in connection with acquisitions and granted under such plans at a weighted-average exercise price of $8.12.
2.This column does not reflect the purchase price of shares to be purchased pursuant to the Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan (the “ESPP”). In addition, the weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and PARSUs, which have no exercise price.
3.Includes awards of options and restricted stock units outstanding under the HPE Stock Incentive Plans. Also includes awards of PARSUs representing 4,074,418 target shares that may be issued under the HPE Stock Incentive Plans. Each PARSUs award reflects a target number of shares that may be issued to the award recipient. Hewlett Packard Enterprise determines the actual number of shares the recipient receives at the end of each performance period based on results achieved versus Company and business performance goals and stockholder return relative to the market. The actual number of shares that a grant recipient receives at the end of the period may range from 0% to 200% for PARSUs.
4.Includes 49,687,436 shares available for future issuance under the HPE 2021 Stock Incentive Plan and 50,949,116 shares available for future issuance under the ESPP.

HPE 2026 PROXY STATEMENT	109

Audit-related matters
Audit Committee overview
Audit Committee composition
Our Audit Committee is composed of four directors: Pamela L. Carter, Frank A. D’Amelio, Jean M. Hobby (chair), and Bethany J. Mayer. All members of the Audit Committee are independent, financially literate, and are audit committee financial experts.

Pamela L. Carter	Frank A. D’Amelio	Jean M. Hobby (chair)	Bethany J. Mayer
The members of our Audit Committee bring decades of experience overseeing financial statements and public company audits, having held senior leadership roles across the telecommunications, technology, pharmaceutical, and heavy equipment industries.
Audit Committee oversight
Purpose: The Audit Committee represents and assists the Board of Directors in fulfilling its responsibilities for generally overseeing:
•the financial reporting process and the audit of financial statements;
•the independent registered public accounting firm’s qualifications and independence;
•the performance of internal audit functions and the independent registered public accounting firm;
•risk assessment and management; and
•compliance with legal and regulatory requirements.
In addition to overseeing key risks in the areas of ethics and compliance, cybersecurity, and sustainability, as discussed below, the Audit Committee is also responsible for overseeing risks in other areas of our business and operations, such as global tax, treasury, and supply chain risks.
Authority: The Audit Committee, in its discretion, may request a review of any issue it deems necessary to ensure the integrity of HPE’s financial statements, adherence to regulatory requirements, or adherence with HPE’s ERM program. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from HPE for such advice and assistance.
Ethics and compliance: The Audit Committee has oversight of HPE’s compliance with legal and regulatory requirements and meets at least quarterly with the Chief Ethics and Compliance Officer to review compliance matters. The Audit Committee has established procedures for the receipt, retention, and treatment of complaints about accounting, internal accounting controls, or audit matters, as well as any other allegations of ethical misconduct, and a means for confidential, anonymous submissions of concerns by team members or third parties regarding such matters. We encourage team members and third parties to report concerns about our accounting controls, auditing matters or any other ethical wrongdoing. To report such a concern, please visit https://sbc.hpe.com/en/report-an-incident, where you will find various tools to report an issue.
Cybersecurity: With the global threat of cyberattacks, the Audit Committee continues to place great importance on cybersecurity risk assessment, management, strategy, and governance. The Audit Committee is responsible for reviewing the adequacy and effectiveness of HPE’s information and cybersecurity policies and practices, as well as the internal controls regarding information and cybersecurity. In particular, the Board and Audit Committee each receive regular updates from senior management and the Global CISO on enterprise-wide cybersecurity risks; and the effectiveness of cybersecurity technologies and solutions deployed internally.

110	HPE 2026 PROXY STATEMENT

Audit-related matters
Sustainability and corporate responsibility: The Audit Committee is responsible for overseeing material sustainability- and corporate responsibility-related risks within our broader enterprise risk management framework. The Audit Committee also reviews the relevant disclosures in SEC filings.
Business resilience and crisis management: The Audit Committee is responsible for overseeing the Company’s crisis management framework, policies, and processes, as part of the broader crisis management strategy that is maintained and implemented by the central corporate crisis management team. Ongoing geopolitical dynamics and global supply chain challenges, and our preparedness in response thereto, have remained important focuses of the Audit Committee in exercising its oversight responsibilities.
Charter: A more detailed list of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Charter, which is reviewed annually by the Audit Committee and the Nominating and Governance and available at: https://investors.hpe.com/governance#committee-charters.
Selection and oversight of independent auditor
The Audit Committee appoints, compensates, oversees, and manages HPE’s relationship with its independent registered public accounting firm, which reports directly to the Audit Committee. EY has served as HPE’s independent registered public accounting firm since our inception in November 2015. In selecting HPE’s independent registered public accounting firm, the Audit Committee conducts an assessment of the firm’s qualifications and performance; the quality and candor of their communications with the Audit Committee and the Company; independence; objectivity and professionalism; benefits of audit firm or lead partner rotations; and the comprehensiveness of evaluations of internal controls. Each year, the Audit Committee considers the relative costs, benefits, challenges, and other potential impacts of selecting a different independent public accounting firm.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for consideration and selection of HPE’s lead audit partner pursuant to this rotation policy involves a comprehensive interview process in which management and the chair of the Audit Committee participate.
In reviewing and approving audit and non-audit service fees, the Audit Committee considers a number of factors, including the scope and quality of work, as well as an assessment of the impact on auditor independence of non-audit fees and services. In addition, the Audit Committee leverages a competitive negotiation process conducted with the assistance of management, which considers audit fee market trends and audit complexity drivers. This process has helped to achieve cost reductions for audit and audit-related services. During the course of the fiscal year, the Audit Committee is given regular updates regarding audit related and non-audit related fees.
Committee meetings
The Audit Committee fulfills its duties through a series of regularly scheduled meetings, including dedicated meetings to review quarterly earnings releases and financial filings with the SEC, and regular communications with management on material risk oversight matters. At least four Audit Committee meetings are held each year. During fiscal 2025, the Audit Committee met a total of nine times. The Audit Committee reviews and discusses a number of different topics and items of business in meetings including, but not limited to, risk and crisis management overviews, business segment risk reviews, cybersecurity risk reviews, function-specific risk reviews, internal audit matters, Sarbanes-Oxley 404 plan matters, ethics and compliance updates, litigation updates, earnings releases, SEC filings, and auditor updates. Management, internal audit, and EY are invited to attend meetings and present on these topics as well as internal and external audit plans and budget forecasts.
The Audit Committee regularly meets in separate executive sessions at which only Audit Committee members are present and in separate private sessions with each of management, internal auditors, and the independent registered public accounting firm. During fiscal 2025, the Audit Committee held eight executive sessions, five private sessions with management, five private sessions with the head of internal audit, and seven private sessions with EY.

HPE 2026 PROXY STATEMENT	111

Audit-related matters
Report of the Audit Committee of the Board of Directors
Our management is primarily responsible for HPE’s internal control and financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of HPE’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of HPE’s internal control over financial reporting. The Audit Committee monitors HPE’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements with HPE’s management.
2.The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (“SEC”).
3.The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in HPE’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, for filing with the SEC.

AUDIT COMMITTEE
Jean M. Hobby, chair Pamela L. Carter Frank A. D’Amelio Bethany J. Mayer

112	HPE 2026 PROXY STATEMENT

Other matters

We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Questions and answers
Proxy materials
1.Why am I receiving these proxy materials?
We have made these proxy materials available to you via the Internet or delivered paper copies to you by mail, in connection with our annual meeting of stockholders, which will take place online on Wednesday, April 1, 2026. As a stockholder as of the close of business on February 2, 2026, you are invited to participate in the annual meeting via live webcast and vote on the business items described in this proxy statement. For information regarding how you can vote your shares at the annual meeting or by proxy (without attending the annual meeting), see Questions 17 and 18 below.
2.What is included in the proxy materials?
These proxy materials include:
•this proxy statement; and
•our 2025 Annual Report on Form 10-K for the fiscal year ended October 31, 2025.
If you received a paper copy of these materials by mail, it will also include a proxy card and voting instructions for the annual meeting.
3.What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the Board and Board committees, our corporate governance policies and practices, the compensation of our directors and certain executive officers for fiscal 2025 when they served in current or prior roles at Hewlett Packard Enterprise, audit-related matters, and other required information. Additionally, this proxy statement includes information that we are required to provide to you under U.S. SEC rules.
4.Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
This year, we are again pleased to be furnishing proxy materials over the Internet, in accordance with SEC rules allowing companies to do so. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet.
5.Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?
For stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, we are providing paper copies of the proxy materials instead of a Notice of Internet Availability of the proxy materials.

HPE 2026 PROXY STATEMENT	113

Questions and answers
6.How can I access the proxy materials over the Internet?
Our proxy materials are available at annualmeeting.hpe.com and will be available during the voting period at annualmeeting.hpe.com for both beneficial owners and registered stockholders.
In addition, we are providing proxy materials or Notice of Internet Availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials or notice electronically. Those stockholders should receive an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.
7.How can I obtain the proxy materials by e-mail?
Your Notice of Internet Availability of the proxy materials and proxy card will contain instructions on how you may request access to proxy materials by e-mail on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.
8.How may I obtain a paper copy of the proxy materials?
If you are a registered stockholder of our common stock as of the close of business on February 2, 2026 and wish to receive a paper copy of the proxy materials or Notice of Internet Availability of the proxy materials, please request the copy by contacting Broadridge Financial Solutions, Inc. (“Broadridge”) at:
By Internet: annualmeeting.hpe.com (registered stockholders)
By telephone: 1-800-579-1639
By e-mail: sendmaterial@proxyvote.com
By mail: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717
If you request a separate set of the proxy materials or Notice of Internet Availability of the proxy materials by e-mail, please be sure to include your 16-digit control number included on your Notice of Internet Availability of the proxy materials in the subject line. A separate set of proxy materials or Notice of Internet Availability of the proxy materials will be sent promptly following receipt of your request.
If you are a beneficial owner of our common stock as of the close of business on February 2, 2026 and wish to receive a paper copy of the proxy materials or Notice of Internet Availability of the proxy materials, please request the copy by contacting your individual broker.
Stockholders as of the close of business on February 2, 2026 also may access the proxy materials by visiting https://investors.hpe.com/financial.
9.I share an address with another stockholder, and we received only one paper copy of the proxy materials or Notice of Internet Availability of the proxy materials. How may I obtain an additional copy in the future?
If you are a registered stockholder and wish to receive a separate set of proxy materials or Notice of Internet Availability of the proxy materials in the future, please contact our transfer agent. See Question 24 below for more information.
If you are the beneficial owner of shares held through a broker, trustee, or other nominee and you wish to receive a separate set of proxy materials or Notice of Internet Availability of the proxy materials, as applicable, in the future, please call Broadridge at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

114	HPE 2026 PROXY STATEMENT

Questions and answers
10.I share an address with another stockholder, and we received more than one paper copy of the proxy materials or Notice of Internet Availability of the proxy materials. How do we obtain a single copy in the future?
Common stockholders of record sharing an address who are receiving multiple copies of the proxy materials or Notice of Internet Availability of the proxy materials and who wish to receive a single copy of such materials in the future may contact our transfer agent. See Question 24 below for more information.
Beneficial owners of shares held through a broker, trustee, or other nominee sharing an address who are receiving multiple copies of the proxy materials or Notice of Internet Availability of the proxy materials and who wish to receive a single copy of such materials in the future may contact Broadridge at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
11.What should I do if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
If you are a registered stockholder and your shares are registered in more than one name, you may receive more than one notice, more than one e-mail, or more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail, or separate instructions for each brokerage account in which you hold shares. To vote all of your shares by proxy, you must complete, sign, date, and return each proxy card that you receive and vote over the Internet the shares represented by each notice or e-mail that you receive (unless you have requested and received a proxy card or other instructions for the shares represented by one or more of those notices or e-mails).
12.How may I obtain a copy of HPE’s 2025 Annual Report on Form 10-K and other financial information?
Stockholders can access the proxy statement and 2025 Annual Report on Form 10-K at annualmeeting.hpe.com or on HPE’s Investor Relations website at https://investors.hpe.com/financial. We also will furnish any exhibit to the 2025 Annual Report on Form 10-K, if specifically requested.
Alternatively, stockholders may request a free copy of our 2025 Annual Report on Form 10-K, by following the instructions as set forth in Question 8 above.
Voting information
13.What proposals will be voted on at the annual meeting?
Stockholders will vote on five proposals at the annual meeting:
•the election to the Board of 12 director nominees;
•the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2026 fiscal year;
•the vote to approve Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance;
•the advisory vote to approve executive compensation; and
•one stockholder proposal entitled: “Report on Discrimination in Charitable Support,” if properly presented at the meeting.
We also will consider any other business that properly comes before the annual meeting. See Question 32 below for more information.

HPE 2026 PROXY STATEMENT	115

Questions and answers
Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about February 11, 2026.
14.How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•FOR each of the nominees for election to the Board,
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm,
•FOR the approval of Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance,
•FOR the advisory approval of the compensation of our named executive officers, and
•AGAINST the stockholder proposal entitled: “Report on Discrimination in Charitable Support”.
15.What is the difference between holding shares as a registered stockholder and as a beneficial owner?
As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•Registered stockholder—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “registered stockholder.” As the registered stockholder, you have the right to grant your voting proxy directly to Hewlett Packard Enterprise or to a third party, or to vote your shares during the meeting.
•Beneficial owner—If your shares are held in a brokerage account, by a trustee, or by another nominee (that is, in “street name”), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote, or to vote your shares during the annual meeting (other than shares held in the HPE 401(k) Plan, which must be voted prior to the annual meeting). Most of our stockholders hold their shares through a broker, trustee, or other nominee, rather than directly in their own name.
16.Who is entitled to vote and how many shares can I vote?
Each holder of shares of Hewlett Packard Enterprise common stock issued and outstanding as of the close of business on February 2, 2026 (the “record date” for the annual meeting) is entitled to cast one vote per share on all items being voted upon at the annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the registered stockholder, including shares purchased through our dividend reinvestment program and employee stock purchase plans, and shares held through our Direct Registration Service, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee. Holders of shares of our 7.625% Series C Mandatory Convertible Preferred Stock are not entitled to cast any votes on any matters being voted upon at the annual meeting.
On the record date, Hewlett Packard Enterprise Company had approximately 1,328,808,444 shares of common stock issued and outstanding.
17.How can I vote my shares during the annual meeting?
Once again, this year’s annual meeting will be held entirely online to allow greater participation. Holders of our common stock as of the close of business on February 2, 2026 may participate in the annual meeting by visiting annualmeeting.hpe.com

116	HPE 2026 PROXY STATEMENT

Questions and answers
To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you are a beneficial owner and have any questions about your control number, please contact the broker, trustee, or nominee that holds your shares.
Shares held in your name as the registered stockholder may be voted electronically during the annual meeting. Shares for which you are the beneficial owner, but not the registered stockholder, also may be voted electronically during the annual meeting, except that shares held in the HPE 401(k) Plan must be voted prior to the annual meeting. If you hold shares in the HPE 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern time, on Friday, March 27, 2026 for the trustee to vote your shares. However, holders of shares in the HPE 401(k) Plan will still be able to view the annual meeting webcast and ask questions during the annual meeting.
Even if you plan to participate in the annual meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the annual meeting.
18.How can I vote my shares without participating in the annual meeting?
Whether you hold shares of common stock directly as the registered stockholder of record or through a broker, trustee, or other nominee as the beneficial owner, you may direct how your shares are voted without participating in the annual meeting. There are four ways to vote by proxy:
•By Internet — Stockholders who have received a Notice of Internet Availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice or by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card.
•By telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 if you are a beneficial owner, or 1-800-454-8683 if you are a registered stockholder, and following the instructions. Stockholders of record who have received a Notice of Internet Availability of the proxy materials must have the control number that appears on their notice or that is included in the e-mail, when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares living in the United States or Canada and who have received voting instructions by mail may vote by phone by calling the number specified in the voting instructions provided by their broker, trustee, or nominee. Those stockholders should check the instructions provided by their broker, trustee, or nominee for telephone voting availability.
•By mail — Stockholders who have received a paper copy of a proxy card and voting instructions by mail may submit proxies by completing, signing, and dating their proxy card and mailing it in the accompanying pre-addressed envelope.
•By personalized QR Code — If you are a beneficial owner, you may use any mobile device to scan the personalized QR code provided by your broker to vote before the meeting without entering a designated 16 digit control number. If you are a registered stockholder, you may use any mobile device to scan the personalized QR code included on your Notice of Internet Availability of the proxy materials or proxy card to vote before the meeting without entering a designated 16 digit control number.
19.What is the deadline for voting my shares?
If you hold shares of common stock as the registered stockholder of record, or through the Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan, your vote by proxy must be received before the polls close during the annual meeting.
If you hold shares of common stock in the HPE 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern time, on Friday, March 27, 2026 for the trustee to vote your shares.
If you are the beneficial owner of shares of common stock held through a broker, trustee, or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

HPE 2026 PROXY STATEMENT	117

Questions and answers
20.May I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote during the annual meeting, except that any change to your voting instructions for shares held in the HPE 401(k) Plan must be provided by 11:59 p.m., Eastern time, on Friday, March 27, 2026 as described above.
If you are the registered stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing a written notice of revocation to the Corporate Secretary at the address below in Question 36 prior to your shares being voted; or (3) voting your shares electronically during the annual meeting. Participation in the annual meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee, or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee, or by participating in the meeting and electronically voting your shares during the meeting (except that shares held in the HPE 401(k) Plan cannot be voted electronically at the annual meeting).
21.Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within Hewlett Packard Enterprise or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to management.
22.How are votes counted, and what effect do abstentions and broker non-votes have on the proposals?
For Proposal no. 1, in the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.
For Proposals nos. 2 - 5, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to abstain for Proposals nos. 2 - 5, the abstention will have the same effect as an “AGAINST” vote.
If you are the beneficial owner of shares held in the name of a broker, trustee, or other nominee and do not provide that broker, trustee, or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under the NYSE rules, brokers, trustees, or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Only Proposal no. 2 (ratifying the appointment of the independent registered public accounting firm) is expected to be considered a routine matter. The other proposals are not expected to be considered routine matters, and without your instructions, your broker cannot vote your shares. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast or entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at this meeting. Note that whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, trustee, or other nominee how to vote your shares on all proposals to ensure your vote is counted.
If you vote by proxy card, and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, FOR the approval of Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance, FOR the advisory approval of the compensation of our named executive officers, and AGAINST the stockholder proposal entitled “Report on Discrimination in Charitable Support”.)
For any shares you hold in the HPE 401(k) Plan, if your voting instructions are not received by 11:59 p.m., Eastern time, on Friday, March 27, 2026, your shares will be voted in proportion to the way the shares held by the other HPE 401(k) Plan participants are voted, except as may be otherwise required by law.

118	HPE 2026 PROXY STATEMENT

Questions and answers
23.What is the voting requirement to approve each of the proposals?
For Proposal no. 1 — Under our Bylaws, in the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. For this proposal, a majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” such nominee’s election.
For Proposals nos. 2 - 5 — Approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on that proposal at the annual meeting.
24.What if I have questions for the transfer agent?
Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership, or other matters pertaining to your stock account. A dividend reinvestment and stock purchase program is also available through our transfer agent. For information about this program, please contact our transfer agent as follows:
Equiniti Trust Company, LLC
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
1-888-460-7641 (U.S. and Canada)
1-651-450-4064 (international)
Annual meeting information
25.Who can attend the annual meeting?
This year’s annual meeting will again be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to attend and participate in the annual meeting only if you were a holder or joint holder Hewlett Packard Enterprise common stock as of the close of business on February 2, 2026 or if you hold a valid proxy for the annual meeting.
26.How can I attend and participate in the annual meeting?
You will be able to attend and participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting annualmeeting.hpe.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to the meeting and received by 11:59 p.m., Eastern time, on Friday, March 27, 2026 for the trustee to vote your shares).
To attend and participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. Alternatively, you may use any mobile device to scan the personalized QR code provided by your broker, in the case of beneficial owners, or included on your Notice of Internet Availability of the proxy materials or proxy card, in the case of registered stockholders, to vote before the annual meeting and access the link to attend the annual meeting without entering the 16-digit control number. If you are a beneficial owner and have any questions about your control number, please contact the broker, trustee, or nominee that holds your shares.
The meeting webcast will begin promptly at 12:00 p.m., Central time, on Wednesday, April 1, 2026. Online access will begin at 11:30 a.m., Central time, and we encourage you to access the meeting prior to the start time.
27.How can I submit questions for consideration during the meeting?
Both beneficial owners and registered stockholders of shares of Hewlett Packard Enterprise common stock can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report, by visiting annualmeeting.hpe.com.

HPE 2026 PROXY STATEMENT	119

Questions and answers
28.Why is this annual meeting only virtual?
Hosting a virtual meeting will provide easy access for stockholders and facilitate participation, since stockholders can participate from any location around the world. By embracing this technology, we are able to provide ease of access, real-time communication, and cost savings for our stockholders and the Company.
You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting annualmeeting.hpe.com. We have committed to publishing and answering each question received, following the meeting. Hewlett Packard Enterprise reserves the right to edit or reject questions it deems profane or otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Detailed guidelines for submitting written questions during the meeting are available at annualmeeting.hpe.com.
You also will be able to vote your shares electronically prior to or during the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to 11:59 p.m., Eastern time, on Friday, March 27, 2026).
29.What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-844-976-0738 (toll-free)
1-303-562-9301 (international)
30.How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of outstanding shares of Hewlett Packard Enterprise common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in Question 22 are counted for the purpose of determining the presence of a quorum.
31.What if a quorum is not present at the annual meeting?
If a quorum is not present at the scheduled time of the annual meeting, then either the chair of the annual meeting or the stockholders by vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the annual meeting are authorized by our Bylaws to adjourn the annual meeting until a quorum is present or represented.
32.What happens if additional matters are presented at the annual meeting?
Other than the six items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Antonio F. Neri, Marie Myers, and David Antczak, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees named in this proxy statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
33.Who will serve as Inspector of Election?
The Inspector of Election will be a representative from Broadridge.
34.Where can I find the voting results of the annual meeting?
We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

120	HPE 2026 PROXY STATEMENT

Questions and answers
35.Who will bear the cost of soliciting votes for the annual meeting?
Hewlett Packard Enterprise is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and team members, who will not receive any additional compensation for such solicitation activities.
We have hired Innisfree M&A Incorporated (“Innisfree”) to assist us in the solicitation of votes described above. We will pay Innisfree a base fee of $20,000, plus customary costs and expenses for these services. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy and solicitation materials to stockholders.
Stockholder proposals, director nominations, and related Bylaws provisions
36.What is the deadline to propose actions (other than director nominations) for consideration at next year’s annual meeting of stockholders?
You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than October 14, 2026. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
bod-hpe@hpe.com
For a stockholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary no earlier than the close of business on December 2, 2026 and no later than the close of business on January 1, 2027.
If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of 90 days prior to the meeting or 10 days after public announcement of the meeting date.
Deadlines for the nomination of director candidates are discussed in Question 38 below.
37.How may I recommend individuals to serve as directors and what is the deadline for director recommendations?
You may recommend director candidates for consideration by the NG Committee. Any such recommendation should include verification of the stockholder status of the person submitting the recommendation, the nominee’s name, and qualifications for Board membership, and should be directed to the Corporate Secretary at the address of our principal executive offices set forth in Question 36 above. See “Our Board—Director candidate selection and evaluation” and “Proposals to be voted on—Proposal no. 1: Election of directors—Director nominee experience and qualifications” for more information regarding our Board membership criteria.
A stockholder may send a recommended director candidate’s name and information to the Board at any time. Identified candidates are evaluated at regular or special meetings of the NG Committee and may be considered at any point during the year.

HPE 2026 PROXY STATEMENT	121

Questions and answers
38.How may I nominate individuals to serve as directors and what are the deadlines for director nominations?
Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting (but not for inclusion in our proxy statement), a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws (which includes information required under Rule 14a-19). To nominate a director for consideration at next year’s annual meeting, in general the notice must be received by the Corporate Secretary no earlier than the close of business on December 2, 2026 and no later than the close of business on January 1, 2027, unless the annual meeting is moved by more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as described in Question 36 above.
Separately, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of Hewlett Packard Enterprise’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board as of December 2, 2026. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the expected Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Hewlett Packard Enterprise common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary no earlier than the close of business on November 2, 2026 and no later than the close of business on December 2, 2026.
39.How may I obtain a copy of the provisions of our Bylaws regarding stockholder proposals and director nominations?
Our Bylaws are available on our website at https://investors.hpe.com/governance/articles-and-bylaws. You may also contact the Corporate Secretary at the address provided in Question 36 above for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates.

122	HPE 2026 PROXY STATEMENT

Questions and answers
Important information concerning the Hewlett Packard Enterprise Annual Meeting on Wednesday, April 1, 2026

Online access begins: 11:30 a.m., Central time	Meeting begins: 12:00 p.m., Central time
•Hewlett Packard Enterprise stockholders, including joint holders, of common stock as of the close of business on February 2, 2026, the record date for the annual meeting, are entitled to participate in the annual meeting on April 1, 2026.
•The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.
•You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting annualmeeting.hpe.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to 11:59 p.m., Eastern time, on Friday, March 27, 2026).
•We encourage you to access the meeting prior to the start time. Please allow ample time to log in and establish your connectivity. Online access begins at 11:30 a.m., Central time, and the webcast starts at 12:00 p.m., Central time.
•To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
•Alternatively, you may use any mobile device to scan the personalized QR code provided by your broker, in the case of beneficial owners, or included on your Notice of Internet Availability of the proxy materials or proxy card, in the case of registered stockholders, to vote before the annual meeting and access the link to attend the annual meeting without entering the 16-digit control number.
•Visit annualmeeting.hpe.com for both beneficial owners and registered stockholders in advance of the annual meeting where you can submit questions to management and also access copies of our proxy statement and annual report.
Thank you for your interest and support — your vote is important!

HPE 2026 PROXY STATEMENT	123

Annex A
Amendment No. 5 to the
Hewlett Packard Enterprise Company
2021 Stock Incentive Plan
This Amendment No. 5 (the “Amendment”) to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended (the “Plan”) is adopted by the Board of Directors (“Board”) of Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”) on February 5, 2026. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2026 annual meeting.
WHEREAS, the Plan was adopted, upon receipt of approval by the Company’s stockholders, effective as of April 14, 2021 and was most recently amended, upon receipt of approval by the Company’s stockholders, effective as of April 2, 2025.
WHEREAS, the Board desires to further amend the Plan, subject to approval of the Company’s stockholders, to increase the number of shares of Company common stock available for issuance thereunder; and
WHEREAS, if the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Section 3(a) of the Plan is hereby deleted and replaced in its entirety with the following:
“3(a) Aggregate Limits. Subject to the provisions of Sections 3(b) and 15 of the Plan, the aggregate number of Shares which may be delivered under the Plan shall not exceed the sum of (i) one hundred and six million (106,000,000), plus (ii) the number of remaining Shares available for grant under the Prior Plan (not subject to outstanding awards under the Prior Plan and not delivered out of the Shares reserved thereunder) as of April 14, 2021 (the “Effective Date”), plus (iii) the number of Shares that would have otherwise become available under the Prior Plan after the Effective Date pursuant to forfeiture, termination or lapse of a Prior Plan award, or satisfaction of a Prior Plan award thereunder in cash or property other than Shares (the combined total of (i), (ii) and (iii) being referred to as the “Available Shares”). The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.”
2.Section 3(d) of the Plan is hereby deleted and replaced in its entirety with the following:
“3(d) ISO Share Limits. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is one hundred and six million (106,000,000) Shares. Notwithstanding anything to the contrary in the Plan, the foregoing Incentive Stock Option limit shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award’s qualification as an Incentive Stock Options under the Plan.”
3.Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.
ANNEX A - 1

Annex B
GAAP to non-GAAP reconciliations
Reconciliation of GAAP net (loss) earnings (i.e GAAP net income, or in the case of fiscal years 2025 and 2024, GAAP net earnings attributable to HPE) to non-GAAP net earnings (i.e., non-GAAP net income, or in the case of fiscal years 2025 and 2024, non-GAAP net earnings attributable to HPE)

	Fiscal year ended October 31, 2025 ($ in millions)	Fiscal year ended October 31, 2024 ($ in millions)	Fiscal year ended October 31, 2023 ($ in millions)	Fiscal year ended October 31, 2022 ($ in millions)
GAAP net (loss) earnings attributable to common stockholders	(59)	2,554	2,025	868
Preferred stock dividends	116	25	—	—
GAAP net earnings attributable to HPE	57	2,579	2,025	868
Non-GAAP adjustments:
Amortization of initial direct costs	—	—	—	4
Amortization of intangible assets	511	267	288	293
Impairment charges	1,621	—	—	905
Transformation costs	2	93	283	473
Stock-based compensation expense	643	430	428	391
Gain on sale of a business	(248)	—	—	—
H3C divestiture related severance costs	97	—	—	—
Cost reduction program	275	—	—	—
Acquisition, disposition and other charges(a)	641	188	57	178
Litigation judgment	(52)	—	—	—
Gain on sale of equity interest	—	(733)	—	—
Loss (gain) on equity investments, net	140	(94)	58	45
Adjustments for taxes	(828)	(95)	(255)	(426)
Other adjustments(b)(c)	(106)	20	(52)	(67)
Non-GAAP net earnings attributable to HPE	2,753	2,655	2,832	2,664

ANNEX B - 1

Reconciliation of GAAP diluted net (loss) earnings per share to non-GAAP diluted net earnings per share

	Fiscal year ended October 31, 2025 ($)	Fiscal year ended October 31, 2024 ($)
GAAP diluted net (loss) earnings per share	(0.04)	1.93
Non-GAAP adjustments:
Amortization of intangible assets	0.39	0.20
Impairment charges	1.22	—
Transformation costs	—	0.07
Stock-based compensation expense	0.49	0.32
Gain on sale of a business	(0.19)	—
H3C divestiture related severance costs	0.07	—
Cost reduction program	0.21	—
Acquisition, disposition and other charges(a)	0.49	0.15
Litigation judgment	(0.04)	—
Gain on sale of equity interest	—	(0.55)
Loss (gain) on equity investment, net	0.10	(0.07)
Adjustments for taxes	(0.64)	(0.07)
Other adjustments(b)(c)	(0.12)	0.01
Non-GAAP diluted net earnings per share(d)	1.94	1.99
Reconciliation of GAAP (loss) earnings from operations (i.e., GAAP operating (loss) profit) to non-GAAP earnings from operations (i.e., non-GAAP operating profit)

	Fiscal year ended October 31, 2025 ($ in millions)	Fiscal year ended October 31, 2024 ($ in millions)
GAAP (loss) earnings from operations	(437)	2,190
Non-GAAP adjustments:
Amortization of intangible assets	511	267
Impairment charges	1,621	—
Transformation costs	2	93
Stock-based compensation expense	643	430
H3C divestiture related severance costs	97	—
Cost reduction program	275	—
Acquisition, disposition and other charges(a)	641	188
Non-GAAP earnings from operations	3,353	3,168
(a)Includes disaster recovery and divestiture related exit costs. For fiscal 2025, Acquisition, disposition and other charges include non-cash amortization of fair value adjustment for inventory in connection with the Merger, which was recorded in cost of sales. During fiscal 2022, the Company recorded total pre-tax charges of $161 million, primarily related to the Company's exit from its Russia and Belarus businesses and a recovery of $2 million related to COVID-19.
(b)Other adjustments includes non-service net periodic benefit cost and tax indemnification and other adjustments.
(c)For fiscal 2025, the diluted net EPS adjustment includes the impact to Non-GAAP net earnings attributable to HPE for the dilutive effect of preferred stock and the employee stock plans.
(d)Non-GAAP diluted net EPS reflects any dilutive effect of outstanding convertible preferred stock and employee stock plans, but that effect is excluded when calculating GAAP diluted net loss per share as that would be anti-dilutive. For purposes of calculating Non-GAAP diluted net EPS, the preferred stock dividends are added back to the Non-GAAP net earnings attributable to common stockholders and the diluted weighted average share calculation assumes the preferred stock was converted at issuance or as of the beginning of the reporting period.
ANNEX B - 2

Reconciliation of net cash provided by operating activities (i.e., cash flow from operations) to free cash flow

	Fiscal year ended October 31, 2025 ($ in millions)	Fiscal year ended October 31, 2024 ($ in millions)	Fiscal year ended October 31, 2023 ($ in millions)
Net cash provided by operating activities	2,919	4,341	4,428
Investment in property, plant and equipment and software assets	(2,292)	(2,367)	(2,828)
Proceeds from sale of property, plant and equipment	380	370	602
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(21)	(47)	36
Free cash flow	986	2,297	2,238
Use of non-GAAP financial measures
The non-GAAP financial measures presented are non-GAAP earnings from operations, non-GAAP tax rate, non-GAAP net earnings, non-GAAP diluted net earnings per share, and free cash flow (“FCF”). These non-GAAP financial measures are not computed in accordance with, or as an alternative to, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP earnings from operations is earnings from operations. The GAAP measure most directly comparable to non-GAAP income tax rate is income tax rate. The GAAP measure most directly comparable to non-GAAP net earnings is net earnings. The GAAP measure most directly comparable to non-GAAP diluted net earnings per share is diluted net earnings per share. The GAAP measure most directly comparable to FCF is cash flow from operations.
We believe that providing the non-GAAP measures stated above, in addition to the related GAAP measures provides greater transparency to the information used in our financial and operational decision making and allows the reader to see our financial results “through the eyes” of management. We further believe that providing this information provides investors with a supplemental view to understand our historical and prospective operating performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates comparisons of our operating performance with the performance of other companies in the same industry that supplement their GAAP results with non-GAAP financial measures that may be calculated in a similar manner.
Economic substance of non-GAAP financial measures
We believe that excluding the items mentioned below from the non-GAAP financial measures provides a supplemental view to management and our investors of our consolidated financial performance and presents the financial results of the business without costs that we do not believe to be reflective of our ongoing operating results. Exclusion of these items can have a material impact on the equivalent GAAP measure and cash flows thus limiting the use of such non-GAAP financial measures as analytic tools. See “Compensation for limitations with use of non-GAAP financial measures” section below for further information.
Non-GAAP earnings from operations consist of earnings from operations excluding charges relating to the amortization of intangible assets, impairment charges, transformation costs, stock-based compensation expense acquisition, disposition and other charges, severance costs associated with the cost reduction program, and H3C divestiture related severance costs. In addition to the items previously explained above, management excludes these items for the following reasons:
•We incur charges relating to the amortization of intangible assets and exclude these charges for purposes of calculating these non-GAAP measures. Such charges are significantly impacted by the timing and magnitude of our acquisitions. We exclude these charges for the purpose of calculating these non-GAAP measures, primarily because they are noncash expenses and our internal benchmarking analyses evidence that many industry participants and peers present non-GAAP financial measures excluding intangible asset amortization. Although this does not directly affect our cash position, the loss in value of intangible assets over time can have a material impact on the equivalent GAAP earnings measure.
ANNEX B - 3

•In fiscal 2025, we recorded non-cash impairment charges for the goodwill associated with our Hybrid Cloud reporting unit and the impairment of certain fixed assets. HPE believes that these non-cash charges do not reflect the Company’s operating results and is not indicative of the underlying performance of the business. HPE excludes these charges for purposes of calculating these non-GAAP measures to facilitate a supplemental evaluation of the Company’s current operating performance and comparisons to past operating results. Although this does not directly affect our cash position, the loss in value of goodwill over time can have a material impact on the equivalent GAAP earnings measure.
•Transformation costs represent net costs related to the (i) HPE Next Plan and (ii) Cost Optimization and Prioritization Plan. We exclude these costs as they are discrete costs related to two specific transformation programs that were announced in 2017 and 2020, respectively, as multi-year programs necessary to transform the business and IT infrastructure. The primary elements of the HPE Next and the Cost Optimization and Prioritization Plan have been substantially completed by October 31, 2024. The exclusion of the transformation program costs from our non-GAAP financial measures as stated above is to provide a supplemental measure of our operating results that does not include material HPE Next Plan and Cost Optimization and Prioritization Plan costs as we do not believe such costs to be reflective of our ongoing operating cost structure.
•Stock-based compensation expense consists of equity awards granted based on the estimated fair value of those awards at grant date. Although stock-based compensation is a key incentive offered to our employees, we exclude these charges for the purpose of calculating these non-GAAP measures, primarily because they are non-cash expenses and our internal benchmarking analyses evidence that many industry participants and peers present non-GAAP financial measures excluding stock-based compensation expense.
•We incur costs related to our acquisition, disposition and other charges. Charges include expenses associated with acquisitions, non-cash amortization of fair value adjustment for inventory in connection with the Merger, exit costs associated with disposal activities, and disaster (recovery) charges. We exclude these costs because we consider these charges to be discrete events and do not believe they are reflective of normal continuing business operations. For fiscal 2025, acquisition charges were driven by costs associated with the Merger and miscellaneous disposition related charges. For fiscal 2024, acquisition charges were driven by the Merger and prior acquisitions of Axis and Athonet. For fiscal 2023, these charges were driven by acquisitions of Axis, Zerto, OpsRamp and Athonet. For fiscal 2022, these charges were driven by acquisitions of Axis and Zerto. Charges may also include expenses associated with disposal activities including legal and arbitration settlements in connection with certain dispositions.
•We incurred severance and other charges pursuant to cost management initiatives. We exclude these charges because we do not believe they are reflective of normal continuing business operations. We believe eliminating these adjustments for the purposes of calculating non-GAAP measures facilitates the evaluation of our current operating performance.
•We incurred H3C divestiture related severance costs in connection with the disposition of issued share capital of H3C held by HPE. On September 4, 2024, we divested 30% of the total issued share capital of H3C and received proceeds of $2.1 billion of pre-tax consideration ($2.0 billion post-tax). The divestiture resulted in decreased future investment earnings and cash dividend inflows resulting in a decision to implement offsetting cost savings measures. These measures include severance for certain of the Company’s employees. The non-GAAP adjustment represents our costs to execute these related exit actions to offset the loss in equity earnings and related cash flows. We expect future annualized cost savings of approximately $120 million following the completion of these actions.
Non-GAAP net earnings and non-GAAP diluted net earnings per share consist of net earnings attributable to HPE or diluted net earnings per share excluding those same charges mentioned above, as well as other items such as gain on sale of a business, adjustments for amortization of initial direct costs, adjustments for equity interests, litigation judgment, gain or loss on equity investments, net, other adjustments, and adjustments for taxes. The Adjustments for taxes line item includes certain income tax valuation allowances and separation taxes, the impact of tax law changes, structural rate adjustment, excess tax benefit from stock-based compensation, and adjustments for additional taxes or tax benefits associated with each non-GAAP item. In addition to the items previously explained, management excludes these items for the following reasons:
•Gain on sale of a business represents the gain associated with certain disposal activities. On December 1, 2024, we completed the disposition of CTG which resulted in a gain of $248 million. We consider this divestiture to be a discrete event and believe eliminating this adjustment for the purposes of calculating non-GAAP measures facilitates the evaluation of our current operating performance.
ANNEX B - 4

•Amortization of initial direct costs represents the portion of lease origination costs incurred in prior fiscal years that do not qualify for capitalization under the new leasing standard. We exclude these costs as the Company elected the practical expedient under the new leasing standard. As a result, we did not adjust these historical costs to accumulated deficit. We believe that most financing companies did not elect this practical expedient and therefore the Company excludes these costs. Exclusion of these costs can have an impact on the equivalent GAAP earnings measure and the HPE Financial Services segment results.
•In the fourth quarter of fiscal 2022, we recorded an impairment charge for the goodwill associated with the HPC & AI and Software reporting units following the annual goodwill impairment review. We exclude these charges for purposes of calculating these non-GAAP measures to facilitate a more meaningful evaluation of our current operating performance and comparisons to our operating performance in other periods.
•During the six months ended April 30, 2024, we stopped reporting H3C earnings in our non-GAAP results due to the planned divestiture of the H3C investment. Per the terms of the original Put Share Purchase Agreement, we weren’t anticipating receiving dividends from this investment prospectively. However, on May 24, 2024, we entered into an Amended and Restated Put Share Purchase Agreement and an Agreement on Subsequent Arrangements, both with UNIS, which, taken together, revise the arrangements governing the aforementioned sale as previously set forth in the original Put Share Purchase Agreement. On September 4, 2024, we divested 30% of the total issued share capital of H3C, which resulted in a gain of $733 million and is included in the fiscal 2024 adjustment Gain on sale of equity interest. As of October 31, 2025, we continued to possess the option to sell the remaining 19% of the total issued share capital of H3C. Subsequent to fiscal 2025 year end, however, we entered into share purchase agreements to divest all of the remaining issued share capital of H3C held by HPE through its subsidiaries. For fiscal 2023, this adjustment also included our portion of intangible asset impairment charges from H3C. We believe that eliminating these amounts for purposes of calculating non-GAAP financial measures facilitates the evaluation of our current operating performance.
•In fiscal 2025, Hewlett Packard Enterprise received $52 million from a settlement to resolve claims solely against Sushovan Hussain, in the ongoing Autonomy litigation. We exclude the litigation judgment for purposes of calculating non-GAAP measures to facilitate a supplemental evaluation of the Company’s current operating performance and comparisons to past operating results.
•We exclude gains and losses (including impairments) on our non-marketable equity investments because we do not believe they are reflective of normal continuing business operations. These adjustments are reflected in Interest and other, net in the Consolidated Statements of Earnings in our Annual Report on Form 10-K for the year ended October 31, 2025. We believe eliminating these adjustments for the purposes of calculating non-GAAP measures facilitates the evaluation of our current operating performance.
•We utilize a structural long-term projected non-GAAP income tax rate in order to provide consistency across the interim reporting periods and to eliminate the effects of items not directly related to our operating structure that can vary in size frequency and timing. When projecting this long-term rate, we evaluated a three-year financial projection. The projected rate assumes no incremental acquisitions in the three-year projection period and considers other factors including our expected tax structure, our tax positions in various jurisdictions and current impacts from key legislation implemented in major jurisdictions where we operate. For fiscal 2025 and 2024, we used a projected non-GAAP income tax rate of 15%, which reflects currently available information as well as other factors and assumptions. For fiscal 2023 and 2022 we used a non-GAAP income tax rate of 14%. The non-GAAP income tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate its long-term rate as appropriate. We believe that making these adjustments for purposes of calculating non-GAAP measures, facilitates a supplemental evaluation of our current operating performance and comparisons to past operating results.
FCF is defined as cash flow from operations, less net capital expenditures (investments in PP&E and software assets less proceeds from the sale of PP&E), and adjusted for the effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash. FCF does not represent the total increase or decrease in cash for the period. Our management and investors can use FCF for the purpose of determining the amount of cash available for investment in our businesses, repurchasing stock and other purposes as well as evaluating our historical and prospective liquidity.
ANNEX B - 5

Compensation for Limitations With Use of Non-GAAP Financial Measures
These non-GAAP financial measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations in relying on these non- GAAP financial measures are that they can have a material impact on the equivalent GAAP earnings measures and cash flows, they may be calculated differently by other companies (limiting the usefulness of those measures for comparative purposes) and may not reflect the full economic effect of the loss in value of certain assets.
We compensate for these limitations on the use of non-GAAP financial measures by relying primarily on our GAAP results and using non-GAAP financial measures only as a supplement. We also provide a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure for this fiscal year and prior periods, and we encourage investors to review those reconciliations carefully.
ANNEX B - 6

Hewlett Packard Enterprise

HEWLETT PACKARD ENTERPRISE COMPANY
ATTN: LINDA EPSTEIN
3001 DALLAS PARKWAY, STE 200
FRISCO, TX 75034

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **annualmeeting.hpe.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **annualmeeting.hpe.com**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82831-P40942-Z91555

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEWLETT PACKARD ENTERPRISE COMPANY

Company proposals

The Board of Directors recommends you vote FOR each of the nominees:

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Robert M. Calderoni	☐	☐	☐
1b.	Pamela L. Carter	☐	☐	☐
1c.	Frank A. D'Amelio	☐	☐	☐
1d.	Regina E. Dugan	☐	☐	☐
1e.	Jean M. Hobby	☐	☐	☐
1f.	Raymond J. Lane	☐	☐	☐
1g.	Ann M. Livermore	☐	☐	☐
1h.	Bethany J. Mayer	☐	☐	☐
1i.	Antonio F. Neri	☐	☐	☐
1j.	Charles H. Noski	☐	☐	☐
1k.	Gary M. Reiner	☐	☐	☐
1l.	Patricia F. Russo	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		**For**	**Against**	**Abstain**
2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending October 31, 2026	☐	☐	☐
3.	Approval of Amendment No. 5 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan's shares available for issuance	☐	☐	☐
4.	Advisory vote to approve the Hewlett Packard Enterprise Company's executive compensation	☐	☐	☐

Stockholder proposal

The Board of Directors recommends you vote AGAINST proposal 5:		**For**	**Against**	**Abstain**
5.	Stockholder proposal entitled: "Report on Discrimination in Charitable Support"	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at annualmeeting.hpe.com

V82832-P40942-Z91555

HEWLETT PACKARD ENTERPRISE COMPANY
Annual Meeting of Stockholders
April 1, 2026 12:00 PM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Antonio F. Neri, Marie E. Myers and David J. Antczak, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Hewlett Packard Enterprise Company held of record or in an applicable plan by the undersigned at the close of business on February 2, 2026, at the Annual Meeting of Stockholders to be held at 12:00 p.m., Central Time, on April 1, 2026, or any postponement or adjournment thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unavailable to serve).

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1, and FOR proposals 2, 3 and 4 and AGAINST proposal 5. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by Hewlett Packard Enterprise Company, voting instructions with respect to such plan shares must be provided by 11:59 p.m., Eastern Time, on March 27, 2026, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. The undersigned hereby revoke(s) all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side